--------------------------------------------------------------------------------
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission pursuant to Rule 415 under the Securities Act of 1933. These securities may not be sold nor may offers to buy be accepted without the delivery of a final Prospectus Supplement and Prospectus. This Preliminary Prospectus Supplement and Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
--------------------------------------------------------------------------------

                                                      Registration No. 333-72712
                                                Filed Pursuant to Rule 424(b)(5)


                SUBJECT TO COMPLETION, DATED JANUARY 16, 2002

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus Dated December 17, 2001)

                              [Bancorp South LOGO]
                      4,000,000 TRUST PREFERRED SECURITIES
                        BANCORPSOUTH CAPITAL TRUST I
                     % Trust Preferred Securities (TRUPS(R))
           (Liquidation Amount $25 per Trust Preferred Security)
                   Fully and Unconditionally Guaranteed,
                       to the Extent Described herein, by
                               BancorpSouth, Inc.
                     ----------------------------------

      The % trust preferred securities (TRUPS(R)) will be issued by BancorpSouth Capital Trust I, a statutory Delaware business trust. BancorpSouth, Inc., a Mississippi corporation, will own all of the outstanding common securities of the Trust and will effectively fully and unconditionally guarantee payment of amounts due on the trust preferred securities. The Trust will use the proceeds received in connection with the sale of the trust preferred securities to purchase % junior subordinated debt securities due January 15, 2032 issued by BancorpSouth, Inc. The Trust was formed for the sole purpose of issuing the trust preferred securities and investing in the junior subordinated debt securities.

      The trust preferred securities have been approved for listing on the New York Stock Exchange under the symbol "BXS PrA," subject to official notice of issuance. Trading of the trust preferred securities is expected to begin on the New York Stock Exchange within 30 days of the date of this prospectus supplement.
                     ----------------------------------

      SEE "RISK FACTORS" BEGINNING ON PAGE S-7 OF THIS PROSPECTUS SUPPLEMENT TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING THE TRUST PREFERRED SECURITIES.

      Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

      These securities are not savings accounts or deposits. These securities are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

                     ----------------------------------

                                                      Per Trust
                                                  Preferred Security       Total
                                                  ------------------       -----
Public offering price (1)......................         $ 25.00          $100,000,000
Underwriting commissions to be paid by                   (2)                (2)
BancorpSouth, Inc..............................
Proceeds (before expenses) to BancorpSouth              $ 25.00          $100,000,000
Capital Trust I................................


--------------------------

(1) Plus accrued distributions from January , 2002, if settlement occurs after that date.

(2) Underwriting commissions of $ per trust preferred security, or $ for all % trust preferred securities, will be paid by BancorpSouth, Inc.

      The underwriters may also purchase up to an additional   trust preferred
securities within 30 days from the date of this prospectus to cover over-allotments.

      The underwriters expect to deliver the trust preferred securities in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on or about January , 2002.

      "TRUPS(R)" is a registered service mark of Salomon Smith Barney Inc.

                     ----------------------------------

SALOMON SMITH BARNEY

               A.G. EDWARDS & SONS, INC.

                              MORGAN STANLEY & CO.

                                             STEPHENS INC.

                                                     STIFEL, NICOLAUS & COMPANY
                                                                   INCORPORATED

            The date of this prospectus supplement is January , 2002.

                                TABLE OF CONTENTS

                                                                               PAGE
                                                                               ----
PROSPECTUS SUPPLEMENT

      Summary.............................................................      S-2
      Risk Factors........................................................      S-7
      Forward-Looking Statements..........................................     S-10
      BancorpSouth, Inc...................................................     S-10
      Accounting Treatment................................................     S-11
      Selected Financial Data.............................................     S-12
      Capitalization......................................................     S-13
      Use of Proceeds.....................................................     S-13
      BancorpSouth Capital Trust I........................................     S-14
      Description of the Preferred Securities.............................     S-14
      Description of the Junior Subordinated Debt Securities..............     S-20
      Certain United States Federal Income Tax Consequences...............     S-23
      ERISA Considerations................................................     S-27
      Underwriting........................................................     S-29
      Legal Matters.......................................................     S-31
      Experts.............................................................     S-31


                                                                               PAGE
                                                                               ----
PROSPECTUS
      About this Prospectus.................................................      3
      Ratio of Earnings to Fixed Charges....................................      4
      Where You can Find More Information...................................      5
      The Company...........................................................      6
      The BXS Trusts........................................................      6
      Certain Regulatory Considerations.....................................      9
      Use of Proceeds.......................................................     10
      Description of Debt Securities........................................     10
      Description of Junior Subordinated Debt Securities....................     17
      Description of Trust Preferred Securities.............................     28
      Description of Guarantees.............................................     38
      Relationship Among the Trust Preferred Securities, the Corresponding
           Junior Subordinated Debt Securities and the Guarantees...........     40
      Description of Common Stock...........................................     42
      Book-Entry Issuance...................................................     47
      Legal Matters.........................................................     50
      Experts...............................................................     50
      Plan of Distribution..................................................     50

                           --------------------------

      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. BancorpSouth's business, financial condition, results of operations and prospects may have changed since such dates.

                                     SUMMARY

      The following information should be read together with the information contained in other parts of this prospectus supplement and in the accompanying prospectus. It may not contain all the information that is important to you. You should carefully read this entire prospectus supplement and the accompanying prospectus to understand fully the terms of the trust preferred securities and the related guarantee and junior subordinated debt securities, as well as the tax and other considerations that may be important to you in making a decision about whether to invest in the trust preferred securities. You should pay special attention to the "Risk Factors" section of this prospectus supplement to determine whether an investment in the trust preferred securities is appropriate for you.

      Unless the context requires otherwise, references to (1) the "Trust," "us," "our," or similar terms are to BancorpSouth Capital Trust I, a statutory Delaware business trust and the issuer of the preferred securities, (2) "BancorpSouth" are to BancorpSouth, Inc. and its consolidated subsidiaries and
(3) "preferred securities" are to the % trust preferred securities to be issued by us in this offering.

ABOUT BANCORPSOUTH

      Headquartered in Tupelo, Mississippi, BancorpSouth is a bank holding company operating 246 banking and mortgage locations and 233 ATMs in Arkansas, Alabama, Louisiana, Mississippi, Tennessee and Texas communities. BancorpSouth and its subsidiaries also provide investment brokerage services, consumer lending, credit life insurance sales and sales of other insurance products.

      At September 30, 2001, BancorpSouth had total assets of approximately $9.4 billion, total deposits of approximately $7.8 billion, total loans (net of unearned income) of approximately $6.1 billion and common shareholders' equity of approximately $800 million.

      On November 15, 2001, BancorpSouth, Inc. and Pinnacle Bancshares, Inc. announced the signing of a definitive agreement for the merger of their respective companies. The transaction is expected to be completed by the end of the first quarter of 2002. Pinnacle Bancshares had total assets of approximately $128 million as of September 30, 2001.

ABOUT BANCORPSOUTH CAPITAL TRUST I

      We are BancorpSouth Capital Trust I, a business trust organized under Delaware law by its trustees. We were established solely for the following purposes:

      - to issue to the public the preferred securities, which represent undivided beneficial ownership interests in our assets;

      -     to issue common securities to BancorpSouth;

      - to use the proceeds from the issuance of the preferred securities and common securities to purchase BancorpSouth's junior subordinated debt securities; and

      - to engage in other activities that are directly related to the activities described above, such as registering the transfer of the preferred securities.

      Because we were established only for the purposes listed above, the junior subordinated debt securities will be our sole assets. Payments on the junior subordinated debt securities will be our sole source of income. We will issue only one series of preferred securities.

                                  THE OFFERING

TITLE...................   BancorpSouth Capital Trust I    % Trust Preferred
                           Securities.

SECURITIES OFFERED......   $100,000,000 of preferred securities in
                           denominations of $25 each. Each preferred security
                           will represent an undivided beneficial ownership
                           interest in our assets. Each preferred security will
                           entitle its holder to receive quarterly cash
                           distributions as described below.

BANCORPSOUTH CAPITAL       We are a statutory Delaware business trust formed by
TRUST I.................   BancorpSouth for the sole purpose of issuing the
                           preferred securities to the public and the common
                           securities to BancorpSouth and purchasing
                           BancorpSouth's  % junior subordinated debt securities
                           due January 15, 2032, and engaging in the other
                           transactions described below.

                           We have four trustees. The two administrative trustees are affiliated with BancorpSouth. The Bank of New York will act as the property trustee and The
                           Bank of New York (Delaware) will act as the Delaware trustee.

                           We will hold the junior subordinated debt securities that we receive from BancorpSouth in exchange for the proceeds from the issuance of preferred securities and common securities. We will sell the preferred securities to the public and BancorpSouth will retain the common securities that it receives from us.
                           BancorpSouth will pay interest on the junior subordinated debt securities at the same rate and at the same times as we make payments on the preferred securities. We will use the payments we receive on the junior subordinated debt securities to make the corresponding payments on the preferred securities.
                           BancorpSouth will guarantee payments made on the preferred securities to the extent described below.
                           Both the junior subordinated debt securities and the guarantee will be subordinated to the holders of BancorpSouth's existing and future senior debt.

DISTRIBUTIONS...........   If you purchase the preferred securities, as an
                           undivided beneficial owner of the junior
                           subordinated debt securities, you will be entitled
                           to receive cumulative cash distributions at an
                           annual rate of    %. Interest on the junior
                           subordinated debt securities will accrue, and as a
                           result distributions on the preferred securities
                           will accumulate, from the date of issuance, and will
                           be paid quarterly in arrears on January 15, April 15,
                           July 15 and October 15 of each year, beginning
                           April 15, 2002, unless they are deferred as
                           described below.

DISTRIBUTION DEFERRAL...   BancorpSouth can, on one or more occasions, defer
                           the quarterly interest payments on the junior
                           subordinated debt securities for up to 20
                           consecutive quarterly periods. In other words,
                           BancorpSouth may declare at its discretion up to a
                           five-year interest payment moratorium on the junior
                           subordinated debt securities and may choose to do
                           that on more than one occasion. A deferral of
                           interest payments cannot extend, however, beyond the
                           maturity date of the junior subordinated debt
                           securities, nor can BancorpSouth begin a new
                           interest deferral period until it has paid all
                           accrued interest on the junior subordinated debt
                           securities from the previous interest deferral
                           period.

                           If BancorpSouth defers interest payments on the junior subordinated debt securities, we will also defer distributions on the preferred securities. Any deferred interest on the junior subordinated debt securities will accrue additional interest at an annual rate of %, and, as a result, any deferred distributions will accumulate additional amounts at an annual rate of %, compounded quarterly. Once BancorpSouth pays all deferred interest payments on the junior subordinated debt securities, with accrued interest, BancorpSouth can again defer interest payments on the junior subordinated debt securities as described above, but not beyond the maturity date of the junior subordinated debt securities.

                           If BancorpSouth defers payments of interest on the junior subordinated debt securities, the junior subordinated debt securities will be treated at that time as being issued with original issue discount for United States federal income tax purposes. This means you would be required to accrue interest income in an amount equal to the deferred distributions on your preferred securities even though you will not be receiving any cash distributions on your preferred securities. These amounts will be included in your gross income for United States federal income tax purposes. For more information, see below under the caption "Certain United States Federal Income Tax
                           Consequences" in this prospectus supplement.

REDEMPTION..............   We will redeem all of the outstanding preferred
                           securities when the junior subordinated debt
                           securities are repaid at maturity. The junior
                           subordinated debt securities are scheduled to mature
                           on January 15, 2032.

                           In addition, if BancorpSouth redeems any junior subordinated debt securities before their maturity, we will use the cash we receive on the redemption of the junior subordinated debt securities to redeem, on a proportionate basis, the preferred securities and the common securities. BancorpSouth can redeem the junior subordinated debt securities before their maturity at 100% of their principal amount plus accrued and unpaid interest in whole or in part on one or more occasions any time on and after January 15, 2007, or in whole at any time if certain changes occur in tax or investment company laws and regulations or in the treatment of the preferred securities for bank regulatory purposes. These circumstances are more fully described below under the caption "Description of the Preferred Securities
                           -- Mandatory Redemption" in this prospectus supplement.

                           BancorpSouth will not redeem the junior subordinated debt securities unless it obtains the prior approval of the Board of Governors of the Federal Reserve
                           System to do so, if then required.

RANKING.................   The preferred securities generally will rank on
                           parity, and payments thereon will be made pro rata,
                           with our common securities, except as described
                           under "Description of Trust Preferred Securities -
                           Subordination of Trust Common Securities" in the
                           accompanying prospectus. The junior subordinated
                           debt securities will be BancorpSouth's unsecured
                           obligations and will rank subordinate and junior in
                           right of payment to all senior indebtedness.

THE GUARANTEE...........   BancorpSouth will fully and unconditionally
                           guarantee the payments of all amounts due on the
                           preferred securities to the extent we have funds
                           available for payment of such distributions.
                           BancorpSouth is also obligated to pay most of our
                           expenses and obligations (other than our obligations
                           to make payments on the preferred securities and
                           common securities, which are covered only by the
                           guarantee).

                           The guarantee does not cover payments when we do not have sufficient funds to make payments on the preferred securities. In other words, if BancorpSouth does not make a payment on the junior subordinated debt securities, we will not have sufficient funds to make payments on the preferred securities, and the guarantee will not obligate BancorpSouth to make those payments on our behalf. In addition, BancorpSouth's obligations under the guarantee are subordinate to its obligations to other creditors to the same extent as the junior subordinated debt securities. For more information, see "Description of Guarantees" in the accompanying prospectus.

LIQUIDATION PREFERENCE..   Upon any dissolution, winding-up or liquidation of
                           the Trust, the holders of the preferred securities
                           will be entitled to receive, out of assets held by
                           us, subject to the rights of any of our creditors,
                           the liquidation distribution in cash. We will be
                           able to make this distribution of cash only if
                           BancorpSouth redeems the junior subordinated debt
                           securities. If BancorpSouth does not redeem the
                           junior subordinated debt securities, upon
                           liquidation of the Trust holders of the preferred
                           securities will be entitled to receive junior
                           subordinated debt securities.

DISSOLUTION OF
BANCORPSOUTH CAPITAL
TRUST I AND DISTRIBUTIONS
OF THE JUNIOR              BancorpSouth can dissolve the Trust at any time,
SUBORDINATED DEBT          subject to obtaining any required prior approval of
SECURITIES..............   the Federal Reserve Board to do so, and distribute
                           the junior subordinated debt securities to holders of
                           the preferred securities and the common securities on
                           a proportionate basis.

USE OF PROCEEDS.........   The net proceeds from the offering of the preferred
                           securities are estimated to be $    . BancorpSouth
                           currently intends to use $     of the proceeds from
                           the sale of the preferred securities for general
                           corporate purposes, which may include repurchase of
                           shares of its outstanding common stock, investments
                           at the holding company level, extensions of credit
                           to its subsidiaries and possible acquisitions.

LISTING.................   The preferred securities have been approved for
                           listing on the New York Stock Exchange. Trading is
                           expected to commence within 30 days after the
                           preferred securities are first issued. You should be
                           aware that the listing of the preferred securities
                           will not necessarily ensure that an active trading
                           market will be available for the preferred
                           securities or that you will be able to sell your
                           preferred securities at the price you originally
                           paid for them.

                           If we distribute the junior subordinated debt securities, BancorpSouth will use its best efforts to list them on the New York Stock Exchange or wherever the preferred securities are then listed.

FORM OF THE PREFERRED
SECURITIES..............   The preferred securities will be represented by one
                           or more global securities that will be deposited
                           with and registered in the name of The Depository
                           Trust Company, New York, New York. This means that
                           you will not receive a certificate for your
                           preferred securities and the preferred securities
                           will not be registered in your name. For more
                           details, see the information under the caption
                           "Book-Entry Issuance" in the accompanying prospectus.

                     SUMMARY CONSOLIDATED FINANCIAL DATA OF
                               BANCORPSOUTH, INC.

      On behalf of BancorpSouth, we provide below summary consolidated financial data of BancorpSouth as of and for the periods specified. You should read the data below with the more detailed information, consolidated financial statements and the notes to the consolidated financial statements that we refer you to in the accompanying prospectus under the caption "Where You Can Find More Information."

                                                      NINE MONTHS
                                                          ENDED
                                                      SEPTEMBER 30,(1)                        YEARS ENDED DECEMBER 31,
                                                 ---------------------------       --------------------------------------------
                                                    2001             2000             2000             1999             1998
                                                 ----------       ----------       ----------       ----------       ----------
                                                                      (in thousands, except per share data)
EARNINGS SUMMARY:
   Interest revenue                              $  508,799       $  495,640       $  674,035       $  596,670       $  574,414
   Interest expense                                 261,839          251,287          346,883          280,150          277,104
                                                 ----------       ----------       ----------       ----------       ----------
     Net interest revenue                           246,960          244,353          327,152          316,520          297,310
   Provision for credit losses                       15,718           20,669           26,166           17,812           19,310
   Other revenue                                     86,674           75,526           85,578          100,321           85,418
   Other expense                                    219,363          204,561          274,227          251,882          232,928
                                                 ----------       ----------       ----------       ----------       ----------
   Income before income tax and accounting
     change                                          98,553           94,649          112,337          147,147          130,490
   Applicable income taxes                           31,405           32,528           37,941           44,736           42,249
                                                 ----------       ----------       ----------       ----------       ----------
   Net income                                    $   67,148       $   62,121       $   74,396       $  102,411       $   88,241
                                                 ==========       ==========       ==========       ==========       ==========

EARNINGS PER SHARE:
   Basic                                         $     0.81       $     0.73       $     0.88       $     1.20       $     1.04
   Diluted                                             0.80             0.73             0.88             1.19             1.03

PERIOD-ENDED BALANCES:
   Total loans, net of unearned income           $6,061,146       $5,922,564       $6,095,315       $5,541,961       $4,935,668
   Total assets                                   9,388,462        9,301,602        9,044,034        8,441,697        7,899,655
   Total deposits                                 7,810,741        7,388,072        7,480,920        7,066,645        6,720,906
   Total stockholders' equity                       796,441          766,827          789,576          757,111          723,162


-------------

      (1)   Unaudited.

                                  RISK FACTORS

      Your investment in the preferred securities will involve certain risks. You should carefully consider the following discussion as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to invest in the preferred securities.

BANCORPSOUTH'S OBLIGATIONS UNDER THE JUNIOR SUBORDINATED DEBT SECURITIES AND THE GUARANTEE ARE SUBORDINATED TO ITS SENIOR DEBT.

      BancorpSouth's obligations under the junior subordinated debt securities are unsecured and will rank junior to BancorpSouth's senior indebtedness. This means that BancorpSouth may not make any payments of principal, including redemption payments, or interest on the junior subordinated debt securities if it defaults on a payment of its senior indebtedness. As a result, in the event of the bankruptcy, liquidation or dissolution of BancorpSouth, BancorpSouth's assets will be used to repay BancorpSouth's senior indebtedness in full before any payments may be made on the junior subordinated debt securities or the guarantee. BancorpSouth's obligations under the guarantee are unsecured and will rank junior to all of BancorpSouth's senior indebtedness in the same manner as the junior subordinated debt securities. Further, the junior subordinated debt securities and the guarantee also will effectively rank junior to the debt and other liabilities of BancorpSouth's subsidiaries, including deposit liabilities. See "Capitalization" and "Use of Proceeds" in this prospectus supplement.

      Neither the preferred securities, the junior subordinated debt securities nor the guarantees limit the ability of BancorpSouth and its subsidiaries to incur additional debt, including debt that ranks senior to the junior subordinated debt securities and the guarantee. See "Description of the Junior Subordinated Debt Securities - Subordination" in this prospectus supplement.

BANCORPSOUTH IS A HOLDING COMPANY, WHICH MAY LIMIT ITS ABILITY TO MAKE PAYMENTS UNDER THE JUNIOR SUBORDINATED DEBT SECURITIES AND THE GUARANTEE.

      BancorpSouth is a holding company that conducts substantially all of its operations through its principal subsidiary bank, BancorpSouth Bank, and other subsidiaries. As a result, BancorpSouth's ability to make payments on the junior subordinated debt securities and the guarantee will depend primarily upon the receipt of dividends and other distributions from its subsidiaries. There are various regulatory restrictions on the ability of the principal subsidiary bank to pay dividends or make other payments to BancorpSouth. See "Certain Regulatory Considerations" beginning on page 9 of the accompanying prospectus.

      In addition, BancorpSouth's right to participate in any distribution of assets of any of its subsidiaries upon the subsidiary's liquidation or otherwise, and thus your ability as a holder of the preferred securities to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary, except to the extent that BancorpSouth is a creditor of such subsidiary with recognized claims. Consequently, as a holder of the preferred securities, you should look only to BancorpSouth's assets for payments on the preferred securities.

BANCORPSOUTH'S GUARANTEE OF THE PREFERRED SECURITIES COVERS PAYMENTS ONLY IF THE TRUST HAS CASH AVAILABLE TO MAKE THE PAYMENTS BUT OTHERWISE FAILS TO DO SO.

      Our ability to make payments on the preferred securities depends solely upon BancorpSouth making the related payments on the junior subordinated debt securities when due. If BancorpSouth defaults on its obligation to make payments on the junior subordinated debt securities, we will not have sufficient funds to make payments on the preferred securities. In those circumstances, you may not rely upon the guarantee for payment of these amounts because the guarantee covers payment only when we have sufficient funds on hand but fail to make such payment.

      Instead, you may:

      - seek legal redress against BancorpSouth directly or seek other remedies to collect your pro rata share of payments owed; or

      - rely on the property trustee to enforce your rights under the junior subordinated debt securities.

See "Description of the Junior Subordinated Debt Securities" in this prospectus supplement.

WE CAN DEFER DISTRIBUTIONS ON THE PREFERRED SECURITIES AND, AS A RESULT, (1) YOU MAY HAVE TO INCLUDE INTEREST IN YOUR TAXABLE INCOME BEFORE YOU RECEIVE CASH AND
(2) THE TRADING PRICE OF THE PREFERRED SECURITIES MAY BE ADVERSELY AFFECTED.

      So long as BancorpSouth is not in default under the junior subordinated debt securities, BancorpSouth may defer interest payments on the junior subordinated debt securities for up to 20 consecutive quarterly periods, but not beyond the maturity date of the junior subordinated debt securities. Because interest payments on the junior subordinated debt securities fund the distributions on the preferred securities, each such deferral would result in a corresponding deferral of distributions on the preferred securities. See "Description of the Junior Subordinated Debt Securities - Option to Extend Interest Payment Date" in this prospectus supplement.

      If distributions on the preferred securities are deferred, you must accrue and recognize interest income for United States federal income tax purposes (in the form of original issue discount) in respect of your proportionate share of the junior subordinated debt securities held by us before receiving any cash distributions relating to the accrued but unpaid interest. In addition, you will not receive this cash if you sold your preferred securities before the end of any deferral period or before the relevant record date. YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE PREFERRED SECURITIES.

      BancorpSouth currently does not intend to defer interest payments on the junior subordinated debt securities. If, however, BancorpSouth does so in the future, the preferred securities may trade at a price that does not reflect fully the value of the accrued but unpaid distributions. If you sell your preferred securities during an interest deferral period, you may not receive the same return on your investment that you would have received if you continued to hold those securities. Even if BancorpSouth does not defer interest payments on the junior subordinated debt securities, BancorpSouth's right to do so could mean that the market price for the preferred securities may be more volatile than that of other securities without interest deferral rights.

      For more information regarding the tax consequences of purchasing, holding and selling the preferred securities, see "Certain United States Federal Income Tax Consequences - U.S. Holders - Interest Income and Original Issue Discount" in this prospectus supplement.

YOU SHOULD NOT RELY ON THE DISTRIBUTIONS FROM THE PREFERRED SECURITIES THROUGH THEIR MATURITY DATE - THEY MAY BE REDEEMED AT ANY TIME IF CERTAIN CHANGES IN TAX, INVESTMENT COMPANY OR BANK REGULATORY LAW OCCUR.

      If certain changes, which are more fully described below, in tax, investment company or bank regulatory law or interpretations occur and other conditions more fully described below are satisfied, we may redeem the preferred securities within 90 days of the event at a redemption price equal to $25 per security plus any accrued and unpaid distributions. See "Description of the Preferred Securities - Mandatory Redemption" in this prospectus supplement.

YOU SHOULD NOT RELY ON THE DISTRIBUTIONS FROM THE PREFERRED SECURITIES THROUGH THEIR MATURITY DATE - THEY MAY BE REDEEMED AT THE OPTION OF BANCORPSOUTH.

      The preferred securities may be redeemed, in whole or in part, from time to time, on or after January 15, 2007, at a redemption price equal to $25 per preferred security plus any accrued and unpaid distributions to the redemption date. You should assume that this redemption option will be exercised if BancorpSouth is able to finance at a lower interest rate or it is otherwise in the interest of BancorpSouth to redeem the junior subordinated debt securities. If the junior subordinated debt securities are redeemed, we must redeem the preferred securities and the common securities having an aggregate liquidation amount equal to the aggregate principal amount of junior subordinated debt securities to be redeemed. BancorpSouth will not redeem the junior subordinated debt securities unless it obtains the prior approval of the Board of Governors of the Federal Reserve System to do so, if then required. See "Description of Preferred Securities - Mandatory Redemption" and "Description of the Junior Subordinated Debt Securities - Redemption" in this prospectus supplement.

DISTRIBUTION OF JUNIOR SUBORDINATED DEBT SECURITIES MAY HAVE POSSIBLE ADVERSE TAX CONSEQUENCES AND A NEGATIVE EFFECT ON TRADING PRICE.

      BancorpSouth has the right to dissolve the Trust at any time, subject to approval by the Board of Governors of the Federal Reserve System if required. If BancorpSouth does dissolve the Trust, the Trust will be liquidated by distribution of the junior subordinated debt securities to holders of the preferred securities and the common securities.

      Under current United States federal income tax laws, a distribution of junior subordinated debt securities to you on our dissolution would not be a taxable event to you. Nevertheless, if we are classified for United States federal income tax purposes as an association taxable as a corporation at the time we are dissolved, the distribution of junior subordinated debt securities to you would be a taxable event. In addition, if there is a change in law, a distribution of junior subordinated debt securities to you on our dissolution could also be a taxable event. See "Certain United States Federal Income Tax Consequences - U.S. Holders - Receipt of Junior Subordinated Debt Securities or Cash Upon Liquidation of the Trust" in this prospectus supplement.

      BancorpSouth has no current intention of dissolving the Trust. However, there are no restrictions on its ability to do so at any time. BancorpSouth anticipates that it would consider exercising this right if expenses associated with maintaining the Trust were substantially greater than currently expected, such as if a tax event, investment company event or capital treatment event occurred. BancorpSouth cannot predict the other circumstances under which this right would be exercised.

      BancorpSouth cannot predict the market prices for the junior subordinated debt securities that may be distributed. Accordingly, the junior subordinated debt securities that you receive on a distribution, or the preferred securities you hold pending such a distribution, may trade at a discount to the price that you paid to purchase the preferred securities.

      Because you may receive junior subordinated debt securities, you should carefully consider all the information regarding the junior subordinated debt securities contained in this prospectus supplement and the accompanying prospectus before deciding to invest in the preferred securities.

BECAUSE YOU HAVE LIMITED VOTING RIGHTS, YOU CANNOT PREVENT THE PROPERTY TRUSTEE FROM TAKING ACTIONS WITH WHICH YOU MAY NOT AGREE.

      Except for limited instances where you may vote to modify the guarantee, you will not have voting rights. Only BancorpSouth, as the holder of the common securities, may elect or remove any of the trustees. See "The BXS Trusts" beginning on page 6 of the accompanying prospectus and "Description of the Preferred Securities - Voting Rights" in this prospectus supplement.

AN ACTIVE TRADING MARKET FOR THE PREFERRED SECURITIES MAY NOT DEVELOP.

      Although the preferred securities have been approved for listing on the New York Stock Exchange, you should be aware that an active trading market may not develop. In addition, the preferred securities may trade at prices below the price you pay for preferred securities in this offering.

FEDERAL BANKING AUTHORITIES MAY RESTRICT THE ABILITY OF THE TRUST TO MAKE DISTRIBUTIONS ON OR REDEEM THE PREFERRED SECURITIES.

      Federal banking authorities will have the right to examine our activities because we are a subsidiary of BancorpSouth. Under certain circumstances, including any determination that our relationship with BancorpSouth would result in an unsafe and unsound banking practice, these banking authorities have the authority to issue orders which could restrict our ability to make distributions on or to redeem the preferred securities.

THERE MAY BE NO TRADING MARKET FOR THE JUNIOR SUBORDINATED DEBT SECURITIES IF WE DISTRIBUTE THEM TO YOU.

      Although BancorpSouth will use its best efforts to list the junior subordinated debt securities, if they are distributed, on the New York Stock Exchange, or any other exchange on which the preferred securities are then listed, BancorpSouth cannot assure you that the junior subordinated debt securities will be approved for listing or that a trading market will exist for those securities.

                           FORWARD-LOOKING STATEMENTS

      This prospectus supplement contains forward-looking statements within the meaning of the federal securities laws. We may also make forward-looking statements in reports filed with the SEC that we incorporate by reference into this prospectus supplement and the accompanying prospectus. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "plans," "estimates" or similar expressions. These statements are based on beliefs and assumptions of BancorpSouth's management and on information currently available to BancorpSouth's management.

      Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include, but are not limited to, the following:

      - competitive pressures among depository and other financial institutions may increase significantly;

      -     changes in the interest rate environment may reduce margins;

      - general economic or business conditions may lead to a deterioration in credit quality or a reduced demand for credit;

      - legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which BancorpSouth is engaged;

      -     changes in the securities markets; and

      - BancorpSouth's competitors may have greater financial resources and develop products that enable them to compete more successfully than it does.

      We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

                               BANCORPSOUTH, INC.

      BancorpSouth is a bank holding company and Mississippi corporation operating 246 banking and mortgage locations and 233 ATMs in Arkansas, Alabama, Louisiana, Mississippi, Tennessee and Texas. Its principal subsidiary is BancorpSouth Bank, a Mississippi banking corporation. BancorpSouth's principal office is located at One Mississippi Plaza, Tupelo, Mississippi 38804, and its telephone number is (662) 680-2000.

      At September 30, 2001, BancorpSouth had total assets of approximately $9.4 billion, total deposits of approximately $7.8 billion, total loans (net of unearned income) of approximately $6.1 billion and common shareholders' equity of approximately $800 million.

      BancorpSouth Bank has its principal office in Tupelo, Lee County, Mississippi, and conducts a general commercial banking and trust business through offices in over 100 municipalities or communities in Mississippi, Tennessee, Alabama, Arkansas, Texas and Louisiana. The Bank has grown through the acquisition of other banks, the purchase of assets from federal regulators and through the opening of new branches and offices.

      The Bank and its subsidiaries provide a range of financial services to individuals and small-to-medium size businesses. The Bank operates investment services, consumer finance, credit life insurance and insurance agency subsidiaries which engage in investment brokerage services, consumer lending, credit life insurance sales and sales of other insurance products. The Bank's trust department offers a variety of services including personal trust and estate services, certain employee benefit accounts and plans, including IRAs, and limited corporate trust functions.

      On November 15, 2001, BancorpSouth, Inc. and Pinnacle Bancshares, Inc. announced the signing of a definitive agreement for the merger of their respective companies. The transaction is expected to be completed by the end of the first quarter of 2002. Approval of banking regulators and Pinnacle Bancshares shareholders is required. Pinnacle Bancshares is an Arkansas business corporation that owns all of the stock of the $128 million asset Pinnacle Bank. The bank operates two full-service banking locations in the Little Rock market.

      As previously disclosed, in some states in which we operate, there has been a trend toward increased class action lawsuits and other litigation against financial services companies in connection with lending and other financial transactions. This trend is especially true with respect to Mississippi. These actions tend to seek substantial damages for transactions that involve relatively small amounts of money. Some of these actions have resulted in large settlements or substantial damage awards. Some of our subsidiaries are defendants in similar lawsuits in which the plaintiffs are seeking substantial damages. The number of these lawsuits increased during 2001. Similarly, the number of plaintiffs participating in these lawsuits has increased significantly. Management has no reason to believe that these trends will not continue. It is not possible to determine with any certainty at this point in time the potential exposure related to damages in connection with these suits. Future legislation and court decisions in some states may limit the amount of damages that can be recovered in legal proceedings; however, we cannot predict at this time whether such legislation and court decisions will occur or the effect they may have on cases involving our subsidiaries.

                              ACCOUNTING TREATMENT

      We will be treated as a subsidiary of BancorpSouth for financial reporting purposes and our accounts will be included in BancorpSouth's consolidated financial statements. The preferred securities will be shown as "Guaranteed preferred beneficial interests in junior subordinated debt securities" on the balance sheets of BancorpSouth, and the footnotes to BancorpSouth's consolidated financial statements will contain a statement that the Trust is wholly owned by BancorpSouth and that the sole asset of the Trust is the junior subordinated debt securities, indicating the principal amount, interest rate and maturity date of the junior subordinated debt securities.

                             SELECTED FINANCIAL DATA

      The following selected consolidated financial data as of and for the years ended December 31, 1996 through 2000 are derived from BancorpSouth's consolidated financial statements for those years, which have been audited by KPMG LLP. The selected financial data for the nine months ended September 30, 2000 and 2001 have been derived from BancorpSouth's unaudited financial statements and, in BancorpSouth's opinion, reflect all adjustments (consisting of normal accruals) necessary to present fairly the data for those periods. BancorpSouth's results of operations for the nine months ended September 30, 2001 may not be indicative of results that may be expected for the full year. You should read the table below in conjunction with "Management's Discussion and Analysis of the Financial Condition and Results of Operations" and BancorpSouth's consolidated financial statements and notes thereto incorporated by reference in this prospectus supplement.

                                   AS OF AND FOR THE NINE
                                   MONTHS ENDED SEPTEMBER
                                           30, (1)                      AS OF AND FOR THE YEARS ENDED DECEMBER 31,
                                 -------------------------   ----------------------------------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT
PER SHARE DATA)                      2001          2000          2000          1999         1998         1997         1996
                                 -----------   -----------   -----------   -----------   ----------   ----------   ----------
EARNINGS SUMMARY:
  Interest revenue               $   508,799   $   495,640   $   674,035   $   596,670   $  574,414   $  523,770   $  476,862
  Interest expense                   261,839       251,287       346,883       280,150      277,104      246,945      222,806
                                 -----------   -----------   -----------   -----------   ----------   ----------   ----------
    Net interest revenue             246,960       244,353       327,152       316,520      297,310      276,825      254,056
  Provision for credit losses         15,718        20,669        26,166        17,812       19,310       15,682       11,643
  Other revenue                       86,674        75,526        85,578       100,321       85,418       77,835       71,388
  Other expense                      219,363       204,561       274,227       251,882      232,928      225,199      198,360
                                 -----------   -----------   -----------   -----------   ----------   ----------   ----------
    Income before income tax          98,553        94,649       112,337       147,147      130,490      113,779      115,441
  Applicable income taxes             31,405        32,528        37,941        44,736       42,249       34,141       37,031
                                 -----------   -----------   -----------   -----------   ----------   ----------   ----------
  Net income                     $    67,148   $    62,121   $    74,396   $   102,411   $   88,241   $   79,638   $   78,410
                                 ===========   ===========   ===========   ===========   ==========   ==========   ==========

PER SHARE DATA:
  Basic earnings                 $      0.81   $      0.73   $      0.88   $      1.20   $     1.04   $     0.96   $     0.98
  Diluted earnings                      0.80          0.73          0.88          1.19         1.03         0.96         0.98
  Cash dividends                        0.42          0.39          0.53          0.49         0.45         0.40         0.35
  Book value (end of period)            8.74          8.25          9.40          8.84         8.44         7.72         7.08

BALANCE SHEET (PERIOD END):
  Total assets                   $ 9,388,462   $ 9,301,602   $ 9,044,034   $ 8,441,697   $7,899,655   $7,207,205   $6,398,872
  Loans, net of unearned income    6,061,146     5,922,564     6,095,315     5,541,961    4,935,668    4,400,643    3,909,003
  Allowance for credit losses         82,605        78,100        81,730        74,232       68,385       61,932       56,657
  Total deposits                   7,810,741     7,388,072     7,480,920     7,066,645    6,720,906    6,102,882    5,553,941
  Total stockholders' equity         796,441       766,827       789,576       757,111      723,162      639,012      566,183

BALANCE SHEET (AVERAGES):
  Total assets                   $ 9,232,750   $ 8,653,681   $ 8,756,474   $ 8,139,196   $7,574,870   $6,780,305   $6,166,162
  Total stockholders' equity         793,014       758,044       761,884       737,526      681,483      614,105      530,489
  Average number of diluted           83,437        84,993        84,811        86,008       85,680       83,000       79,443
   shares outstanding

SELECTED RATIOS (ANNUALIZED):
  Return on average assets              0.97%         0.96%         0.85%         1.26%        1.16%        1.17%        1.27%
  Return on average                    11.32%        10.93%         9.76%        13.89%       12.95%       12.97%       14.78%
   stockholders' equity
  Dividend payout ratio                  N/M           N/M         60.23%        41.18%       43.69%         N/A          N/A
  Net interest margin                   3.97%         4.18%         4.14%         4.32%        4.35%         N/A          N/A
  Efficiency ratio                     63.90%        62.07%        64.42%        58.65%       59.07%         N/A          N/A
  Net charge-offs to average            0.33%         0.39%         0.34%         0.25%        0.30%        0.28%        0.27%
   loans
  Allowance for credit losses           1.36%         1.32%         1.34%         1.34%        1.39%        1.41%        1.45%
   to total loans
  Allowance for credit losses         624.00%       368.90%       524.85%       555.96%      510.11%      678.78%      532.04%
   to nonaccrual loans
  Nonperforming assets to total         0.88%         0.68%         0.69%         0.57%        0.57%        0.54%        0.58%
   loans
  Nonperforming assets to total         0.67%         0.51%         0.55%         0.51%        0.47%         N/A          N/A
   assets
  Tier 1 capital to                    10.33%        11.85%        11.31%        12.75%         N/A          N/A          N/A
   risk-weighted assets
  Total capital to                     11.52%        13.10%        12.56%        14.02%         N/A          N/A          N/A
   risk-weighted assets
  Leverage ratio                        7.88%         8.35%         8.10%         8.83%         N/A          N/A          N/A
  Tangible equity ratio                 8.13%         7.98%         8.34%         8.65%        8.86%         N/A          N/A

      (1) Unaudited.
      N/A - Not available.
      N/M - Not meaningful.

                                 CAPITALIZATION

      The following table sets forth the consolidated capitalization of BancorpSouth as of September 30, 2001, and as adjusted to give effect to the issuance and sale of the preferred securities and the application of the proceeds. See "Use of Proceeds." You should read the following table together with BancorpSouth's consolidated financial statements and notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus.

                                                                          September 30, 2001
                                                                          ------------------
                                                                        Actual        As Adjusted
                                                                        ------        -----------
                                                                         (Dollars in thousands)
Long-term advances                                                    $ 141,223        $ 141,223
Total long-term borrowings                                            $ 141,223        $ 141,223
Company obligated mandatory redeemable capital securities of
     subsidiary trust                                                        --        $ 100,000
Common stock, par value $2.50; Authorized - 500,000,000 shares,
     Issued - 85,793,477 shares                                       $ 214,484        $ 214,484
Additional paid in capital                                               70,095           70,095
Retained earnings                                                       550,290          550,290
Unrealized gain on available-for-sale securities, net of tax             31,043           31,043
Unearned compensation                                                    (2,749)          (2,749)
Treasury stock at cost, 4,344,112 shares                                (66,722)         (66,722)
                                                                      ---------        ---------
Total stockholders' equity                                            $ 796,441        $ 796,441
                                                                      =========        =========


                                 USE OF PROCEEDS

      We will use the proceeds from the sale of the preferred securities to purchase the junior subordinated debt securities issued by BancorpSouth. BancorpSouth intends to use the net proceeds from the sale of the junior subordinated debt securities for general corporate purposes, which may include:

      - the repurchase by BancorpSouth of shares of common stock pursuant to its ongoing stock purchase plan;

      -     investments at the holding company level;

      - investments in, or extensions of credit to, its banking and other subsidiaries and other banks and companies engaged in other financial service activities; and

      -     possible acquisitions.

                          BANCORPSOUTH CAPITAL TRUST I

      We are a statutory business trust formed under Delaware law. We were created pursuant to a certificate of trust, as amended, which was originally filed with the Secretary of State of Delaware on August 22, 1997. A statutory business trust is a separate legal entity that can be formed for the purpose of holding property. For United States federal income tax purposes, we are a grantor trust. We exist for the exclusive purposes of:

      -     issuing and selling the preferred securities and common securities;

      - investing the gross proceeds received from the sale of the preferred securities and common securities in an equal aggregate principal amount of the junior subordinated debt securities;

      -     making distributions; and

      - engaging in only those other activities necessary, appropriate, convenient or incidental thereto.

      The public will initially own all of our preferred securities. BancorpSouth will own all of our common securities. When we issue the preferred securities, our existing trust agreement will be amended and restated to set the terms of the preferred securities. The common securities will represent an aggregate liquidation amount equal to at least 3% of our total capitalization. The preferred securities will represent the remaining approximate 97% of our total capitalization.

      Pursuant to the amended trust agreement, we will initially have four trustees. The two administrative trustees are employees or officers of BancorpSouth. The Bank of New York will serve as property trustee under the amended trust agreement. The Bank of New York (Delaware) will act as the Delaware trustee. The property trustee and the Delaware trustee may at any time be removed or replaced by the holder of the common securities. For purposes of compliance with the provisions of the Trust Indenture Act, The Bank of New York will also act as indenture trustee under the guarantee.

      The property trustee will hold title to the junior subordinated debt securities for our benefit and that of the holders of the preferred securities and common securities and, so long as we hold the junior subordinated debt securities, the property trustee will have the power to exercise all rights, powers, and privileges of a holder of junior subordinated debt securities under the indenture. In addition, the property trustee will maintain exclusive control of a segregated non-interest bearing trust account to hold all payments made in respect of the junior subordinated debt securities for the benefit of the holders of the preferred securities and common securities, which we refer to as the "property account." The property account may be held at the property trustee or any paying agent of the property trustee. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the preferred securities and common securities out of funds from the property account. The Bank of New York will hold the guarantee for the benefit of the holders of the preferred securities.

      BancorpSouth, as the direct or indirect holder of all the common securities, will have the right to appoint, remove or replace any trustee and to increase or decrease the number of trustees. BancorpSouth will pay all fees, expenses, debts and obligations, other than with respect to the preferred securities and common securities, incurred and associated with us and the offering of the preferred securities.

                     DESCRIPTION OF THE PREFERRED SECURITIES

      The preferred securities will be issued pursuant to the amended trust agreement. The amended trust agreement has been qualified as an indenture under the Trust Indenture Act of 1939. The terms of the preferred securities will include those in the amended trust agreement and those made part of the amended trust agreement by the Trust Indenture Act. The following summary of the material terms and provisions of the preferred securities is not intended to be complete. You should read the following description together with the amended trust agreement and the accompanying prospectus to help you understand the terms of the preferred securities. A form of the amended trust agreement has been filed as an exhibit to the registration statement of which the accompanying prospectus forms a part.

GENERAL

      The amended trust agreement authorizes the administrative trustees to issue the preferred securities and the common securities. Our only assets will be the junior subordinated debt securities. The preferred securities and common securities represent undivided beneficial interests in our assets. All of the common securities will be owned, directly or indirectly, by BancorpSouth. The common securities rank equally, and payments will be made on the common securities on a ratable basis, with the preferred securities. If an event of default under the amended trust agreement exists, however, the rights of the holders of the common securities to receive distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the preferred securities. The amended trust agreement does not permit us to issue any securities other than the preferred securities and common securities or to incur any debt.

DISTRIBUTIONS

      The preferred securities represent undivided beneficial interests in our assets. Distributions on the preferred securities will be cumulative and will accrue from January , 2002 at the annual rate of % of the $25 liquidation amount of each preferred security. Distributions will be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, beginning April 15, 2002, to holders of record of the preferred securities. Distributions not paid when due for more than one quarterly payment period will themselves accumulate interest at the annual rate of % compounded quarterly. We will compute the amount of distributions payable for any period on the basis of a 360-day year of twelve 30-day months. The amount of distributions payable for any partial period will be computed on the basis of the actual number of days elapsed per 30-day month.

      The term "distributions" includes any quarterly payments made on the preferred and common securities, any deferred distribution and any payments that accumulate on distributions not paid on the applicable distribution date, all as further described below and in the accompanying prospectus.

DEFERRAL OF DISTRIBUTIONS

      If BancorpSouth is not in default under the indenture, BancorpSouth may, on one or more occasions, defer the payment of interest on the junior subordinated debt securities for up to 20 consecutive quarterly periods, which we refer to in each case as an "extension period." Because interest payments on the junior subordinated debt securities fund distributions on the preferred securities, quarterly distributions on the preferred securities will be deferred during any extension period. During an extension period, the amount of distributions due to you on the preferred securities will accumulate and these deferred distributions will accrue additional distributions at the annual rate of % compounded quarterly.

      BancorpSouth may not defer interest payments for any period of time:

      - that exceeds 20 consecutive quarterly periods with respect to each extension period; or

      - that extends beyond the maturity date of the junior subordinated debt securities on January 15, 2032.

      During any extension period, BancorpSouth and its subsidiaries are restricted from taking certain actions. For a listing of these restrictions, see "Descriptions of Junior Subordinated Debt Securities - Option to Defer Interest Payments" beginning on page 21 of the accompanying prospectus.

      Prior to the termination of any extension period, BancorpSouth may further extend the payment of interest provided that the extension period complies with the conditions above. Upon the termination of an extension period and the payment of all amounts then due under the indenture, BancorpSouth may elect to begin a new extension period as long as BancorpSouth complies with the above conditions. There may be more than one extension period prior to the maturity of the junior subordinated debt securities. Deferral of interest payments is not an event of default under the indenture.

      If BancorpSouth elects to defer interest payments as described above, you will receive notice as described under "Description of the Junior Subordinated Debt Securities - Option to Extend Interest Payment Date" in this prospectus supplement. There is no limitation on the number of times that BancorpSouth may elect to defer interest payments and begin an extension period. If BancorpSouth elects to defer interest payments, you will be required to accrue and recognize income (in the form of original issue discount) for United States federal income tax purposes regardless of your actual receipt of the distributions, subject to any changes in the United States federal income tax laws.

PAYMENT OF DISTRIBUTIONS

      Distributions on the preferred securities will be payable to holders named on the securities register of the Trust on the relevant record date. As long as the preferred securities are represented by a global security, the record date for the payment of distributions will be one business day before the relevant payment date. If the preferred securities are ever issued in certificated form, the applicable record date for each interest payment will be on January 1, April 1, July 1 and October 1, as the case may be, of each year, even if that day is not a business day.

      As long as the preferred securities are represented by a global security, payments on the preferred securities will be made in immediately available funds to DTC, the depositary for the preferred securities. If the preferred securities are ever issued in certificated form, payment of distributions on the preferred securities will be made by check mailed on or before the due date to the holders of preferred securities on the relevant record date.

      Our only source of income is the payments BancorpSouth will make on the junior subordinated debt securities. If BancorpSouth does not make payments on the junior subordinated debt securities, we will not have funds available to make payments on the preferred securities. Although BancorpSouth will guarantee payment of distributions on the preferred securities under the guarantee, BancorpSouth will only be obligated to make a payment under the guarantee if we have the funds available to make the payment but fail to do so.

MANDATORY REDEMPTION

      The preferred securities have no stated maturity but must be redeemed upon the maturity of the junior subordinated debt securities or their earlier redemption. The junior subordinated debt securities mature on January 15, 2032. BancorpSouth may redeem the junior subordinated debt securities before their maturity:

      (1)   in whole or in part at any time on or after January 15, 2007; and

      (2) in whole, but not in part, at any time within 90 days upon the occurrence of a "tax event," "investment company event" or "capital treatment event," as such terms are defined under "Description of Junior Subordinated Debt Securities - Redemption" beginning on page 21 of the accompanying prospectus.

      BancorpSouth will obtain regulatory approval to redeem the junior subordinated debt securities, if then required.

      Upon the repayment or redemption of some or all of the junior subordinated debt securities, we will use the cash we receive to redeem a like liquidation amount of the preferred securities and, unless an event of default under the amended trust agreement then exists, the common securities. We will redeem the preferred securities and common securities (if applicable) at a price equal to the redemption price for a like amount of junior subordinated debt securities plus accrued and unpaid distributions to the redemption date. In the case of repayment of the junior subordinated debt securities at maturity or their earlier redemption, the repayment or redemption price, as the case may be, will be 100% of the principal amount of the junior subordinated debt securities to be repaid or redeemed plus accrued and unpaid interest to the repayment or redemption date.

      If less than all the preferred securities and common securities are to be redeemed in situations where common securities may be redeemed, then the aggregate liquidation amount of preferred securities and common securities to be redeemed will be allocated pro rata based on the liquidation amount of the preferred securities and the common securities. We cannot redeem less than all of the preferred securities unless all accrued and unpaid distributions on the preferred securities and common securities have been paid on or before the redemption date.

REDEMPTION PROCEDURES

      You will receive at least 30 days', but not more than 60 days', written notice before any redemption of preferred securities. If there are accrued and unpaid distributions on the preferred securities that have not been paid on or before the redemption date, we cannot redeem less than all of the preferred securities.

      If (1) we give an irrevocable notice of redemption of the preferred securities, and (2) BancorpSouth has paid to the property trustee a sufficient amount of cash in connection with the related redemption or maturity of the junior subordinated debt securities, then on the redemption date, the property trustee will irrevocably deposit with DTC funds sufficient to pay the redemption price for the preferred securities being redeemed. See " - Book-Entry Only Issuance - The Depository Trust Company" in this prospectus supplement. We will also give DTC irrevocable instructions and authority to pay the redemption amount in immediately available funds to the beneficial owners of the global securities representing the preferred securities. Distributions to be paid on or before the redemption date for any preferred securities called for redemption will be payable to the holders on the record dates for the related dates of distribution.

      Once notice of redemption is given and funds are irrevocably deposited, distributions on the preferred securities will cease to accumulate immediately prior to the close of business on the redemption date and all rights of the holders of the preferred securities called for redemption will cease, except for the right to receive the redemption amount (but without interest on such redemption amount).

      If any redemption date is not a business day, then the redemption amount will be payable on the next business day (and without any interest or other payment in respect of any such delay). However, if payment on the next business day causes payment of the redemption amount to be in the next calendar year, then payment will be on the preceding business day.

      If payment of the redemption amount for any preferred securities called for redemption is improperly withheld or refused and not paid either by us or by BancorpSouth under the guarantee, distributions on the preferred securities will continue to accumulate at the applicable rate from the original redemption date scheduled to the actual date of payment. In this case, the actual payment date will be considered the redemption date for purposes of calculating the redemption amount.

      If less than all of the preferred securities are redeemed, the preferred securities will be redeemed pro rata in accordance with DTC's internal procedures. See " - Book-Entry Only Issuance - The Depository Trust Company" in this prospectus supplement.

      In compliance with applicable law, including the United States federal securities laws, BancorpSouth or its affiliates may, at any time, purchase outstanding preferred securities by tender, in the open market, by private agreement or otherwise.

EVENTS OF DEFAULT UNDER AMENDED TRUST AGREEMENT

      An event of default under the indenture, which we refer to as an "indenture event of default," constitutes an event of default under our amended trust agreement, which we refer to as a "declaration event of default." Notwithstanding the foregoing, the holder of the common securities will be deemed to have waived any declaration event of default with respect to the common securities until all declaration events of defaults with respect to the preferred securities have been cured, waived or otherwise eliminated. Until such declaration event of default with respect to the preferred securities has been cured, waived or otherwise eliminated, the property trustee will be deemed to be acting solely on behalf of the holders of the preferred securities and only the holders of the preferred securities will have the right to direct the property trustee with respect to certain matters under the amended trust agreement, and therefore the indenture.

      If the property trustee fails to enforce its rights under the junior subordinated debt securities, any holder of preferred securities may directly institute a legal proceeding against BancorpSouth to enforce these rights without first suing the property trustee or any other person or entity. If a declaration event of default exists and is attributable to the failure of BancorpSouth to pay interest or principal on the junior subordinated debt securities when otherwise payable, or in the case of redemption, the redemption date, then a holder of preferred securities may also bring a direct action. This means that a holder may directly sue for enforcement of payment to such holder of the principal of or interest on the junior subordinated debt securities having a principal amount equal to the aggregate liquidation amount of the preferred securities of such holder on or after the respective due date specified in the junior subordinated debt securities. Such holder need not first (1) direct the property trustee to enforce the terms of the junior subordinated debt securities or (2) sue BancorpSouth to enforce the property trustee's rights under the junior subordinated debt securities.

      In connection with such direct action, BancorpSouth will be subrogated to the rights of such holder of preferred securities under the amended trust agreement to the extent of any payment made by BancorpSouth to such holder of preferred securities in such direct action. This means that BancorpSouth will be entitled to payment of amounts that a holder of preferred securities receives in respect of an unpaid distribution that resulted in the bringing of a direct action to the extent that the holder receives or has already received full payment relating to such unpaid distribution from BancorpSouth. Holders of preferred securities may not exercise directly any other remedy available to the holders of the junior subordinated debt securities.

      Upon the occurrence of a declaration event of default, the property trustee will have the right under the indenture to declare the principal of and interest on the junior subordinated debt securities to be immediately due and payable.

DISTRIBUTION OF JUNIOR SUBORDINATED DEBT SECURITIES

      BancorpSouth will have the right at any time to cause our dissolution and cause the junior subordinated debt securities to be distributed to the holders of the preferred securities and common securities. For a discussion of the effects of such distribution, see "Description of Trust Preferred Securities - Redemption or Exchange - Distribution of Corresponding Junior Subordinated Debt Securities" beginning on page 29 of the accompanying prospectus.

      BancorpSouth will not redeem the junior subordinated debt securities unless it obtains the prior approval of the Board of Governors of the Federal Reserve System to do so, if then required.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

      Pursuant to the amended trust agreement, we will dissolve upon the earliest of:

      -     January 15, 2032, the expiration of our term;

      - certain events of bankruptcy, dissolution or liquidation of BancorpSouth;

      - our liquidation and the distribution of junior subordinated debt securities to holders of the preferred securities and common securities;

      -     the entry of a decree of judicial dissolution of us; and

      -     the redemption of all our securities.

We refer to any of these events as a "dissolution event."

      Upon the occurrence of a dissolution event, the holders of preferred securities will be entitled to receive out of our assets, after satisfaction of liabilities to creditors, distributions in an amount equal to the aggregate of the liquidation amount of $25 per preferred security plus accrued and unpaid distributions thereon to the payment date. Such holders will not receive this distribution, however, if BancorpSouth instead distributes on a ratable basis to the holders of the preferred securities junior subordinated debt securities in an aggregate principal amount equal to the aggregate liquidation amount of, with an interest rate equal to the distribution rate of, and bearing accrued and unpaid interest in an amount equal to accrued and unpaid distributions on, such preferred securities.

      If this distribution can be paid only in part because we have insufficient assets available to pay in full the aggregate distribution, then the amounts payable directly by us on the preferred securities will be paid on a ratable basis. The holder of the common securities will be entitled to receive distribution upon any such dissolution event on a ratable basis with the holders of the preferred securities, except that if a declaration event of default has occurred and is continuing, the preferred securities will have a preference over the common securities with regard to such distributions.

VOTING RIGHTS

      Except as described herein and under "Description of Trust Preferred Securities - Voting Rights; Amendment of Each Trust Agreement" on page 35 in the accompanying prospectus, as provided under the Delaware Business Trust Act and the Trust Indenture Act, and as otherwise required by law and the amended trust agreement, the holders of the preferred securities will have no voting rights.

MODIFICATION OF THE AMENDED TRUST AGREEMENT

      The amended trust agreement may be modified and amended by the administrative trustees, and in certain circumstances, the property trustee and the Delaware trustee. For a discussion of the rights to modify the amended trust agreement, see "Description of Trust Preferred Securities - Voting Rights; Amendment to Each Trust Agreement" beginning on page 35 in the accompanying prospectus.

MERGERS, CONSOLIDATIONS OR AMALGAMATIONS

      We may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease our properties and assets substantially as an entirety, to any corporation or other body except as described below. We may, with the consent of a majority of the administrative trustees and without the consent of the holders of the preferred securities, consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease our properties and assets substantially as an entirety to, a trust organized as such under the laws of any State; provided, that the conditions set forth under "Description of Trust Preferred Securities - Mergers, Consolidations, Amalgamations or Replacements of the BXS Trusts" beginning on page 34 in the accompanying prospectus are met.

BOOK-ENTRY ONLY ISSUANCE - THE DEPOSITORY TRUST COMPANY

      The preferred securities will be book-entry securities. Upon issuance, all book-entry securities will be represented by one or more fully registered global preferred securities, without distribution coupons. Each global preferred security will be deposited with, or on behalf of, The Depositary Trust Company, a securities depository, and will be registered in the name of DTC or a nominee of DTC. DTC will thus be the only registered holder of these preferred securities and will be considered the sole owner of the preferred securities for purposes of the amended trust agreement.

      Any global preferred security that is exchangeable, as described under "Book-Entry Issuance" beginning on page 47 of the accompanying prospectus, will be exchangeable in whole for definitive preferred securities in registered form, with the same terms and of an equal aggregate liquidation amount, in denominations of $25 and whole multiples of $25.

      BancorpSouth and the trustees will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interest in the book-entry securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

      DTC may discontinue providing its services as securities depositary with respect to the preferred securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor securities depositary is not obtained, preferred securities certificates are required to be printed and delivered. Additionally, the administrative trustees, with the consent of BancorpSouth, may decide to discontinue use of the system of book-entry transfers through DTC or any successor depositary with respect to the preferred securities. In that event, certificates for the preferred securities will be printed and delivered.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

      Prior to the occurrence of a default relating to the preferred securities and common securities, the property trustee undertakes to perform only such duties as are specifically set forth in the amended trust agreement. After such a default, the property trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The property trustee is under no obligation to exercise any of the powers vested in it by the amended trust agreement at the request of any holder of preferred securities unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. Despite the foregoing, the holders of preferred securities will not be required to offer such indemnity in the event such holders, by exercising their voting rights, direct the property trustee to take any action following a declaration event of default. The property trustee also serves as the trustee under the guarantee and as the trustee under the indenture.

REGISTRAR, TRANSFER AGENT AND PAYING AGENT

      The Bank of New York will act as registrar, transfer agent and paying agent for the preferred securities. The Bank of New York is presently located at 5 Penn Plaza, 13th Floor, New York, New York 10001. If the preferred securities do not remain in book-entry only form, one or more additional paying agents may be appointed if so required by any rule or regulation of any securities exchange upon which the preferred securities may be listed at such time. The paying agent may resign as paying agent upon 30 days' written notice to our trustees. In the event that The Bank of New York is no longer the paying agent, the property trustee will appoint a successor to act as paying agent, which must be a bank or trust company acceptable to the administrative trustees.

      Registration of transfers of preferred securities will be effected without charge by us or on our behalf, but upon payment, with the giving of any indemnity we or BancorpSouth may require, in respect of any tax or other governmental charges that may be imposed in relation to it.

      We will not be required to register or cause to be registered the transfer of preferred securities after such preferred securities have been called for redemption.

GOVERNING LAW

      The amended trust agreement and the preferred securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

MISCELLANEOUS

      The regular trustees are authorized and directed to operate us in such a way so that we will not be required to register as an "investment company" under the Investment Company Act of 1940 or be characterized as other than a grantor trust for United States federal income tax purposes. BancorpSouth is authorized and directed to conduct its affairs so that the junior subordinated debt securities will be treated as indebtedness of BancorpSouth for United States federal income tax purposes. In this connection, BancorpSouth and the regular trustees are authorized to take any action, not inconsistent with applicable law, our certificate of trust or the certificate of incorporation of BancorpSouth, that each of BancorpSouth and the regular trustees determine in their discretion to be necessary or desirable to achieve such end, as long as such action does not adversely affect the interests of the holders of the preferred securities or vary the terms of the preferred securities.

      Holders of the preferred securities have no preemptive rights.

             DESCRIPTION OF THE JUNIOR SUBORDINATED DEBT SECURITIES

      The junior subordinated debt securities will be issued pursuant to the indenture. The indenture has been qualified under the Trust Indenture Act of 1939. The terms of the junior subordinated debt securities will include those in the amended trust agreement and those made part of the indenture by the Trust Indenture Act. The following summary of the material terms and provisions of the junior subordinated debt securities is not intended to be complete. You should read the following description together with "Description of Junior Subordinated Debt

Securities" beginning on page 17 of the accompanying prospectus and the indenture to help you understand the terms of the junior subordinated debt securities. A copy of the indenture has been filed as an exhibit to the registration statement of which the accompanying prospectus forms a part.

GENERAL

      The junior subordinated debt securities will be issued as unsecured debt under the indenture. The junior subordinated debt securities will be limited in
aggregate principal amount to approximately $        . This amount is the sum of
the aggregate stated liquidation amount of the preferred securities and the common securities. The entire principal amount of the junior subordinated debt securities will mature and become due and payable, together with any accrued and unpaid interest thereon, and additional interest (as defined below), if any, on January 15, 2032.

      If junior subordinated debt securities are distributed to holders of preferred securities in liquidation of such holders' interests in us, the junior subordinated debt securities will initially be issued in the form of one or more global securities (as described below). As described in this prospectus supplement, under limited circumstances, junior subordinated debt securities may be issued in certificated form in exchange for a global security. In the event that junior subordinated debt securities are issued in certificated form, the junior subordinated debt securities will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on junior subordinated debt securities issued as a global security will be made to DTC, to a successor depositary or, in the event that no depositary is used, to a paying agent for the junior subordinated debt securities. If junior subordinated debt securities are issued in certificated form, principal and interest will be payable, the transfer of the junior subordinated debt securities will be registerable and junior subordinated debt securities will be exchangeable for junior subordinated debt securities of other denominations of a like aggregate principal amount at the corporate trust office of the indenture trustee in New York, New York. Payment of interest may be made at the option of BancorpSouth by check mailed to the address of the persons entitled thereto or by transfer to an account maintained by the person entitled thereto.

SUBORDINATION

      The junior subordinated debt securities are unsecured and will rank junior to all of BancorpSouth's senior indebtedness. BancorpSouth may not make payments of principal, including redemption payments, or interest on the junior subordinated debt securities if it defaults on a payment of its senior indebtedness. As a result, in the event of a distribution of BancorpSouth's assets to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshalling of assets or liabilities or any bankruptcy, insolvency or similar proceedings, all principal, premium, if any, interest due or to become due on all of BancorpSouth's senior indebtedness must be paid in full before the holders of the junior subordinated debt securities are entitled to receive any payment.

      Neither the junior subordinated debt securities nor the guarantee will limit BancorpSouth's ability to incur any additional indebtedness including indebtedness that ranks senior to the junior subordinated debt securities and the guarantee. In addition, because BancorpSouth is a holding company, the junior subordinated debt securities will effectively rank junior to all existing and future debt and other liabilities of BancorpSouth's subsidiaries. See "Capitalization" and "Use of Proceeds" in this prospectus supplement.

INTEREST RATE AND MATURITY

      The junior subordinated debt securities will mature on January 15, 2032,
and will bear interest, accruing from January , 2002, at the annual rate of    %
of their principal amount, payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, beginning April 15, 2002. So long as the junior subordinated debt securities are represented by a global security, the applicable record date shall be one business day before the relevant payment date. If the junior subordinated debt securities are ever issued in certificated form (unless held by the property trustee), applicable record dates for each interest payment will be March 1, June 1, September 1 and December 1, as the case may be, of each year, even if that day is not a business day. Interest payments not paid when due will themselves accrue additional interest at the
annual rate of    %. When we refer to any payment of interest, interest includes such additional interest and any additional amounts. Each date on which interest is paid is called an "interest payment date." The interest payment provisions for the junior subordinated debt securities correspond to the distribution provisions for the preferred securities. The junior subordinated debt securities do not have a sinking fund. This means that BancorpSouth is not required to make any principal payments prior to maturity of the junior subordinated debt securities.

OPTION TO EXTEND INTEREST PAYMENT DATE

      If no event of default has occurred or is continuing with respect to the junior subordinated debt securities, BancorpSouth may, on one or more occasions, defer interest payments on the junior subordinated debt securities for up to 20 consecutive quarterly periods. An extension period may not extend beyond the maturity of the junior subordinated debt securities on January 15, 2032 and may not end on a date other than an interest payment date. No interest will be due and payable on the junior subordinated debt securities until the end of the extension period unless the junior subordinated debt securities are redeemed prior to such time. For a more complete discussion, see "Description of Junior Subordinated Debt Securities - Option to Defer Interest Payments" beginning on page 21 of the accompanying prospectus.

REDEMPTION

      BancorpSouth may redeem the junior subordinated debt securities before their maturity:

      -     in whole or in part on or after January 15, 2007; or

      - in whole but not in part within 90 days upon the occurrence of a tax event, investment company event or capital treatment event;

in each case at a redemption price equal to 100% of the principal amount of the junior subordinated debt securities being redeemed plus accrued and unpaid interest, including any additional interest as described below, to the redemption date. BancorpSouth will obtain regulatory approval to redeem the junior subordinated debt securities, if then required.

      In the event of a "tax event," BancorpSouth will pay any and all taxes, duties, assessments or governmental charges that may be owed by us to the United States or any other taxing authority.

ADDITIONAL INTEREST

      If a "tax event" has occurred while the property trustee holds any junior subordinated debt securities and the trust is required to pay any taxes, duties, assessments or governmental charges of whatever nature, other than withholding taxes, imposed by the United States, or any other taxing authority, then BancorpSouth will be required to pay additional interest on the junior subordinated debt securities. The amount of any additional interest will be an amount sufficient so that the net amounts received and retained by us after paying any such taxes, duties, assessments or other governmental charges will be not less than the amounts we would have received had no such taxes, duties, assessments or other governmental charges been imposed. This means that we will be in the same position we would have been if we did not have to pay such taxes, duties, assessments or other charges.

DISTRIBUTION OF THE JUNIOR SUBORDINATED DEBT SECURITIES

      BancorpSouth will have the right at any time to cause our dissolution and cause the junior subordinated debt securities to be distributed to the holders of the preferred securities and common securities. If the property trustee distributes the junior subordinated debt securities to the holders of the preferred and common securities upon our dissolution and liquidation, the junior subordinated debt securities will be issued in denominations of $25 principal amount and integral multiples thereof. We anticipate that the junior subordinated debt securities would be distributed in the form of one or more global securities and DTC, or any successor depositary of the preferred securities, would act as depositary for the junior subordinated debt securities. The depositary arrangements for the junior subordinated debt securities would be substantially similar to those in effect for the preferred securities.

BOOK-ENTRY AND SETTLEMENT

         If distributed to holders of preferred securities in connection with the involuntary or voluntary dissolution, winding-up or liquidation of us as a result of the occurrence of a tax event, investment company event or capital treatment event, the junior subordinated debt securities will be issued in the form of one or more global certificates registered in the name of the depositary or its nominee. Each global certificate is referred to as a "global security." For a more complete discussion, see "Book-Entry Issuance" beginning on page 47 of the accompanying prospectus.

THE DEPOSITARY

         If junior subordinated debt securities are distributed to holders of preferred securities in liquidation of such holders' interests in us, DTC will act as securities depositary for the junior subordinated debt securities. For a description of DTC and the specific terms of the depositary arrangements, see "Description of the Preferred Securities - Book-Entry Only Issuance - The Depository Trust Company" in this prospectus supplement.

         None of BancorpSouth, we, the indenture trustee, any paying agent or any other agent of BancorpSouth or the indenture trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security for such junior subordinated debt security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

              CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

GENERAL

         The following is a summary of the material U.S. federal income tax consequences that may be relevant to a beneficial owner of the preferred securities. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, administrative rulings and judicial decisions, all as in effect as of the date of this prospectus supplement. There can be no assurance that future legislative, administrative or judicial changes or interpretations, which changes could apply retroactively, will not affect the accuracy of this discussion or the statements or conclusions set forth in the opinions referred to below. In addition, the authorities on which this summary is based are subject to various interpretations, and the opinions referred to below are not binding on the Internal Revenue Service (which we refer to as the "IRS") or the courts. Either the IRS or the courts could disagree with the explanations or conclusions contained in this summary.

         This summary deals only with a beneficial owner of the preferred securities that purchases the preferred securities upon original issuance and who will hold the preferred securities as capital assets. This summary does not address tax considerations applicable to investors to whom special tax rules may apply, including:

         -        financial institutions;

         -        tax-exempt entities;

         -        insurance companies;

         -        regulated investment companies;

         -        common trust funds;

         -        dealers in securities or currencies;

         - persons that will own the preferred securities indirectly through a partnership or similar pass-through entity;

         -        persons liable for the U.S. alternative minimum tax;

         - persons that will hold the preferred securities as part of an integrated investment, including a straddle or conversion transaction, comprised of a preferred security and one or more other positions; or

         - U.S. holders (as defined below) that have a functional currency other than the U.S. dollar.

         This discussion does not address the tax consequences arising under any state, local or foreign law. Investors should consult their tax advisors in determining the tax consequences to them of purchasing, holding and disposing of the preferred securities, including the application to their particular situations of the U.S. federal income tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

CLASSIFICATION OF THE JUNIOR SUBORDINATED DEBT SECURITIES

         In connection with the issuance of the junior subordinated debt securities, Waller Lansden Dortch & Davis, A Professional Limited Liability Company, tax counsel to BancorpSouth and us, will render its opinion generally to the effect that, under then current law and assuming full compliance with the terms of the indenture and other relevant documents, and based on the facts and assumptions contained in such opinion, the junior subordinated debt securities held by us will be classified for U.S. federal income tax purposes as indebtedness of BancorpSouth.

CLASSIFICATION OF THE TRUST

         In connection with the issuance of the preferred securities, Waller Lansden Dortch & Davis, A Professional Limited Liability Company, tax counsel to BancorpSouth and us, will render its opinion generally to the effect that, under then current law and assuming full compliance with the terms of the amended trust agreement, the indenture and other relevant documents, and based on the facts and assumptions contained in such opinion, we will be classified for U.S. federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for U.S. federal income tax purposes, each holder of preferred securities generally will be considered the owner of an undivided interest in the junior subordinated debt securities and will be required to include in its gross income all interest or original issue discount (which we refer to as "OID") relating to its allocable share of those junior subordinated debt securities.

U.S. HOLDERS

         For purposes of this discussion, a "U.S. holder" is a beneficial owner of the preferred securities who or that is:

         - a citizen or resident of the United States, as determined for U.S. federal income tax purposes;

         - a legal entity (1) created or organized in or under the laws of the United States or any state in the United States or the District of Columbia and (2) treated as a corporation for U.S. federal income tax purposes;

         - an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

         - a trust if (1) a U.S. court is able to exercise primary supervision over the trust's administration and one or more U.S. persons have the authority to control all of the trust's substantial decisions or (2) such trust has in effect a valid election to be treated as a domestic trust.

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

         Under applicable Treasury regulations, a "remote" contingency that stated interest will not be timely paid is ignored in determining whether a debt instrument is issued with OID. Because BancorpSouth's exercise of the option to defer payments of stated interest on the junior subordinated debt securities would prevent BancorpSouth from declaring dividends on any class of capital stock, BancorpSouth believes that the likelihood of its exercising its option to defer payments is remote within the meaning of the regulations. Based on the foregoing, BancorpSouth believes that, although the matter is not free from doubt, the junior subordinated debt securities will not be considered to be issued with OID. Accordingly, each U.S. holder of preferred securities should include in gross income such holder's allocable share of interest on the junior subordinated debt securities in accordance with such holder's method of tax accounting. No published IRS or judicial interpretations have addressed the meaning of the term "remote" as used in the regulations, however, and it is possible that the IRS could take a position contrary to BancorpSouth's position.

         Under the regulations, if the likelihood that BancorpSouth would exercise the option to defer any payment of interest was determined not to be "remote" or if BancorpSouth were to exercise its option to defer any payment of interest, the junior subordinated debt securities would be treated, solely for purposes of the OID rules, as issued with OID either initially or at the time of such exercise, respectively. In that event, a U.S. holder would be required to include OID in gross income on a current basis over the period the preferred securities are held, even though in the latter case BancorpSouth and we would not be making any actual cash payments during the extended interest payment period. The amount of OID includible in the holder's taxable income would be determined on the basis of a constant yield method over the remaining term of the junior subordinated debt securities, and the actual receipt of stated interest payments would no longer be reported separately as taxable income. The amount of OID that would accrue, in the aggregate, during an extended interest payment period would be approximately equal to the accrued stated interest on the junior subordinated debt securities for such period.

         Because income on the preferred securities will constitute interest or OID, corporate holders of preferred securities will not be entitled to a dividends-received deduction relating to any income recognized relating to the preferred securities.

RECEIPT OF JUNIOR SUBORDINATED DEBT SECURITIES OR CASH UPON LIQUIDATION OF THE TRUST

         Under the circumstances described in this prospectus supplement, junior subordinated debt securities may be distributed to holders in exchange for preferred securities upon our liquidation. Under current law, such a distribution, for U.S. federal income tax purposes, would be treated as a non-taxable event to each U.S. holder, and each U.S. holder would receive an aggregate tax basis in the junior subordinated debt securities equal to such holder's aggregate tax basis in its preferred securities. A U.S. holder's holding period in the junior subordinated debt securities received in such liquidation would include the period during which the preferred securities were held by such holder. If, however, an event occurs which results in us being treated as an association taxable as a corporation, the distribution would likely constitute a taxable event to holders of the preferred securities.

         Under the circumstances described in this prospectus supplement, the junior subordinated debt securities may be redeemed by BancorpSouth for cash and the proceeds of such redemption distributed by us to holders in redemption of their preferred securities. Under current law, such a redemption would constitute a taxable disposition of the redeemed preferred securities. Accordingly, a U.S. holder could recognize gain or loss as if it had sold such redeemed preferred securities for cash as described below under "-- Sales of Preferred Securities" in this section.

SALES OF PREFERRED SECURITIES

         A U.S. holder that sells preferred securities will recognize gain or loss in an amount equal to the difference between its adjusted tax basis in the preferred securities and the amount realized on the sale of such preferred securities. Assuming that BancorpSouth does not exercise its option to defer payment of interest on the junior subordinated debt securities and that the junior subordinated debt securities are not deemed to be issued with OID, a U.S. holder's adjusted tax basis in the preferred securities generally will be its initial purchase price. If the junior subordinated debt securities are deemed to be issued with OID, a U.S. holder's adjusted tax basis in the preferred securities generally will be its initial purchase price, increased by OID previously includible in such U.S. holder's gross income to the date of disposition and decreased by distributions or other payments received on the preferred securities since and including the date that the junior subordinated debt securities were deemed to be issued with OID. Such gain or loss generally will be a capital gain or loss, except to the extent of any accrued interest relating to such U.S. holder's ratable share of the junior subordinated debt securities required to be included in income, and generally will be a long-term capital gain or loss if the preferred securities have been held for more than one year.

         The preferred securities may trade at a price that does not fully reflect the amount of accrued but unpaid interest or deferred interest relating to the underlying junior subordinated debt securities. A U.S. holder who disposes of its preferred securities between record dates for payments of distributions will be required to include in income as ordinary income a portion of the amount realized equal to accrued but unpaid interest and accrued OID on the junior subordinated debt securities to the date of disposition and to add such amount to its adjusted tax basis in such preferred securities. To the extent the selling price is less than the holder's adjusted tax basis, such holder will recognize a capital loss. Subject to certain limited exceptions, capital losses generally cannot be applied to offset ordinary income for U.S. federal income tax purposes.

INFORMATION REPORTING AND BACKUP WITHHOLDING

         Generally, income on the preferred securities will be reported to the IRS and to holders on Form 1099-INT, or, where applicable, Form 1099-OID, which forms should be mailed to holders of preferred securities by January 31 following each calendar year. In addition, U.S. holders may be subject to a backup withholding tax at a rate not to exceed 31% on such payments if they do not provide their taxpayer identification numbers to the trustee in the manner required, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules. U.S. holders may also be subject to information reporting and backup withholding tax with respect to the proceeds from a sale, exchange, retirement or other taxable disposition of the preferred securities. All individuals are subject to these requirements, however, some holders, including all corporations, are exempt from these requirements.

NON-U.S. HOLDERS

         The following discussion only applies to non-U.S. holders. For purposes of this discussion, a "non-U.S. holder" is a beneficial owner of preferred securities other than a U.S. holder.

         U.S. FEDERAL WITHHOLDING TAX

         Generally, the 30% U.S. federal withholding tax will not apply to any payments on the preferred securities provided that:

         - the holder does not actually (or constructively) own 10% or more of the total combined voting power of all classes of BancorpSouth voting stock;

         - the holder is not a controlled foreign corporation that is related to BancorpSouth through stock ownership; and

         - (a) the holder provides its name and address on an IRS Form W-8BEN (or other applicable form), and certifies, under penalties of perjury, that it is a non-U.S. holder, or (b) the holder holds its preferred securities through a "qualified intermediary" as provided in applicable Treasury regulations and satisfies the requirements of those regulations.

         If the holder cannot satisfy the requirements described above, payments on the preferred securities made to such holder will be subject to the 30% U.S. federal withholding tax, unless the holder provides us with a properly executed
(1) IRS Form W-8BEN (or other applicable form) claiming an exemption from, or reduction in the rate of, withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the preferred securities is not subject to withholding tax because it is effectively connected with the holder's conduct of a trade or business in the United States as discussed below under the caption "--U.S. Federal Income Tax" in this section.

         The 30% U.S. federal withholding tax will not apply to any gain a non-U.S. holder realizes on the sale, exchange, retirement or other disposition of the preferred securities.

         U.S. FEDERAL INCOME TAX

         If a non-U.S. holder is engaged in a trade or business in the United States and interest on the preferred securities is effectively connected with the conduct of that trade or business, the non-U.S. holder will be subject to U.S. federal income tax on that interest on a net income basis (although exempt from the 30% withholding tax), in the same manner as if it were a U.S. holder. In addition, if the non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct by such holder of a trade or business in the United States.

         Any gain realized by a non-U.S. holder on the sale, exchange, retirement or other disposition of a preferred security generally will not be subject to U.S. federal income tax unless (1) that gain is effectively connected with the conduct of a trade or business by such holder in the United States, or
(2) the holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met.

         INFORMATION REPORTING AND BACKUP WITHHOLDING

         U.S. information reporting requirements and backup withholding tax will not apply to payments on a preferred security if the beneficial owner (1) certifies its non-U.S. person status under penalties of perjury and also satisfies documentary evidence requirements for establishing that it is a non-U.S. person, or (2) otherwise establishes an exemption.

         Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of a preferred security effected outside the United States by a foreign office of a foreign broker, provided that such broker:

         - derives less than 50% of its gross income for particular periods from the conduct of a trade or business in the United States;

         - is not a controlled foreign corporation for U.S. federal income tax purposes; and

         - is not a foreign partnership that, at any time during its taxable year, is 50% or more, by income or capital interest, owned by U.S. holders or is engaged in the conduct of a U.S. trade or business.

         Backup withholding tax will also not apply to the payment of the proceeds of the sale of a preferred security effected outside the United States by a foreign office of any other foreign or any U.S. broker. However, information reporting requirements will be applicable to such payment unless (1) such broker has documentary evidence in its records that the beneficial owner is a non-U.S. person and other conditions are met or (2) the beneficial owner otherwise establishes an exemption.

         Information reporting requirements and backup withholding tax will apply to the payment of the proceeds of a sale of a preferred security by the U.S. office of a broker, unless the beneficial owner certifies its non-U.S. person status under penalties of perjury or otherwise establishes an exemption.

         THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

                              ERISA CONSIDERATIONS

         Before authorizing an investment in the preferred securities, fiduciaries of any:

         - pension, profit sharing or other employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended, or "ERISA";

         - plan described in Section 4975(e)(1) of the Internal Revenue Code, including an individual retirement account ("IRA") or a Keogh plan; or

         - entity whose underlying assets include plan assets by reason of any such plans' investment in that entity;

which we refer to as "Plans," should consider, among other matters, (1) the fiduciary standards of ERISA (including its prudence and diversification requirements), (2) whether such fiduciaries have authority to make such investment in the preferred securities under the applicable Plan investment policies and governing instruments, and (3) rules under ERISA and the Internal Revenue Code that may prohibit Plan fiduciaries from causing a Plan to engage in a "prohibited transaction." Further, such fiduciaries should also consider that each Plan investing in the preferred securities will be deemed to have made certain representations with respect to the Plan's purchase of the preferred securities, including that the Plan's purchase of the preferred securities is covered by one or more prohibited transaction exemptions.

         Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit Plans, from, among other things, engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code, which we refer to as "Parties in Interest," with respect to such Plans. A violation of these "prohibited transaction" rules may result in an excise tax, penalties or other liabilities under ERISA and/or Section 4975 of the Internal Revenue Code for such persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. In the case of an IRA, the occurrence of a prohibited transaction involving the individual who established the IRA, or his or her beneficiaries, would cause the IRA to lose its tax exempt status, unless exemptive relief is available. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or
Section 4975 of the Internal Revenue Code; however, such plans may be subject to similar provisions under applicable law, all of which are outside the scope of this section of the prospectus supplement.

         The United States Department of Labor has issued a regulation, the "Plan Assets Regulation," concerning the definition of what constitutes the assets of a Plan. The Plan Assets Regulation provides that, as a general rule, the underlying assets and properties of corporations, partnerships, trusts and certain other entities in which a Plan makes an "equity" investment will be deemed, for purposes of ERISA, to be "plan assets" of the investing Plan unless there is an applicable exception for its investment.

         One such exception under the Plan Asset Regulation is for an equity investment which is a "publicly-offered security." A publicly-offered security is a security that:

         (1) is freely transferable;

         (2) is part of a class of securities that is "widely-held," that is, owned by 100 or more investors independent of the issuer and of one another; and

         (3) is either:

         - part of a class of securities registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, or

         - sold to the Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933 and the class of securities of which such security is part is registered under the Securities Exchange Act of 1934 within the requisite time.

         A security will not fail to be "widely held" because the number of independent investors falls below 100 subsequent to the initial offering as a result of events beyond the control of the issuer. The Plan Assets Regulation provides that whether a security is "freely transferable" is a factual question to be determined on the basis of all relevant facts and circumstances.

         We expect that the preferred securities will meet the criteria of "publicly-offered securities" under the Plan Assets Regulation and, if this occurs, our assets would not be considered "plan assets" for ERISA purposes. The underwriters expect that the preferred securities will be held by at least 100 independent investors at the conclusion of the offering, and there are no restrictions imposed on the transfer of the preferred securities and the preferred securities will be sold as part of an offering pursuant to an effective registration statement under the Securities Act, and then will be timely registered under the Exchange Act.

         On the other hand, there can be no assurance that the publicly-offered security exception or any of the other exceptions set forth in the Plan Assets Regulation will apply to the purchase of preferred securities offered in this prospectus supplement and, as a result, an investing Plan's assets could be considered to include an undivided interest in the junior subordinated debt securities that we hold. In the event that our assets are considered assets of an investing Plan, our trustees, BancorpSouth, and/or other persons, in providing services with respect to the junior subordinated debt securities, could be considered fiduciaries to such Plan and subject to the fiduciary responsibility provisions of Title I of ERISA. In addition, certain transactions involving us and/or the preferred securities could be deemed to constitute direct or indirect prohibited transactions under ERISA and Section 4975 of the Internal Revenue Code with respect to a Plan. For example, if BancorpSouth is a Party in Interest with respect to an investing Plan, extensions of credit between us and BancorpSouth (as represented by the junior subordinated debt securities and the guarantee) would likely be prohibited by Section 406(a)(1)(B) of ERISA and Section 4975(c)(1)(B) of the Internal Revenue Code.

         If a prohibited transaction occurs for which no exemption is available, any fiduciary or other person that has engaged in the prohibited transaction could be required (1) to restore to the Plan any profit realized on the transaction and (2) to reimburse the Plan for any losses suffered by the Plan as a result of the investment. In addition, each disqualified person (within the meaning of Section 4975 of the Internal Revenue Code) involved could be subject to an excise tax equal to 15% of that amount involved in the prohibited transaction for each year the transaction continues and, unless the transaction is corrected within statutorily required periods, to an additional tax of 100%. Further, the Department of Labor could impose other penalties on the fiduciary or other person participating in the transaction. Plan fiduciaries who decide to invest in the preferred securities could, under certain circumstances, be liable for prohibited transactions or other violations as a result of their investment in the preferred securities or as co-fiduciaries for actions taken by or on behalf of BancorpSouth or our trustees. With respect to an IRA that invests in preferred securities, the occurrence of a prohibited transaction involving the individual who established the IRA, or his or her beneficiaries, would cause the IRA to lose its tax-exempt status.

         Even if there is no exemption available under the Plan Asset Regulations, the Department of Labor has issued five prohibited transaction class exemptions that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the preferred securities, assuming that our assets were deemed to be "plan assets" of Plans investing in us (see above). Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers); PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

         Because there might not be an exemption available under the Plan Asset Regulation, the preferred securities may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity, which we refer to as a "Plan Asset Entity," or any other person investing "plan assets" of any Plan, unless such purchase or holding is covered by the prohibited transaction class exemptions or another applicable class or individual exemption. If a purchaser or holder of the preferred securities that is a Plan or a Plan Asset Entity elects to rely on an exemption other than the prohibited transaction class exemptions, we and BancorpSouth may require a satisfactory opinion of counsel or other evidence with respect to the availability of such exemption for such purchase and holding. In any event, any purchaser or holder of the preferred securities that is a Plan or a Plan Asset Entity or is purchasing such securities on behalf of or with "plan assets" will be deemed to have represented by its purchase and holding thereof that (1) the purchase and holding of the preferred securities is covered by the exemptive relief provided by the prohibited transaction class exemptions or another applicable exemption, (2) BancorpSouth and our trustees are not "fiduciaries" within the meaning of Section 3(21) of ERISA and the regulations thereunder with respect to such person's interest in the preferred securities or the junior subordinated debt securities, and (3) in purchasing the preferred securities, such person approves the purchase of the junior subordinated debt securities and the appointment of our trustees.

         The foregoing discussion is general in nature and is not intended to be inclusive. Consequently, and due to the complexity of the fiduciary responsibility and prohibited transaction rules described above and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the capital securities on behalf of or with "plan assets" of any Plan consult with their counsel, prior to any such purchases, regarding the potential applicability of ERISA, Section 4975 of the Internal Revenue Code and any similar laws to such investment and whether all conditions of such exemption or exemptions have been satisfied such that the acquisition and holding of the preferred securities by the purchaser Plan are entitled to full exemptive relief thereunder.

                                  UNDERWRITING

         Subject to the terms and conditions set forth in the underwriting agreement relating to the preferred securities, we have agreed to sell to each of the underwriters listed below, and each of the underwriters has severally agreed to purchase from us, the respective number of preferred securities shown opposite its name below:

                                                               Number of
                                                               Preferred
Underwriters                                                   Securities
------------                                                   ----------
Salomon Smith Barney Inc. ...............................
A.G. Edwards & Sons, Inc. ...............................
Morgan Stanley & Co. Incorporated........................
Stephens Inc...............................................
Stifel, Nicolaus & Company, Incorporated...................
                                                               ---------
Total                                                          4,000,000
                                                               =========

         The underwriting agreement provides that the obligations of the underwriters to purchase the preferred securities are subject to certain conditions and that, if any preferred securities are purchased by the underwriters under the underwriting agreement, all of the preferred securities agreed to be purchased by the underwriters under the underwriting agreement must be so purchased.

         We have been advised by the underwriters that they propose to offer the preferred securities offered hereby initially at the public offering price set forth on the cover page of this prospectus supplement, and to certain selected dealers (who may include the underwriters) at such public offering price less a concession not in excess of $ per preferred security. The underwriters or such selected dealers may re-allow a commission to certain other dealers not to
exceed $     per preferred security. After the initial public offering, the public offering price, the concession to selected dealers and the re-allowance to other dealers may be changed by the underwriters.

      The following table summarizes the commissions to be paid by BancorpSouth to the underwriters in connection with this offering.

                                                  Per Preferred
                                                     Security              Total
                                                     --------              -----
Public offering price (1)......................      $ 25.00            $100,000,000
Underwriting commissions to be paid by
BancorpSouth, Inc..............................        (2)                  (2)
Proceeds (before expenses) to BancorpSouth
Capital Trust I................................      $ 25.00            $100,000,000

----------

(1) Plus accrued distributions from January , 2002, if settlement occurs after that date.

(2)      Underwriting commissions of $    per trust preferred security, or
         $     for all    % preferred securities, will be paid by BancorpSouth,
         Inc.

         BancorpSouth and the Trust have granted an option to the underwriters, exercisable during the 30-day period after the date of this prospectus, to
purchase up to an aggregate of      additional preferred securities to cover
over-allotments, if any, at the offering price to the public set forth on the cover page of this prospectus. If the underwriters exercise this option in whole
or in part, BancorpSouth will pay underwriting commissions of $      per
additional preferred security so purchased.

         The preferred securities have been approved for listing on the New York Stock Exchange under the symbol "BXS PrA" subject to official notice of issuance. BancorpSouth expects the preferred securities will begin trading on the New York Stock Exchange within 30 days after they are first issued.

         We have been advised by the underwriters that certain underwriters presently intend to make a market in the preferred securities; however, none of the underwriters is obligated to do so. Any such market-making may be discontinued at any time, for any reason and without notice. If any of the underwriters ceases to act as a market-maker for the preferred securities for any reason, there can be no assurance that another firm or person will make a market in the preferred securities. There can be no assurance that an active market for the preferred securities will develop or, if a market does develop, at what prices the preferred securities will trade.

         In connection with this offering and in compliance with applicable law, the underwriters may sell more preferred securities than the total amount shown on the list of underwriters and participations which appears above. The underwriters may also effect transactions which stabilize, maintain or otherwise affect the market price of the preferred securities at levels above those which might otherwise prevail in the open market. Such transactions may include placing bids for the preferred securities or effecting purchases of the preferred securities for the purpose of pegging, fixing or maintaining the price of the preferred securities or for the purpose of reducing a syndicate short position created in connection with the offering. Finally, the underwriters may reclaim selling concessions allowed to dealers for distributing the preferred securities in this offering, if they repurchase previously distributed preferred securities in transactions to cover short positions, in stabilization transactions or otherwise. The underwriters are not required to engage in any of these activities and such activities, if commenced, may be discontinued at any time.

         Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the preferred securities. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

         We estimate that our total expenses for this offering will be approximately $ .

         Certain underwriters or their affiliates have from time to time provided investment banking and/or financial advisory services to BancorpSouth and its affiliates in the ordinary course of business, for which they have received customary fees, and they may continue to do so in the future.

         Because the NASD views the preferred securities as interests in a direct participation program, the offering is being made in compliance with Rule 2810 of the NASD's Conduct Rules. The underwriters may not confirm sales to any discretionary account without the prior specific written approval of a customer.

         We and BancorpSouth have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of such liabilities.

         It is expected that delivery of the preferred securities will be made against payment therefor on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fourth business day in the United States following the date hereof ("T+4"). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade preferred securities on the date hereof will be required, by virtue of the fact that the preferred securities initially will settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of preferred securities which wish to trade preferred securities on the date hereof should consult their own advisors.

                                  LEGAL MATTERS

         Certain matters of Delaware law relating to the validity of the preferred securities, the enforceability of the amended trust agreement and our creation will be passed upon on our behalf by Richards, Layton & Finger, P.A., as special Delaware counsel to both us and BancorpSouth. The validity of the junior subordinated debt securities, the guarantee and certain matters relating thereto will be passed upon on behalf of BancorpSouth and us by Riley, Ford, Caldwell & Cork, P.A., Tupelo, Mississippi. Certain legal matters will be passed upon for the underwriters by Cravath, Swaine & Moore, New York, New York. Certain matters relating to United States federal income tax considerations will be passed upon for us and BancorpSouth by Waller Lansden Dortch & Davis, A Professional Limited Liability Company, Nashville, Tennessee.

                                     EXPERTS

         The consolidated financial statements of BancorpSouth, Inc. and subsidiaries as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference in this prospectus supplement and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS
                                  $500,000,000

                               BANCORPSOUTH, INC.
                                 Debt Securities
                       Junior Subordinated Debt Securities
                                  Common Stock


                          BANCORPSOUTH CAPITAL TRUST I
                          BANCORPSOUTH CAPITAL TRUST II
                         BANCORPSOUTH CAPITAL TRUST III
                          BANCORPSOUTH CAPITAL TRUST IV
                           Trust Preferred Securities
   (fully and unconditionally guaranteed on a subordinated basis, as described herein, by BancorpSouth, Inc.)

         BancorpSouth, Inc. and the BXS Trusts may offer and sell from time to time, in one or more series, up to $500,000,000 of the securities listed above in connection with this prospectus.

         Each of the BXS Trusts is a Delaware business trust which may sell trust preferred securities in one or more offerings to the public and common securities to BancorpSouth, Inc. In the event of such sales, the BXS Trusts will use the proceeds to buy an equal principal amount of junior subordinated debt securities of BancorpSouth, Inc.

         The common stock of BancorpSouth, Inc. is listed on the New York Stock Exchange under the symbol "BXS."

         This prospectus contains a general description of the securities which may be offered. The specific terms of the securities will be contained in one or more supplements to this prospectus. Read the prospectus and any supplement carefully before you invest. The supplement may also add, update or change information contained in this prospectus.

         THE SECURITIES COVERED BY THIS PROSPECTUS WILL NOT BE SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF BANCORPSOUTH AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is December 17, 2001.

         This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

                                TABLE OF CONTENTS

HEADING                                                                   PAGE
-------                                                                   ----
About this Prospectus ..............................................        3
Ratio of Earnings to Fixed Charges .................................        4
Where You Can Find More Information ................................        5
The Company ........................................................        6
The BXS Trusts .....................................................        6
Certain Regulatory Considerations ..................................        9
Use of Proceeds ....................................................       10
Description of Debt Securities .....................................       10
Description of Junior Subordinated Debt Securities .................       17
Description of Trust Preferred Securities ..........................       28
Description of Guarantees ..........................................       38
Relationship Among the Trust Preferred Securities, the Corresponding
Junior Subordinated Debt Securities and the Guarantees .............       40
Description of Common Stock ........................................       42
Book-Entry Issuance ................................................       47
Legal Matters ......................................................       50
Experts ............................................................       50
Plan of Distribution ...............................................       50

                              ABOUT THIS PROSPECTUS

         This document is called a prospectus. This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. To understand the terms of the securities, you should carefully read this prospectus with the attached prospectus supplement. This prospectus and the prospectus supplement together give the specific terms of the securities being offered. You should also read the documents referred to under the heading "Where You Can Find More Information" for information on BancorpSouth, Inc. and its financial statements. The Company has its principal offices at One Mississippi Plaza, Tupelo, Mississippi 38804 (telephone: (662) 680-2000). Certain capitalized terms used in this summary are defined elsewhere in this prospectus.

         BancorpSouth, Inc. (also referred to as the "Company" or "we") and BancorpSouth Capital Trust I, BancorpSouth Capital Trust II, BancorpSouth Capital Trust III and BancorpSouth Capital Trust IV have filed a registration statement with the Securities and Exchange Commission under a "shelf" registration procedure. Under this procedure, the Company and the BXS Trusts may offer and sell from time to time, in one or more series, up to an aggregate of $500,000,000 of any of the following securities:

         (i) unsecured debt securities of the Company;

         (ii) shares of common stock of the Company;

         (iii) trust preferred securities of a BXS Trust;

         (iv) unsecured junior subordinated debt securities of the Company relating to the trust preferred securities; and

         (v) guarantees of the Company relating to the trust preferred securities.

         This prospectus provides you with a general description of the securities the Company or a BXS Trust may offer. Each time the Company or a BXS Trust offers securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus.

         The prospectus supplement may also contain information about certain U.S. federal income tax considerations relating to the securities covered by the prospectus supplement.

         The Company and each BXS Trust may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by the Company and each BXS Trust directly or through dealers or agents designated from time to time, which agents may be affiliates of the Company and each BXS Trust. If the Company, directly or through agents, solicits offers to purchase the securities, the Company reserves the sole right to accept and, together with its agents, to reject, in whole or in part, any such offer.

         The prospectus supplement will also contain, with respect to the securities being sold, the names of the underwriters, dealers or agents, if any, together with the terms of offering, the compensation of the underwriters and the net proceeds to the Company and each BXS Trust.

         Any underwriters, dealers or agents participating in the offering may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended.

                       RATIO OF EARNINGS TO FIXED CHARGES

         For the nine months ended September 30, 2001 and 2000 and for the five years ended December 31, 2000, the ratio of earnings to fixed charges of the Company, computed as set forth below, was as follows:

                              Nine months ended            Year ended December 31:
                              -----------------            -----------------------
                           9/30/2001    9/30/2000    2000    1999    1998     1997    1996
                           ---------    ---------    ----    ----    ----     ----    ----
Earnings to Fixed
Charges:
  Excluding Interest on       5.10        4.69       4.08    7.29    7.59    10.05    9.09
  Deposits
  Including Interest on       1.38        1.38       1.32    1.53    1.47     1.46    1.52
  Deposits

         For purposes of computing the ratio of earnings to fixed charges, earnings represent net income (loss) before extraordinary items plus applicable income taxes and fixed charges. Fixed charges, excluding interest on deposits, include interest expense (other than on deposits) and the proportion deemed representative of the interest factor of rent expense, net of income from subleases. Fixed charges, including interest on deposits, include all interest expense and the proportion deemed representative of the interest factor of rent expense, net of income from subleases.

                       WHERE YOU CAN FIND MORE INFORMATION

         The Company and the BXS Trusts have filed a registration statement with the SEC. This prospectus is part of the registration statement but the registration statement also contains additional information and exhibits. The Company also files proxy statements, annual, quarterly and special reports and other information with the SEC. You may read and copy the registration statement and any reports, proxy statements and other information at the public reference room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You can call the SEC for further information about its public reference room at 1-800-732-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like the Company, that file electronically with the SEC. The address of the SEC's website is "http://www.sec.gov."

         The Company's common stock is listed on the New York Stock Exchange under the symbol "BXS." Reports and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         The SEC allows the Company to incorporate documents by reference in this prospectus. This means that by listing or referring to a document which the Company has filed with the SEC in this prospectus, that document is considered to be a part of this prospectus and should be read with the same care. When the Company updates the information contained in documents which have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated.

         The documents listed below are incorporated by reference into this prospectus:

- The Company's Annual Report on Form 10-K for the year ended December 31, 2000;

- The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

- The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001; - The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001;

- The Company's Current Report on Form 8-K, dated March 28, 2001;

- The description of the Company's Common Stock and Common Stock Purchase Rights contained in the Company's Registration Statements on Form 8-A filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendment or report filed for the purpose of updating such description; and

- Any documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this registration statement of which this prospectus is a part and before the effective date of that registration statement and after the date of this prospectus and before the termination of the offering of the securities.

         You may request a free copy of any or all of these filings by writing or telephoning us at the following address:

                        BancorpSouth, Inc.
                        One Mississippi Plaza
                        Tupelo, Mississippi  38804
                        Attention: Corporate Secretary
                        Telephone number: (662) 680-2000

         No separate financial statements of any BXS Trust are included in this prospectus. The Company and the BXS Trusts do not consider that such financial statements would be material to holders of the Trust Preferred Securities because each BXS Trust is a special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than holding as trust assets the Corresponding Junior Subordinated Debt Securities (as defined below under the heading "The BXS Trusts") of the Company and issuing the Trust Securities. Furthermore, taken together, the Company's obligations under each series of Corresponding Junior Subordinated Debt Securities, the Junior Indenture pursuant to which the Corresponding Junior Subordinated Debt Securities will be issued, the related Trust Agreement and the related Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of Distributions and other amounts due on the related Trust Preferred Securities of a BXS Trust. For a more detailed discussion see "The BXS Trusts," "Description of Trust Preferred Securities," "Description of Junior Subordinated Debt Securities -- Corresponding Junior Subordinated Debt Securities" and "Description of Guarantees." In addition, the Company does not expect that any of the BXS Trusts will be filing reports under the Exchange Act with the SEC.

         You should only rely on the information contained in this prospectus and any applicable prospectus supplement or incorporated by reference. Neither the Company nor any BXS Trust has authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of a later date than the date of this prospectus or the applicable prospectus supplement. The financial condition, results of operations or business prospects of the Company may have changed since those dates.

                                   THE COMPANY

         The Company is a bank holding company and Mississippi corporation with commercial banking and financial services operations in Mississippi, Tennessee, Alabama, Arkansas, Texas and Louisiana. Its principal subsidiary is BancorpSouth Bank, a Mississippi banking corporation (the "Bank"). The Company's principal office is located at One Mississippi Plaza, Tupelo, Mississippi 38804 and its telephone number is (662) 680-2000.

         The Bank has its principal office in Tupelo, Lee County, Mississippi, and conducts a general commercial banking and trust business through offices in over 100 municipalities or communities in Mississippi, Tennessee, Alabama, Arkansas, Texas and Louisiana. The Bank has grown through the acquisition of other banks, the purchase of assets from federal regulators and through the opening of new branches and offices.

         The Bank and its subsidiaries provide a range of financial services to individuals and small-to-medium size businesses. The Bank operates investment services, consumer finance, credit life insurance and insurance agency subsidiaries which engage in investment brokerage services, consumer lending, credit life insurance sales and sales of other insurance products. The Bank's trust department offers a variety of services including personal trust and estate services, certain employee benefit accounts and plans, including individual retirement accounts, and limited corporate trust functions.

                                 THE BXS TRUSTS

         Each BXS Trust is a statutory business trust created under Delaware law and is governed by:

         (i) a trust agreement, in effect as of the date hereof, as Depositor of the BXS Trust, and the Delaware Trustee of such BXS Trust; and

         (ii) a certificate of trust, in effect as of the date hereof, filed with the Delaware Secretary of State.

         Unless otherwise specified in the applicable prospectus supplement:

- Each BXS Trust will have a term of approximately 55 years from the date it issues its Trust Securities, but may dissolve earlier as provided in the applicable Trust Agreement.

- Each BXS Trust's business and affairs will be conducted by its trustees.

- The trustees will be appointed by the Company as holder of the Trust Common Securities.

- The trustees will be The Bank of New York, as the Property Trustee (the "Property Trustee"), The Bank of New York (Delaware), as the Delaware Trustee (the "Delaware Trustee"), and two individual trustees (the "Administrative Trustees") who are employees or officers of or affiliated with the Company (collectively, the "BXS Trust Trustees"). The Bank of New York, as Property Trustee, will act as sole indenture trustee under each Trust Agreement for purposes of compliance with the Trust Indenture Act. The Bank of New York will also act as trustee under the Guarantees and the Junior Indenture. See "Description of Guarantees" and "Description of Junior Subordinated Debt Securities."

- If an event of default under the Trust Agreement for a BXS Trust has occurred and is continuing, the holder of the Trust Common Securities of that BXS Trust, or the holders of a majority in Liquidation Amount of the Related Trust Preferred Securities, will be entitled to appoint, remove or replace the Property Trustee or the Delaware Trustee for such BXS Trust.

- Under all circumstances, only the holder of the Trust Common Securities has the right to vote to appoint, remove or replace the Administrative Trustees.

- The duties and obligations of each BXS Trust Trustee are governed by the applicable Trust Agreement.

- The Company will pay all fees and expenses related to each BXS Trust and the offering of the Trust Preferred Securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of each BXS Trust.

         Each trust agreement of a BXS Trust in effect on the date hereof will be amended and restated in its entirety (each, as so amended and restated, a "Trust Agreement") substantially in the form filed as an exhibit to the registration statement of which this prospectus forms a part.

         Each Trust Agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

         Each BXS Trust may offer to the public, from time to time, preferred securities (the "Trust Preferred Securities") representing preferred beneficial interests in the applicable BXS Trust. In addition to Trust Preferred Securities offered to the public, each BXS Trust will sell common securities representing common ownership interests in such BXS Trust to the Company (the "Trust Common Securities"). All of the Trust Common Securities of each BXS Trust will be owned by the Company. The Trust Common Securities and the Trust Preferred Securities together are also referred to as the "Trust Securities."

         Each BXS Trust exists for the exclusive purposes of:

         (i) issuing and selling its Trust Securities;

         (ii) using the proceeds from the sale of such Trust Securities to acquire a series of Corresponding Junior Subordinated Debt Securities issued by the Company;

         (iii) making distributions; and

         (iv) engaging in only those other activities necessary or incidental thereto (such as registering the transfer of the Trust Securities).

         When any BXS Trust sells its Trust Preferred Securities to the public, it will use the money it receives together with the money it receives from the sale of its Trust Common Securities to buy a series of the Company's Junior Subordinated Debt Securities (the "Corresponding Junior Subordinated Debt Securities"). The payment terms of the Corresponding Junior Subordinated Debt Securities will be virtually the same as the payment terms of that BXS Trust's Trust Preferred Securities (the "Related Trust Preferred Securities").

         Each BXS Trust will own only the applicable series of Corresponding Junior Subordinated Debt Securities. The only source of funds for each BXS Trust will be the payments it receives from the Company on the Corresponding Junior Subordinated Debt Securities. Each BXS Trust will use such funds to make cash payments to holders of the Trust Preferred Securities.

         The Trust Common Securities of a BXS Trust will rank equally, and payments will be made thereon pro rata, with the Trust Preferred Securities of such BXS Trust, except that upon the occurrence and continuance of an event of default under a Trust Agreement resulting from an event of default under the Junior Indenture, the rights of the Company, as holder of the Trust Common Securities, to payment in respect of Distributions and payments upon liquidation or redemption will be subordinated to the rights of the holders of the Trust Preferred Securities of such BXS Trust. See "Description of Trust Preferred Securities -- Subordination of Trust Common Securities." The Company will acquire Trust Common Securities in an aggregate Liquidation Amount equal to not less than 3% of the total capital of each BXS Trust.

         The prospectus supplement relating to any Trust Preferred Securities will contain the details of the cumulative preferential cash distributions ("Distributions") to be made periodically to the holders of the Trust Securities.

         Under certain circumstances, the Company may redeem the Corresponding Junior Subordinated Debt Securities which it sold to a BXS Trust. If it does this, the BXS Trust will redeem a like amount of the Trust Preferred Securities which it sold to the public and the Trust Common Securities which it sold to the Company.

         Under certain circumstances, the Company may dissolve each BXS Trust and cause the Corresponding Junior Subordinated Debt Securities to be distributed to the holders of the Related Trust Preferred Securities. If this happens, owners of the Related Trust Preferred Securities will no longer have any interest in such BXS Trust and will only own the Corresponding Junior Subordinated Debt Securities.

         Generally, the Company needs the approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") to redeem the Corresponding Junior Subordinated Debt Securities or to dissolve one or more of the BXS Trusts. A more detailed description is provided under the heading "Description of Trust Preferred Securities -- Liquidation Distribution Upon Dissolution."

         The principal executive office of each BXS Trust is One Mississippi Plaza, Tupelo, Mississippi 38804 and the telephone number of each is (662) 680-2000.

                        CERTAIN REGULATORY CONSIDERATIONS

         GENERAL. As a bank holding company, the Company is subject to the regulation, supervision and examination of the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended by the Gramm-Leach-Bliley Act, which became effective March 11, 2000.

         The Company's subsidiary bank is also subject to regulation, supervision and examination by applicable federal and state banking agencies. The Bank, the Company's principal banking subsidiary, is a Mississippi chartered banking corporation and is subject to regulation, supervision and examination by the Mississippi Department of Banking and Consumer Finance and the Federal Deposit Insurance Corporation. The Bank is not a member of the Federal Reserve. Depository institutions, such as the Bank, are also affected by various state and federal laws, including those related to consumer protection and similar matters.

         For a discussion of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries, which is information relevant to the Company, please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2000 and the other reports filed subsequently with the SEC by the Company, which are incorporated by reference in this prospectus. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of investors.

         DIVIDENDS. The Company is a legal entity separate and distinct from its subsidiaries (including the Bank), although the principal source of the Company's cash revenues are payments of interest and dividends from the Bank. There are various legal and regulatory limitations on the extent to which the Bank can finance or otherwise supply funds to the Company and certain of its other affiliates.

         Various federal and state laws limit the amount of dividends that the Bank may pay to the Company without regulatory approval. Under Mississippi law, the Bank must obtain written approval of the Commissioner of the Mississippi Department of Banking and Consumer Finance prior to paying any dividend on the Bank's common stock. Under the Federal Deposit Insurance Corporation Improvement Act of 1991, the Bank may not pay any dividends if, after paying the dividend, it would be undercapitalized under applicable capital requirements. The FDIC also has the authority to prohibit the Bank from engaging in business practices which the FDIC considers to be unsafe or unsound, which, depending on the financial condition of the Bank, could include the payment of dividends.

         Consistent with its policy regarding bank holding companies serving as a source of financial strength for their subsidiary banks, the Federal Reserve Board has indicated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common shareholders has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears consistent with the bank holding company's capital needs, asset quality and overall financial condition.

                                 USE OF PROCEEDS

         Except as may be set forth in a prospectus supplement, the Company will use the net proceeds from the sale of the securities offered hereby for general corporate purposes, including refinancing of debt, investments in, or extensions of credit to, the Bank and, to a lesser extent, other existing or future subsidiaries. Pending such use, the net proceeds may be temporarily invested in short-term obligations. The precise amounts and timing of the application of proceeds used for general corporate purposes will depend upon funding requirements of the Company and its subsidiaries and the availability of other funds.

                         DESCRIPTION OF DEBT SECURITIES

         SUMMARY. The following description of the terms of the debt securities other than the Junior Subordinated Debt Securities (the "Debt Securities") sets forth certain general terms and provisions. The particular terms of any offering of Debt Securities will be contained in a prospectus supplement. The prospectus supplement will describe the:

-        specific designation;

-        priority in rights of payment, if any;

-        aggregate principal amount;

-        denominations;

-        maturity;

-        premium, if any;

-        interest rate, if any (which may be fixed or variable);

-        dates interest is paid;

- terms for redemption at the option of the Company or the holder, if any;

-        terms for sinking or purchase fund payments, if any;

-        currency or currencies of denomination and payment, if other than U.S.
         dollars;

- securities exchanges, if any, on which the Debt Securities are to be listed;

-        initial public offering price;

-        principal amounts, if any, to be purchased by underwriters; and

- other terms in connection with the offering and sale of the Debt Securities being sold.

         All or a portion of the Debt Securities may be issued in global form. This means that you will not receive a paper certificate. Instead, you will receive a statement showing your ownership of the Debt Securities that you purchased. A more detailed discussion of the depositary arrangements that will apply appears under the heading "Book-Entry Issuance."

         Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Certain United States federal income tax consequences and special considerations applicable to any such Debt Securities will be described in the applicable prospectus supplement.

         If any index is used to determine the amount of payments of principal of, premium, if any, or interest on any series of Debt Securities, special United States federal income tax, accounting and other considerations applicable thereto will be described in the applicable prospectus supplement.

         The Debt Securities are to be issued under an Indenture, as it may be supplemented from time to time (the "Debt Securities Indenture"), between the Company and The Bank of New York, as Trustee (the "Debt Securities Trustee"). The form of the Debt Securities Indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part. The Debt Securities Indenture is qualified under the Trust Indenture Act.

         The following summaries of certain provisions of the Debt Securities and the Debt Securities Indenture are not complete. For a complete description of the Debt Securities, you should read the Debt Securities Indenture applicable to a particular series of Debt Securities (the "Applicable Indenture"), including the definitions therein of certain terms.

         Wherever we refer to particular sections, articles or defined terms of the Applicable Indenture, we are incorporating those sections, articles or defined terms into this prospectus by reference. Capitalized terms not otherwise defined herein shall have the meaning given to them in the Applicable Indenture.

         GENERAL. The aggregate principal amount of Securities which may be authenticated and delivered under the Debt Securities Indenture is unlimited. The Securities may be issued up to the aggregate principal amount of Securities from time to time authorized by or pursuant to a Company Board Resolution.

         The Securities may be issued in one or more series. All Securities of each series issued under the Debt Securities Indenture shall in all respects be equally and ratably entitled to the benefits thereof with respect to such series without preference, priority or distinction on account of the actual time or times of the authentication and delivery or Maturity of the Securities of such series. There shall be established in or pursuant to a Company Board Resolution, and set forth in an Officers' Certificate of the Company, or established in one or more indentures supplemental to the Debt Securities Indenture, which shall be delivered to the Trustee prior to the issuance of Securities of any series:

         (1) the form of the Securities of the series and the Coupons, if any, appertaining thereto;

         (2) the title of the Securities of the series;

         (3) any limit upon the aggregate principal amount of the Securities of the series;

         (4) the date or dates on which the Securities may be issued;

         (5) the date or dates, which may be serial, on which the principal of, and premium, if any, on the Securities of such series shall be payable;

         (6) the rate or rates, or the method of determination thereof, at which the Securities of such series shall bear interest, if any;

         (7) whether Securities under the Debt Securities Indenture are to be designated as Senior Debt Securities or Subordinated Debt Securities;

         (8) the place or places where the principal of, and premium, if any, and interest, if any, on Securities of the series shall be payable;

         (9) the provisions, if any, establishing the price or prices at which, the period or periods within which and the terms and conditions upon which Securities of the series may be redeemed, in whole or in part, at the option of the Company;

         (10) the obligation, if any, of the Company to redeem, purchase or repay Securities of the series pursuant to the sinking fund or analogous provisions or at the option of a Holder thereof and the price or prices, in the currency or currency unit in which the

Securities of such series are payable, at which and the period or periods within which and the terms and conditions upon which Securities of the series shall be redeemed, purchased or repaid, in whole or in part, pursuant to such obligation;

         (11) the denominations in which such series of Debt Securities will be issuable, if other than denominations of $1000 and any integral multiple thereof;

         (12) the portion of the principal amount of Securities of such series which shall be payable upon declaration of acceleration of the Maturity, if other than the principal amount thereof;

         (13) whether payment of the principal of, premium, if any, and interest, if any, on the Securities of such series shall be with or without deduction for taxes, assessments or governmental charges, and with or without reimbursement of taxes, assessments or governmental charges paid by Holders;

         (14) any Events of Default or Defaults with respect to the Securities of such series;

         (15) the applicable dates for the list of names and addresses of the Holders of Registered Securities in case the Securities of such series do not bear interest;

         (16) whether the Securities of such series are to be issued as Registered Securities (with or without Coupons) or Unregistered Securities or both, and, if Unregistered Securities or Coupon Securities are issued, whether Unregistered Securities or Coupon Securities of such series may be exchanged for Registered Securities or Fully Registered Securities of such series and whether Registered Securities or Fully Registered Securities of such series may be exchanged for Unregistered Securities of such series and the circumstance under which and the place or places where any such exchanges, if permitted, may be made;

         (17) the currency or currencies in which the principal of, and premium, if any, and interest, if any, on the Securities of such series are to be denominated, payable, redeemable or repurchaseable;

         (18) provisions for the satisfaction and discharge of the indebtedness represented by the Securities of such series;

         (19) whether the Securities of such series are issuable as a Global Security and, in such case, the identity of the Depositary for such series;

         (20) if the amount of payment of principal of (and premium, if any) or interest on the Securities of such series may be determined with reference to an index, formula or other method based on a coin, currency or currency unit other than that in which the Securities are stated to be payable or otherwise, the manner in which such amounts shall be determined;

         (21) any other terms of such series; and

         (22) any trustees, paying agents, transfer agents or registrars with respect to the Securities of such series, and, if the Securities of such series are to be denominated and payable in any currency other than Dollars, the initial Dollar Determination Agent.

         Unless otherwise provided in the prospectus supplement:

         (i) principal of (and premium, if any) and interest on the Debt Securities will be payable, and the Debt Securities will be exchangeable and transfers thereof will be registerable, at the office or agency of the Company, except that, at the option of the Company, interest may be paid by mailing a check to the address of the person entitled thereto as it appears in the Security Register; and

         (ii) the Debt Securities will be issued only in registered form and in denominations of $1,000 or any integral multiple thereof, and shall be payable in Dollars.

         No service charge will be made for any transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

         Debt Securities may be issued as Original Issue Discount Securities to be sold at a substantial discount below their principal amount. "Original Issue Discount Security" means any security which provides for an amount less than the principal amount thereof to be due and payable upon the declaration of acceleration of the maturity thereof upon the occurrence and continuance of an Event of Default.

         The Debt Securities Indenture does not contain any provisions that would provide protection to holders of the Debt Securities against a sudden and dramatic decline in credit quality of the Company resulting from any highly leveraged transaction, takeover, merger, recapitalization or similar restructuring or change in control.

         The Debt Securities Indenture allows the Company to merge or consolidate with another company, or to sell all or substantially all of its assets to another company. If these events occur, the other company will be required to assume the Company's responsibilities relating to the Debt Securities and the Company will be released from all liabilities and obligations. See " -- Merger, Consolidation and Sale of Assets" for a more detailed discussion.

         DEFAULTS. The Debt Securities Indenture defines an Event of Default with respect to any Senior Debt Securities as any one of the following events:

         (1) default in the payment of any interest upon any Security of such series when such interest becomes due and payable, and continuance of such default for a period of 30 days;

         (2) default in the payment of the principal of (including any sinking fund payment or analogous obligation) or premium, if any, on any Security of such series as and when the same shall become due and payable either at Maturity, upon redemption, by declaration or otherwise;

         (3) default in the performance, or breach, of any covenant or warranty of the Company in respect of the Securities of such series (other than a covenant or warranty a default in the performance of which or the breach of which is specifically dealt with elsewhere), and continuance of such default or breach for a period of 90 days after there has been given to the Company by the Trustee, by registered or certified mail, or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Securities of such series, a written notice specifying such default or breach and requiring it to be remedied;

         (4) the entry of a decree or order by a court having jurisdiction in the premises for relief in respect of the Company under Title 11 of the United States Code, as now constituted or as hereafter amended, or any other applicable bankruptcy law or other similar law, or appointing a receiver, trustee or other similar official of the Company or ordering the winding-up or liquidation of its affairs and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days;

         (5) the filing by the Company a petition or answer or consent seeking relief under Title 11 of the United States Code, as now constituted or as hereinafter amended, or any other applicable Federal or State bankruptcy law or other similar law, or the consent by it to the institution of proceedings thereunder or to the filing of any such petition or to the appointment or taking possession of a receiver, trustee, custodian or other similar official of the Company shall fail generally to pay its debts as such debts become due or shall take any corporate action in furtherance of any such action; or

         (6) any other Event of Default provided in the supplemental indenture under which such series of Securities is issued or in the form of Securities for such series.

         The Debt Securities Indenture defines an Event of Default with respect to any Subordinated Debt Securities as any one of the following events:

         (1) the entry of a decree or order by a court having jurisdiction in the premises for relief in respect of the Company under Title 11 of the United States Code, as now constituted or as hereafter amended, or any other applicable Federal or State bankruptcy law or other similar law, or appointing a receiver, trustee or other similar official of the Company or ordering the winding-up or liquidation of its affairs and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days;

         (2) the filing by the Company of a petition or answer or consent seeking relief under Title 11 of the United States Code, as now constituted or as hereinafter amended, or any other applicable Federal or State bankruptcy law or other similar law, or the consent by it to the institution of proceedings thereunder or to the filing of any such petition or to the appointment or taking possession of a receiver, trustee, custodian or other similar official of the Company, shall fail generally to pay its debts as such debts become due or shall take any corporate action in furtherance of any such action; or

         (3) any other Event of Default provided in the supplemental indenture under which such series of Securities is issued or in the form of Security for such series.

         If an Event of Default with respect to any series of Securities occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the Securities outstanding of such series may declare the principal (or, if Securities of such series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of the Securities of such series) of all the Securities of such series to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders of Securities), and upon any such declaration the same shall become immediately due and payable.

         The Debt Securities Indenture provides that the applicable Trustee will, within 90 days after the occurrence of any default under the Debt Securities Indenture with respect to any series of Securities, transmit in the manner and to the extent provided in Section 313(c) of the Trust Indenture Act, notice of such default under the Debt Securities Indenture known to the Trustee, unless such default shall have been cured or waived; provided, however, that, except in the case of a default in the payment of the principal of or premium, if any, or interest on any Security of such series, or in the payment of any sinking fund installment or analogous obligation with respect to the Securities of such series, the Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or Responsible Officers of the Trustee in good faith determine that the withholding of such notice is in the interests of the Holders of Securities of such series and any Coupons appertaining thereto; and provided, further, that in the case of any default in the performance, or breach, of any covenant or warranty of the Company in respect of the Securities of such series, no such notice to Holders of Securities of such series shall be given until at least 60 days after the occurrence thereof. For the purpose of this Section, the term "default" means any event which is, or after notice or lapse of time or both would become, an Event of Default or a Default.

         The Debt Securities Indenture provides that the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders of Securities or Coupons, if any, appertaining thereto pursuant to this Indenture, unless such Holders of Securities or Coupons, if any, appertaining thereto shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

         SUPPLEMENTAL INDENTURES. From time to time, without the consent of the Holders of any Securities, the Company, when authorized by a Board Resolution, and the Trustee for the Securities of any or all series, at any time and from time to time, may enter into one or more indentures supplemental to the Debt Securities Indenture, in form satisfactory to the Trustee, for any of the following purposes:

         (1) to evidence the succession of another corporation to the Company, and the assumption by any such successor of the covenants and obligations of the Company and in the Securities contained;

         (2) to evidence and provide for the acceptance of appointment by another corporation as a successor trustee with respect to one or more series of Securities;

         (3) to add to the covenants and agreements of the Company for the benefit of the Holders of all or any series of Securities and the Coupons, if any, appertaining thereto (if such covenants are for less than all series, stating that such covenants are for the benefit of such series), or to surrender any right or power conferred upon the Company by the Debt Securities Indenture, provided that such action shall not adversely affect the interests of the Holders of Securities of any series then Outstanding and the Holders of the Coupons, if any, appertaining thereto;

         (4) to cure any ambiguity, to correct or supplement any provision of the Debt Securities Indenture which may be defective or inconsistent with any other provision therein, or to make any other provisions with respect to matters or questions arising under the Debt Securities Indenture, provided such other provisions shall not adversely affect the interests of the Holders of Securities of any series then Outstanding and Coupons, if any, appertaining thereto;

         (5) to establish any additional form of Security and to provide for the issuance of any additional series of Securities and Coupons, if any, appertaining thereto and to set forth the terms thereof;

         (6) to permit payment in the United States of principal, premium or interest on Unregistered Securities or of interest on Coupon Securities; or

         (7) to provide for the issuance of uncertificated Securities of one or more series in the place of certificated Securities.

         From time to time, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of all series (voting as one class) affected by such supplemental indenture or indentures, by Act of said Holders delivered to the Company and the Trustee, the Company, when authorized by a Board Resolution, and the Trustee may enter into an indenture or indentures supplemental to the Debt Securities Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Debt Securities Indenture or of modifying in any manner the rights of the Holders of the Securities of each such series under this Indenture; provided, however, that no such supplemental indenture shall, without the consent of the Holder of each Outstanding Security affected thereby:

         (1) change the Maturity of the principal of, or the Stated Maturity of, or any installment of interest on, any Security, or reduce the principal amount thereof (including in the case of an Original Issue Discount Security the amount payable upon acceleration of the Maturity thereof) or any premium thereon or the rate of interest thereon, or change the method of computing the amount of principal thereof on any date, or eliminate a Place of Payment where, or the coin or currency in which, any Security or any premium thereon or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Maturity or the Stated Maturity, as the case may be, thereof (or, in the case of redemption or a repayment, on or after the Redemption Date or the Repayment Date, as the case may be);

         (2) reduce the percentage in principal amount of the Outstanding Securities of any series, the consent of whose Holders is required for any such supplemental indenture or the consent of whose Holders is required for any waiver (of compliance with certain provisions of the Debt Securities Indenture or certain defaults hereunder and their consequences) provided for in the Debt Securities Indenture; or

         (3) modify any of the provisions of the "Supplemental Indentures", "Waiver of Covenants" or "Waiver of Past Defaults" sections of the Debt Securities Indenture, except to increase any such percentage or to provide that certain other provisions of the Debt Securities Indenture cannot be modified or waived without the consent of the Holder of each Security affected thereby.

         MERGER, CONSOLIDATION AND SALE OF ASSETS. The Company shall not consolidate with or merge into any other corporation or convey or transfer its properties and assets substantially as an entirety, to any Person, unless:

         (1) the corporation formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer the properties and assets of the Company substantially as an entirety shall be a corporation organized and existing under the laws of the United States of America or any State or the District of Columbia, and shall expressly assume, by an indenture supplemental to the Debt Securities Indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of and premium, if any, and interest on all the Securities of each series and the Coupons, if any, appertaining thereto and the performance of every covenant of the Debt Securities Indenture on the part of the Company to be performed or observed;

         (2) immediately after giving effect to such transaction, no Event of Default or Default, and no event which, after notice or lapse of time or both, would become an Event of Default or a Default, shall have happened and be continuing; and

         (3) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with these requirements and that all conditions precedent provided for the Debt Securities Indenture relating to such transaction have been complied with.

         Upon any consolidation or merger, or any conveyance or transfer of the properties and assets of the Company substantially as an entirety, the successor corporation formed by such consolidation or into which the Company is merged or to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Debt Securities Indenture with the same effect as if such successor corporation had been named as the Company therein.

         In the event of any such conveyance or transfer, the Person named as the Company or any successor which shall theretofore have become such may be dissolved, wound-up and liquidated at any time thereafter, and such Person thereafter shall be released from its liabilities as obligor and maker of all the securities and from its obligations under the Debt Securities Indenture.

         OUTSTANDING DEBT SECURITIES. The Debt Securities Indenture provides that, in determining whether the holders of the requisite principal amount of outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver under the Applicable Indenture:

         (a) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon a declaration of acceleration of the Maturity thereof; and

         (b) Securities owned by the Company or any other obligor upon the Securities or by any Affiliate of the Company or such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Securities which the Trustee knows to be so owned shall be so disregarded. Securities so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee's right so to act with respect to such Securities and that the pledgee is not the Company or any other obligor upon the Securities or any Affiliate of the Company or such other obligor.

         TRUSTEE. The Bank of New York is the Trustee under the Debt Securities Indenture.


               DESCRIPTION OF JUNIOR SUBORDINATED DEBT SECURITIES

         SUMMARY. The following description of the terms of the Junior Subordinated Debt Securities sets forth certain general terms and provisions. The particular terms of any Junior Subordinated Debt Securities will be contained in a prospectus supplement. The prospectus supplement will describe the following terms of the Junior Subordinated Debt Securities:

         (1)      the title of the series of Junior Subordinated Debt
                  Securities;

         (2) any limit upon the aggregate principal amount of the Junior Subordinated Debt Securities and the Company's right to increase such amount;

         (3) the date or dates on which the principal of the Junior Subordinated Debt Securities is payable (the "Stated Maturity") or the method of determination thereof and the Company's right to shorten or extend such date or dates;

         (4) the rate or rates, if any, at which the Junior Subordinated Debt Securities shall bear interest;

         (5) the dates on which any such installment of interest shall be payable (the "Interest Payment Dates");

         (6) the right, if any, of the Company to defer or extend an Interest Payment Date;

         (7) the Regular Record Date for the interest payable on any Interest Payment Date or the method by which any of the foregoing shall be determined;

         (8) the place or places where the principal of (and premium, if any) and interest on the Junior Subordinated Debt Securities will be payable and the place or places where notices and demands to or upon the Company in respect of the Junior Subordinated Debt Securities may be made ("Place of Payment");

         (9) any period or periods within which or the date or dates on which, the price or prices at which and the terms and conditions upon which Junior Subordinated Debt Securities may be redeemed, in whole or in part, at the option of the Company;

         (10) the obligation or the right, if any, of the Company to redeem, repay or purchase the Junior Subordinated Debt Securities pursuant to any sinking fund, amortization or analogous provisions, or at the option of a Holder thereof, and the period or periods within which, the price or prices at which, the currency or currencies (including currency unit or units) in which and the other terms and conditions upon which the Junior Subordinated Debt Securities shall be redeemed, repaid or purchased, in whole or in part, pursuant to such obligations;

         (11) the denominations in which any Junior Subordinated Debt Securities shall be issuable, if other than denominations of $25.00 and any integral multiple thereof;

         (12) if other than in U.S. Dollars, the currency or currencies (including currency unit or units) in which the principal of (and premium, if any) and interest, if any, on the Junior Subordinated Debt Securities shall be payable, or in which the Junior Subordinated Debt Securities shall be denominated;

         (13) any additions, modifications or deletions in the events of default under the Junior Indenture or covenants of the Company specified in the Junior Indenture with respect to the Junior Subordinated Debt Securities;

         (14) if other than the principal amount thereof, the portion of the principal amount of Junior Subordinated Debt Securities that shall be payable upon declaration of acceleration of the Maturity thereof;

         (15) any additions or changes to the Junior Indenture with respect to a series of Junior Subordinated Debt Securities as shall be necessary to permit or facilitate the issuance of such series in bearer form, registerable or not registerable as to principal, and with or without interest coupons;

         (16) any index or indices used to determine the amount of payments of principal of and premium, if any, on the Junior Subordinated Debt Securities and the manner in which such amounts will be determined;

         (17) the terms and conditions relating to the issuance of a temporary Global Security representing all of the Junior Subordinated Debt Securities of such series and the exchange of such temporary global security for definitive Junior Subordinated Debt Securities of such series;

         (18) subject to the terms described herein under " -- Global Junior Subordinated Debt Securities," whether the Junior Subordinated Debt Securities of the series shall be issued in whole or in part in the form of one or more Global Securities and, in such case, the Depositary for such Global Securities, which Depositary shall be a clearing agency registered under the Exchange Act;

         (19)     the appointment of any Paying Agent or Agents;

         (20) the terms and conditions of any right to convert or exchange the Junior Subordinated Debt Securities into other Company securities;

         (21) the transfer restrictions and legends required to be on the Junior Subordinated Debt Securities;

         (22)     the form of Trust Agreement and Guarantee Agreement;

         (23) the relative degree, if any, to which the Junior Subordinated Debt Securities of the series shall be senior to or be subordinated to other series of Junior Subordinated

                  Debt Securities or other indebtedness of the Company in right of payment, whether such other series of Junior Subordinated Debt Securities or other indebtedness are outstanding or not; and

         (24) any other terms of the Junior Subordinated Debt Securities not inconsistent with the provisions of the Junior Indenture.

         Unless otherwise provided in the related prospectus supplement, the Junior Subordinated Debt Securities will be issued in global (book-entry) form to a BXS Trust. The Corresponding Junior Subordinated Debt Securities will be registered in the name of The Depository Trust Company ("DTC") or a nominee of DTC.

         The Junior Subordinated Debt Securities are to be issued in one or more series under a Junior Subordinated Indenture, as supplemented from time to time (as so supplemented, the "Junior Indenture"), between the Company and The Bank of New York, as trustee (the "Junior Indenture Trustee"). Certain U.S. federal income tax consequences and special considerations applicable to any such Junior Subordinated Debt Securities will be described in the applicable prospectus supplement.

         The following summary of certain terms and provisions of the Junior Subordinated Debt Securities, Corresponding Junior Subordinated Debt Securities and the Junior Indenture is not complete. For a complete description, you should read the Junior Indenture. The form of the Junior Indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part. The Junior Indenture will be qualified under the Trust Indenture Act.

         References herein to particular sections, articles or defined terms of the Junior Indenture incorporate those sections, articles or defined terms into this prospectus by reference. Capitalized terms not otherwise defined herein shall have the meaning given to them in the Junior Indenture.

         GENERAL. Each series of Junior Subordinated Debt Securities will rank equally with all other series of Junior Subordinated Debt Securities and will be unsecured and subordinate and junior in right of payment to the extent and in the manner set forth in the Junior Indenture to all Senior Debt of the Company, including the Debt Securities. See " -- Subordination."

         Except as otherwise provided in the applicable prospectus supplement, the Junior Indenture does not limit the incurrence or issuance of other secured or unsecured debt of the Company, including Senior Debt, whether under the Junior Indenture, any other existing indenture or any other indenture that the Company may enter into in the future or otherwise.

         The Junior Subordinated Debt Securities will be issuable in one or more series pursuant to an indenture supplemental to the Junior Indenture or a resolution of the Company's Board of Directors or a committee thereof.

         Junior Subordinated Debt Securities may provide for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof. Certain U.S. federal income tax consequences and special considerations applicable to any such Junior Subordinated Debt Securities will be described in the applicable prospectus supplement.

         If any index is used to determine the amount of payments of principal of and premium, if any, on the Junior Subordinated Debt Securities, special U.S. federal income tax, accounting and other considerations applicable thereto will be described in the applicable prospectus supplement.

         The Junior Indenture does not limit the aggregate principal amount of the Junior Subordinated Debt Securities that may be authenticated and delivered thereunder and provides that Junior Subordinated Debt Securities may be issued in one or more series.

         The Junior Indenture allows the Company to merge or consolidate with another company or to transfer or lease all or substantially all of its assets to another company. If these events occur, the other company shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Junior Indenture and the Company shall be discharged from all obligations and covenants under the Junior Indenture and the Junior Subordinated Debt Securities and may be dissolved and liquidated. See "Consolidation, Merger, Sale of Assets and Other Transactions" for a more detailed discussion.

         The Junior Indenture provides that the Company, when authorized by its Board of Directors, and the Junior Indenture Trustee, at any time and from time to time, may enter into one or more indentures supplemental thereto to, among other things, change certain of the Company's obligations or certain of the holder's rights concerning the Junior Subordinated Debt Securities of that series without such holder's consent. The Company and the Junior Indenture Trustee may enter into an indenture supplement to change the principal amount or Stated Maturity of principal of or any installment of interest on (other than as described herein under " -- Option to Defer Interest Payments") the Junior Subordinated Debt Securities, however, with the consent of the Holders of not less than a majority in principal amount of the outstanding Junior Subordinated Debt Securities of each series affected by such supplemental indenture. See "Modification of the Junior Indenture" for a more detailed discussion.

         DENOMINATIONS, REGISTRATION AND TRANSFER. Unless otherwise specified in the applicable prospectus supplement, the Junior Subordinated Debt Securities will be issuable only in registered form without coupons in denominations of $25.00 and any integral multiple thereof. See "Book-Entry Issuance." Subject to restrictions relating to Junior Subordinated Debt Securities represented by global certificates, Junior Subordinated Debt Securities of any series will be exchangeable for other Junior Subordinated Debt Securities of the same series, of authorized denominations, of a like aggregate principal amount, of the same Original Issue Date and Stated Maturity and having the same terms.

         Subject to restrictions relating to Junior Subordinated Debt Securities represented by global certificates, Junior Subordinated Debt Securities may be presented for exchange as provided above and may be surrendered by or on behalf of the Depositary or its nominee to the Securities Registrar, accompanied by registration instructions, without service charge and upon payment of any taxes or other governmental charges as described in the Junior Indenture. The Company will appoint the Junior Indenture Trustee as Securities Registrar under the Junior Indenture.

         In the event of any redemption, neither the Company nor the Junior Indenture Trustee shall be required to (i) issue, transfer or exchange Junior Subordinated Debt Securities of any series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of mailing of a notice of redemption or (ii) transfer or exchange any Junior Subordinated Debt Securities so selected for redemption in whole or in part, except, in the case of any Junior Subordinated Debt Securities to be redeemed in part, any portion thereof not to be redeemed.

         GLOBAL JUNIOR SUBORDINATED DEBT SECURITIES. Unless otherwise stated in a prospectus supplement or unless issued to a BXS Trust as Corresponding Junior Subordinated Debt Securities, each series of the Junior Subordinated Debt Securities will be issued as global Junior Subordinated Debt Securities to be deposited with a Depositary designated by the Company and registered in the name of such Depositary or its nominee. The depositary arrangements that will apply, including the manner in which principal of and premium, if any, and interest on Junior Subordinated Debt Securities and other payments will be payable are discussed in more detail under the heading "Book-Entry Issuance."

         PAYMENT AND PAYING AGENTS. The applicable prospectus supplement will specify the place or places where the principal of (and premium, if any) and interest on any series of Junior Subordinated Debt Securities shall be payable. Unless otherwise indicated in the applicable prospectus supplement, payment of any interest on any series of Junior Subordinated Debt Securities will be made to the Person in whose name such Junior Subordinated Debt Security is registered at the close of business on the Regular Record Date for such interest, except in the case of Defaulted Interest. The Company may designate one or more Paying Agents.

         Any money deposited with the Junior Indenture Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of (and premium, if any) or interest on any Junior Subordinated Debt Security and remaining unclaimed for two years after such principal (and premium, if any) or interest has become due and payable shall (unless otherwise required by applicable law), at the request of the Company, be paid to the Company or (if held by the Company) be discharged from such trust and all liability of the Junior Indenture Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease.

         OPTION TO DEFER INTEREST PAYMENTS. If provided in the applicable prospectus supplement, so long as no Debenture Event of Default has occurred and is continuing, the Company will have the right, at any time or from time to time during the term of any series of Junior Subordinated Debt Securities, to defer payment of interest for up to such number of consecutive interest payment periods as may be specified in the applicable prospectus supplement (each, an "Extension Period"), subject to the terms, conditions and covenants, if any, specified in such prospectus supplement, provided that no Extension Period may extend beyond the Stated Maturity of such series of Junior Subordinated Debt Securities. During any such Extension Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock; (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Corresponding Junior Subordinated Debt Securities, or (iii) make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu with or junior in interest to the Junior Subordinated Debt Securities (other than (a) dividends or distributions in Common Stock of the Company, (b) any declaration of a dividend in connection with the implementation of a shareholder rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any rights under such plan, (c) payments under the Guarantee, (d) purchases or acquisitions of shares of Common Stock in connection with the satisfaction by the Company of its obligations under any employee benefit plan or other contractual obligation of the Company, (e) as a result of a reclassification of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock, or (f) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged).

         Prior to the termination of any such applicable Extension Period, the Company may further defer the payment of interest.

         REDEMPTION. Unless otherwise indicated in the applicable prospectus supplement, the Company may at any time, at its option and subject to receipt of prior approval of the Federal Reserve Board if such approval is then required under applicable capital guidelines or policies, redeem the Junior Subordinated Debt Securities of any series in whole or in part at any time or from time to time prior to Maturity. If the Junior Subordinated Debt Securities of any series are so redeemable only on or after a specified date or upon the satisfaction of additional conditions, the applicable prospectus supplement will specify such date or describe such conditions. Unless otherwise indicated in the applicable prospectus supplement, Junior Subordinated Debt Securities may be redeemed in part but only in integral multiples of $25.00. Except as otherwise specified in the applicable prospectus supplement, the redemption price for any Junior Subordinated Debt Security so redeemed shall equal any accrued and unpaid interest (including Additional Interest) thereon to the redemption date, plus 100% of the principal amount thereof.

         Unless otherwise specified in the applicable prospectus supplement, if a Tax Event in respect of a series of Junior Subordinated Debt Securities, an Investment Company Event or a Capital Treatment Event shall occur and be continuing, the Company may, at its option and subject to receipt of prior approval by the Federal Reserve Board if such approval is then required under applicable capital guidelines or policies, prepay such series of Junior Subordinated Debt Securities in whole (but not in part) within 90 days following the occurrence of such Tax Event, Investment Company Event or Capital Treatment Event, at a prepayment price equal to 100% of the principal amount of such Junior Subordinated Debt Securities then outstanding plus accrued and unpaid interest to the date fixed for redemption, except as otherwise specified in the applicable prospectus supplement.

         "Tax Event" means the receipt by the Company of an opinion of independent counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced proposed change) in, the laws or any regulations thereunder of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which proposed change, pronouncement or decision is announced on or after the date of issuance of the Junior Subordinated Debt Securities or of the related Trust Preferred Securities under the Trust Agreement, there is more than an insubstantial risk that (i) such BXS Trust is, or will be within 90 days of the date of such opinion of independent counsel, subject to U.S. federal income tax with respect to income received or accrued on the Corresponding Junior Subordinated Debt Securities or subject to more than a de minimis amount of other taxes, duties or other governmental charges as determined by such counsel, or (ii) interest payable by the Company on such series of Corresponding Junior Subordinated Debt Securities is not, or within 90 days of the date of such opinion of independent counsel, will not be, deductible by the Company, in whole or in part, for U.S. federal income tax purposes.

         A "Capital Treatment Event" means the reasonable determination by the Company that, as a result of the occurrence of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement, action or decision is announced on or after the date of issuance of the related Trust Preferred Securities under the Trust Agreement, there is more than an insubstantial risk that the Company will not be entitled to treat an amount equal to the liquidation amount of the Trust Preferred Securities as "Tier 1 Capital" (or the then equivalent thereof) for purposes of the capital adequacy guidelines of the Federal Reserve, as then in effect and applicable to the Company.

         An "Investment Company Event" means the receipt by the Company of an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change (including any announced prospective change) in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the affected BXS Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), which change or prospective change becomes effective or would become effective, as the case may be, on or after the date of original issuance of the Trust Preferred Securities of such affected BXS Trust.

         Notice of any redemption will be mailed not later than 30 days and not earlier than 60 days prior to the date fixed for redemption, to each Holder of Junior Subordinated Debt Securities to be redeemed, at the address of such Holder as it appears in the Securities Register. Unless the Company defaults in payment of the redemption price, on and after the redemption date interest shall cease to accrue on such Junior Subordinated Debt Securities or portions thereof called for redemption.

         MODIFICATION OF THE JUNIOR INDENTURE. From time to time, the Company and the Junior Indenture Trustee may, without the consent of the Holders of any series of Junior Subordinated Debt Securities, supplement the Junior Indenture for specified purposes, including, among other things, curing ambiguities or inconsistencies (provided that any such action does not materially adversely affect the interest of the Holders of any series of Junior Subordinated Debt Securities or, in the case of Corresponding Junior Subordinated Debt Securities, the Holders of the Related Trust Preferred Securities so long as they remain outstanding) and complying with the requirements of the SEC in order to effect or maintain the qualification of the Junior Indenture under the Trust Indenture Act. The Junior Indenture contains provisions permitting the Company and the Junior Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of each outstanding series of Junior Subordinated Debt Securities affected, to supplement the Junior Indenture for the purpose of modifying in any manner the rights of the Holders of such series of the Junior Subordinated Debt Securities under the Junior Indenture; provided, however, that no such supplement may, without the consent of the holder of each outstanding Junior Subordinated Debt Security so affected, among other things, (i) change the Stated Maturity of the principal of, or any installment of interest on (other than as described herein under " -- Option to Defer Interest Payments") any series of Junior Subordinated Debt Securities (except as otherwise specified in the applicable prospectus supplement), or reduce the principal amount thereof or of interest thereon or reduce any premium payable upon the redemption thereof, or change the place of payment where any Junior Subordinated Debt Securities or interest thereon is payable or (ii) reduce the percentage of principal amount of Junior Subordinated Debt Securities of any series, the Holders of which are required to consent to any such supplement; provided that, in the case of Corresponding Junior Subordinated Debt Securities, so long as any of the Related Trust Preferred Securities remain outstanding, no such amendment may be made that adversely affects the holders of such Trust Preferred Securities, and no termination of the Junior Indenture may occur, and no waiver of any Debenture Event of Default or compliance with any covenant under the Junior Indenture may be effective, without the prior consent of the holders of at least a majority of the aggregate Liquidation Amount of all outstanding Related Trust Preferred Securities unless and until the principal (and premium, if any) of the Corresponding Junior Subordinated Debt Securities and all accrued and unpaid interest thereon have been paid in full and certain other conditions have been satisfied.

         In addition, the Company and the Junior Indenture Trustee may execute, without the consent of any holder of Junior Subordinated Debt Securities, any supplemental Junior Indenture for the purpose of establishing the form or terms of any new series of Junior Subordinated Debt Securities.

         JUNIOR SUBORDINATED DEBT SECURITY EVENTS OF DEFAULT. The Junior Indenture provides that any one or more of the following described events (with grace and cure periods) with respect to a series of Junior Subordinated Debt Securities that has occurred and is continuing constitutes a "Debenture Event of Default" with respect to such series of Junior Subordinated Debt Securities:

         (i) default in the payment of any interest on such series of Junior Subordinated Debt Securities, including any Additional Interest in respect thereof, when it becomes due and payable and continuance of such default for a period of 30 days (subject to the deferral of any due date in the case of an Extension Period);

         (ii) default in the payment of the principal of (or premium, if any, on) such series of Junior Subordinated Debt Securities when due, whether at Maturity, upon redemption, by declaration of acceleration or otherwise;

         (iii) default in the performance, or breach, in any material respect, of any covenant or warranty of the Company in the Junior Indenture and continuance of such default or breach for 90 days after written notice specifying such default or breach and requiring it to be remedied to the Company from the Junior Indenture Trustee or the Holders of at least 25% in aggregate outstanding principal amount of such affected series of outstanding Junior Subordinated Debt Securities; or

         (iv) certain events in bankruptcy, insolvency or reorganization of the Company.

         The Holders of a majority in principal amount of outstanding Junior Subordinated Debt Securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Junior Indenture Trustee. The Junior Indenture Trustee or the Holders of not less than 25% in aggregate principal amount of outstanding Junior Subordinated Debt Securities of each series affected may declare the principal (or, if the Junior Subordinated Debt Securities of such series are Discount Securities, such portion of the principal amount as may be specified in a prospectus supplement) due and payable immediately upon a Debenture Event of Default, and, in the case of Corresponding Junior Subordinated Debt Securities, should the Junior Indenture Trustee or such Holders of such Corresponding Junior Subordinated Debt Securities fail to make such declaration, the Holders of at least 25% in aggregate Liquidation Amount of the Related Trust Preferred Securities shall have such right by a notice in writing to the Company and the Junior Indenture Trustee. The Holders of a majority in aggregate principal amount of outstanding Junior Subordinated Debt Securities of each series affected may annul such declaration and waive the default by written notice to the Property Trustee, the Company and the Junior Indenture Trustee, subject to certain limitations. In the case of Corresponding Junior Subordinated Debt Securities, should the holders of such Corresponding Junior Subordinated Debt Securities fail to annul such declaration and waive such default, the holders of a majority in aggregate Liquidation Amount of the Related Trust Preferred Securities shall have such right.

         The holders of a majority in aggregate outstanding principal amount of each series of Junior Subordinated Debt Securities affected thereby may, on behalf of the Holders of all the Junior Subordinated Debt Securities of such series, waive any past default, except a default in the payment of principal of (or premium, if any) or interest (including any Additional Interest) (unless such default has been cured and a sum sufficient to pay all matured installments of interest (including any Additional Interest) and principal due otherwise than by acceleration has been deposited with the Junior Indenture Trustee) or a default in respect of a covenant or provision which under the Junior Indenture cannot be modified or amended without the consent of the Holder of each outstanding Junior Subordinated Debt Security of such series. In the case of Corresponding Junior Subordinated Debt Securities, should the holders of such Corresponding Junior Subordinated Debt Securities fail to annul such declaration and waive such default, the holders of a majority in aggregate Liquidation Amount of the Related Trust Preferred Securities shall have such right. The Company is required to file annually with the Junior Indenture Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Junior Indenture.

         ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF TRUST PREFERRED SECURITIES. If a Debenture Event of Default with respect to a series of Corresponding Junior Subordinated Debt Securities has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on such Corresponding Junior Subordinated Debt Securities on the date such interest or principal is due and payable, a holder of the Related Trust Preferred Securities may institute a suit directly against the Company for enforcement of payment to such holder of principal of (and premium, if any) and interest (including any Additional Interest) on such Corresponding Junior Subordinated Debt Securities having a principal amount equal to the aggregate Liquidation Amount of the Related Trust Preferred Securities of such holder (a "Direct Action"). The Company may not amend the Junior Indenture to remove the foregoing right to bring a Direct Action without the prior consent of the holders of all of the Related Trust Preferred Securities outstanding until the principal (and premium, if any) of the Corresponding Junior Subordinated Debt Securities and all accrued unpaid interest (including Additional Interest) thereon have been paid in full.

         The holders of such Related Trust Preferred Securities will not be able to exercise directly any remedies other than those set forth in the preceding paragraph available to the holders of the Junior Subordinated Debt Securities unless there shall have been an event of default under the Trust Agreement. See "Description of Trust Preferred Securities -- Events of Default; Notice."

         CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS. The Junior Indenture provides that the Company shall not consolidate with or merge with or into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and no Person shall consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company, unless:

         (i) in case the Company consolidates with or merges with or into another Person or conveys, transfers or leases its properties and assets substantially as an entirety to any Person, the successor Person is a corporation, partnership, limited liability company or trust organized and existing under the laws of the United States or any State or the District of Columbia, and such successor Person expressly assumes the due and punctual payment of the principal of (and premium, if any) and interest (including the Additional Interest) on the Junior Subordinated Debt Securities and the performance of every covenant and every obligation of the Junior Indenture on the part of the Company to be performed or observed;

         (ii) immediately after giving effect to such transaction, no Debenture Event of Default, and no event which, after notice or lapse of time or both, would become a Debenture Event of Default, shall have occurred and be continuing; and

         (iii) certain other conditions as prescribed by the Junior Indenture are met.

         SATISFACTION AND DISCHARGE. The Junior Indenture shall cease to be of further effect and the Junior Indenture Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of the Junior Indenture, when

         (1) either (a) all Junior Subordinated Debt Securities theretofore authenticated and delivered have been delivered to the Junior Indenture Trustee for cancellation or (b) all such Securities not theretofore delivered to the Trustee for cancellation have become due and payable, or will become due and payable at their Stated Maturity within one year of the date of deposit, and the Company has deposited or caused to be deposited with the Trustee as trust funds in trust for such purpose, an amount in the currency or currencies in which the Securities of such series are payable sufficient to pay and discharge the entire indebtedness on such Securities not theretofore delivered to the Trustee for cancellation, for principal (and premium, if any) and interest (including any Additional Interest) to the date of such deposit (in the case of Securities which have become due and payable) or to the Stated Maturity;

         (2) the Company has paid or caused to be paid all other sums payable under the Junior Indenture by the Company; and

         (3) the Company has delivered to the Junior Indenture Trustee an Officer's Certificate and an Opinion of Counsel each stating that all conditions precedent of the Junior Indenture have been complied with.

         TRANSFER OR EXCHANGE. At the option of the holder, Junior Subordinated Debt Securities may be exchanged for other Securities of the same series of any authorized denominations, of a like aggregate principal amount, of the same Original Issue Date and Stated Maturity and having the same terms, upon surrender of the Junior Subordinated Debt Securities to be exchanged at such office or agency. Whenever any securities are so surrendered for exchange, the Company shall execute, and the Junior Indenture Trustee shall authenticate and deliver, the Securities which the holder making the exchange is entitled to receive. All Securities issued upon any transfer or exchange of the Junior Subordinated Debt Securities shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under the Junior Indenture, as the Securities surrendered upon such transfer or exchange.

         SUBORDINATION. The Company covenants and agrees, and each holder of a Junior Subordinated Debt Security, by its acceptance thereof, likewise covenants and agrees, that the payment of the principal of (and premium, if any) and interest (including any Additional Interest) on each and all of the Junior Subordinated Debt Securities are hereby expressly made subordinate and junior in right of payment to the prior payment in full of all amounts then due and payable in respect of all Senior Debt. As used herein, "Senior Debt" with respect to any series of Securities means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such claim for post-petition interest is allowed in such proceeding), on Debt of the Company, whether incurred on or prior to the date of this Indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Securities or the Other Debentures. Senior Debt does not include (a) any Debt of the Company which, when incurred and without respect to any election under Section 1111(b) of the U.S. Bankruptcy Code of 1978, as amended, was without recourse to the Company; (b) any Debt of the Company to any of its Subsidiaries; (c) Debt to any employee of the Company; (d) Debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of such Debt by the Holders as a result of the subordination provisions of the Junior Indenture would be greater than such payments otherwise would have been as a result of any obligation of such holders of such Debt to pay amounts over to the obligees on such trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of the subordination provisions to which such Debt is subject; and (e) any other debt securities issued pursuant to the Junior Indenture.

         In the event of:

         (i) any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Company, its creditors or its property,

         (ii) any proceeding for the liquidation, dissolution, or other winding up of the Company, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings,

         (iii)    any assignment by the Company for the benefit of creditors or

         (iv) any other marshaling of the assets of the Company (each such event, if any, herein sometimes referred to as a "Proceeding"), then the holders of Senior Debt shall be entitled to receive payment in full of principal of (and premium, if any) and interest, if any, on such Senior Debt, or provision shall be made for such payment in cash or cash equivalents or otherwise in a manner satisfactory to the holders of Senior Debt, before the Holders of the Securities are entitled to receive or retain any payment or distribution of any kind or character, whether in cash, property or securities (including any payment or distribution which may be payable or deliverable by reason of the payment of any other Debt of the Company (including any series of the Securities) subordinated to the payment of the Securities, such payment or distribution being hereinafter referred to as a "Junior Subordinated Payment"), on account of principal of (or premium, if any) or interest (including any Additional Interest) on the Securities or on account of the purchase or other acquisition of Securities by the Company or any Subsidiary and to that end the holders of Senior Debt shall be entitled to receive, for application to the payment thereof, any payment or distribution of any kind or character, whether in cash, property or securities, including any Junior Subordinated Payment, which may be payable or deliverable in respect of the Securities in any such Proceeding; provided, however, that holders of Senior Debt shall not be entitled to receive payment of any such amounts to the extent that such holders would be required by the subordination provisions of such Senior Debt to pay such amounts over to the obligees on trade accounts payable or other liabilities arising in the ordinary course of business.

         In the event that, notwithstanding the foregoing provisions of this Section, the Junior Indenture Trustee or the Holder of any Junior Subordinated Debt Security shall have received any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, including any Junior Subordinated Payment, before all Senior Debt is paid in full or payment thereof is provided for in cash or cash equivalents or otherwise in a manner satisfactory to the holders of Senior Debt, and if such fact shall, at or prior to the time of such payment or distribution, have been made known to a Responsible Officer of the Junior Indenture Trustee or, as the case may be, such Holder, then and in such event such payment or distribution shall be paid over or delivered forthwith to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other Person making payment or distribution of assets of the Company for application to the payment of all Senior Debt remaining unpaid, to the extent necessary to pay all Senior Debt in full, after giving effect to any concurrent payment or distribution to or for the holders of Senior Debt.

         TRUST EXPENSES. The Company, as holder of the Trust Common Securities, covenants to pay all debts and obligations and all costs and expenses of each BXS Trust, including, but not limited to, all costs and expenses relating to the organization of each BXS Trust, the fees and expenses of the Trustees and all costs and expenses relating to the operation of such BXS Trust, and to pay any and all taxes, duties, assessments or other governmental charges of whatever nature imposed on each BXS Trust by the United States or any other taxing authority.

         GOVERNING LAW. The Junior Indenture and the Junior Subordinated Debt Securities will be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

         INFORMATION CONCERNING THE JUNIOR INDENTURE TRUSTEE. The Junior Indenture Trustee undertakes to perform such duties and only such duties as are specifically set forth in the Junior Indenture, and no implied covenants or obligations shall be read into the Junior Indenture against the Trustee. The Junior Indenture Trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Junior Indenture at the request or direction of any of the holders of Junior Subordinated Debt Securities pursuant to the Junior Indenture, unless such holders shall have offered to the Junior Indenture Trustee security or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

                    DESCRIPTION OF TRUST PREFERRED SECURITIES

         This summary of certain provisions of the Trust Preferred Securities and each Trust Agreement is not complete. For a complete description, you should read each Trust Agreement and the applicable prospectus supplement. Wherever particular defined terms of a Trust Agreement are referred to herein or in a prospectus supplement, such defined terms are incorporated herein or therein by reference. The form of each Trust Agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part. The applicable prospectus supplement will also describe certain U.S. federal income tax considerations applicable to any offering of the Trust Preferred Securities.

         Pursuant to the terms of the applicable Trust Agreement, each BXS Trust will sell Trust Preferred Securities to the public and Trust Common Securities to the Company. The Trust Preferred Securities represent preferred beneficial interests in the BXS Trust that sold them. Holders of such Trust Preferred Securities will be entitled to receive Distributions and amounts payable on redemption or liquidation ahead of holders of the Trust Common Securities. A more complete discussion appears under the heading " -- Subordination of Trust Common Securities." Holders of the Trust Preferred Securities will also be entitled to other benefits as described in the corresponding Trust Agreement.

         Each of the BXS Trusts is a legally separate entity and the assets of one are not available to satisfy the obligations of any of the others.

         GENERAL. The Trust Preferred Securities of a BXS Trust will rank on a parity, and payments will be made thereon pro rata, with the Trust Common Securities of that BXS Trust except as described under " -- Subordination of Trust Common Securities." Legal title to the Corresponding Junior Subordinated Debt Securities will be held and administered by the Property Trustee in trust for the benefit of the holders of the Related Trust Preferred Securities and Trust Common Securities.

         DISTRIBUTIONS. Distributions on the Trust Securities will be cumulative, will accumulate whether or not there are funds of the related BXS Trust available, will accrue from the date of original issuance and will be payable in arrears, subject to the Company's right to defer payment of interest on the Junior Subordinated Debt Securities as described under "Description of Junior Subordinated Debt Securities -- Option to Defer Interest Payments," on such dates as specified in the applicable prospectus supplement. In the event that any date on which Distributions are payable on the Trust Securities is not a Business Day, payment of the Distribution payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect to any such delay) except that, if such Business Day is in the next succeeding calendar year, payment of such Distribution shall be made on the immediately preceding Business Day, in either case with the same force and effect as if made on such date (each date on which Distributions are payable in accordance with the foregoing, a "Distribution Date"). A "Business Day" shall mean any day other than a Saturday or a Sunday, or a day on which banking institutions in the City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the Property Trustee or the Junior Indenture Trustee is closed for business.

         Each BXS Trust's Trust Preferred Securities represent preferred beneficial interests in the applicable BXS Trust and the Distributions on each Trust Preferred Security will be payable at a rate specified in the applicable prospectus supplement for such Trust Preferred Securities. Distributions to which holders of Trust Preferred Securities are entitled will accumulate additional Distributions at the rate per annum if and as specified in the applicable prospectus supplement. The term "Distributions" as used herein includes any such additional Distributions unless otherwise stated.

         If an Extension Period occurs with respect to the Corresponding Junior Subordinated Debt Securities, distributions on the Related Trust Preferred Securities will be correspondingly deferred. See "Description of Junior Subordinated Debt Securities -- Option to Defer Interest Payments."

         The revenue of each BXS Trust available for distribution to holders of its Trust Securities will be limited to payments it receives under the Corresponding Junior Subordinated Debt Securities in which the BXS Trust will invest the proceeds from the issuance and sale of its Trust Securities. See "Description of Junior Subordinated Debt Securities -- Corresponding Junior Subordinated Debt Securities." If the Company does not make interest payments on such Corresponding Junior Subordinated Debt Securities, the Property Trustee will not have funds available to pay Distributions on the related Trust Securities. The payment of Distributions (if and to the extent the BXS Trust has funds legally available for the payment of such Distributions and cash sufficient to make such payments) is guaranteed by the Company on a limited basis as set forth herein under "Description of Guarantees."

         Distributions on the Trust Preferred Securities will be payable to the holders thereof as they appear on the register of such BXS Trust at the close of business on the relevant record dates for the related Distribution Dates. Subject to any applicable laws and regulations and the provisions of the applicable Trust Agreement, each such payment will be made as described under "Book-Entry Issuance."

REDEMPTION OR EXCHANGE

         MANDATORY REDEMPTION. Upon the repayment or redemption, in whole or in part, of any Corresponding Junior Subordinated Debt Securities, whether at maturity or upon earlier redemption as provided in the Junior Indenture, the proceeds from such repayment or redemption shall be applied by the Property Trustee to redeem a Like Amount of the Trust Securities, upon not less than 30 nor more than 60 days notice, at a redemption price (the "Redemption Price") equal to the aggregate Liquidation Amount of such Trust Securities plus accumulated and unpaid Distributions thereon to the date of redemption (the "Redemption Date") and the related amount of the premium, if any, paid by the Company upon the concurrent redemption of such Corresponding Junior Subordinated Debt Securities, allocated on a pro rata basis (based on Liquidation Amounts) among the Trust Securities. See "Description of Junior Subordinated Debt Securities -- Redemption." If less than all the Trust Securities are to be redeemed on a Redemption Date, then the aggregate Liquidation Amount of Trust Securities to be redeemed shall be allocated on a pro rata basis (based on Liquidation Amounts) among the Trust Securities. The Redemption Price will be payable on each Redemption Date only to the extent that the BXS Trust has funds then on hand and available in the Payment Account for the payment of such Redemption Price.

         DISTRIBUTION OF CORRESPONDING JUNIOR SUBORDINATED DEBT SECURITIES. Subject to the Company having received prior approval of the Federal Reserve Board to do so, if such approval is then required under applicable capital guidelines or policies of the Federal Reserve Board, the Company has the right at any time (including upon the occurrence and continuation of a Tax Event, Investment Company Event or Capital Treatment Event in respect of the BXS Trust) to dissolve any BXS Trust and, after satisfaction of liabilities to creditors of such BXS Trust as provided by applicable law, cause a Like Amount of the Corresponding Junior Subordinated Debt Securities in respect of the Trust Securities issued by such BXS Trust to be distributed to the holders of such Trust Securities in liquidation of such BXS Trust.

         "Like Amount" means (i) with respect to a redemption of any series of Trust Securities, Trust Securities of such series having a Liquidation Amount equal to that portion of the principal amount of Corresponding Junior Subordinated Debt Securities to be contemporaneously redeemed in accordance with the Junior Indenture, the proceeds of which will be used to pay the Redemption Price of such Trust Securities allocated to the Trust Securities based upon their relative Liquidation Amounts and the proceeds of which will be used to pay the redemption price of such Trust Securities, and (ii) with respect to a distribution of Corresponding Junior Subordinated Debt Securities to Holders of any series of Trust Securities in connection with a dissolution or liquidation of the related BXS Trust, Corresponding Junior Subordinated Debt Securities having a principal amount equal to the Liquidation Amount of the Trust Securities of the Holder to whom such Corresponding Junior Subordinated Debt Securities are distributed.

         "Liquidation Amount" means the stated liquidation amount per Trust Security of $25 (or such other stated amount as is set forth in the applicable prospectus supplement).

         There can be no assurance as to the market prices for the Trust Preferred Securities or the Corresponding Junior Subordinated Debt Securities that may be distributed in exchange for Trust Preferred Securities if a dissolution and liquidation of a BXS Trust were to occur. Accordingly, the Trust Preferred Securities that an investor may purchase, or the Corresponding Junior Subordinated Debt Securities that the investor may receive on dissolution and liquidation of a BXS Trust, may trade at a discount to the price that the investor paid to purchase the Trust Preferred Securities offered hereby.

         If the Property Trustee gives a notice of redemption in respect of any Trust Securities, then, while the Trust Preferred Securities are in book-entry-only form, by 12:00 noon, New York City time, on the Redemption Date, to the extent funds are available in the Payment Account, the Property Trustee will irrevocably deposit with DTC funds sufficient to pay the applicable Redemption Price and will give DTC irrevocable instructions and authority to pay the Redemption Price to the holders of such Trust Preferred Securities. See "Book-Entry Issuance." If such Trust Preferred Securities are held in certificated form, the Property Trustee, to the extent funds are available in the Payment Account, will irrevocably deposit with the Paying Agent for such Trust Preferred Securities funds sufficient to pay the applicable Redemption Price and will give such Paying Agent irrevocable instructions and authority to pay the Redemption Price to the Holders thereof upon surrender of their certificates evidencing such Trust Preferred Securities. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date for any Trust Securities called for redemption shall be payable to the Holders of such Trust Securities as they appear on the Securities Register on the relevant record dates for the related Distribution Dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of such Trust Securities so called for redemption will cease, except the right of the holders of such Trust Securities to receive the applicable Redemption Price and any Distribution payable on or prior to the Redemption Date, but without interest, and such Trust Preferred Securities will cease to be outstanding. In the event that any date on which any applicable Redemption Price is payable is not a Business Day, then payment of the applicable Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case, with the same force and effect as if made on such date. In the event that payment of the applicable Redemption Price in respect of any Trust Securities called for redemption is improperly withheld or refused and not paid either by a BXS Trust or by the Company pursuant to the related Guarantee (as described under "Description of Guarantees"), Distributions on such Trust Securities will continue to accrue at the then applicable rate from the Redemption Date originally established by such BXS Trust for such Trust Securities to the date such applicable Redemption Price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the applicable Redemption Price.

         If less than all of the outstanding Trust Securities issued by a BXS Trust are to be redeemed on a Redemption Date, then the aggregate Liquidation Amount of such Trust Securities to be redeemed shall be allocated on a pro rata basis (based on Liquidation Amounts) among the Trust Securities. The particular Trust Securities to be redeemed shall be selected on a pro rata basis (based upon Liquidation Amounts) not more than 60 days prior to the Redemption Date by the Property Trustee from the outstanding Trust Securities not previously called for redemption, by such method as the Property Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions (equal to $25 or an integral multiple of $25 in excess thereof, unless a different amount is specified in the applicable prospectus supplement) of the Liquidation Amount of Trust Securities of a denomination larger than $25 (or such other denomination as is specified in the applicable prospectus supplement). The Property Trustee shall promptly notify the Securities Registrar in writing of the Trust Securities selected for redemption and, in the case of any Trust Securities selected for partial redemption, the Liquidation Amount thereof to be redeemed. For all purposes of each Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of Trust Securities shall relate, in the case of any Trust Securities redeemed or to be redeemed only in part, to the portion of the Liquidation Amount of Trust Preferred Securities which has been or is to be redeemed. Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of Trust Securities to be redeemed; at such Holder's address appearing in the Security Register.

         SUBORDINATION OF TRUST COMMON SECURITIES. Payment of Distributions on, and the Redemption Price of, each BXS Trust's Trust Securities, as applicable, shall generally be made pro rata to the holders of the Trust Securities based on the Liquidation Amount of such Trust Securities; provided, however, that if on any Distribution Date or Redemption Date, a Debenture Event of Default or other Event of Default shall have occurred and be continuing, no payment of any Distribution on, Redemption Price of, any of such BXS Trust's Trust Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of such Trust Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid Distributions on all of such BXS Trust's outstanding Trust Preferred Securities for all Distribution Dates occurring on or prior thereto, or in the case of payment of the applicable Redemption Price the full amount of such Redemption Price on all of such BXS Trust's outstanding Trust Preferred Securities, shall have been made or provided for, and all funds immediately available to the Property Trustee shall first be applied to the payment in full in cash of all Distributions on, or the Redemption Price of, such BXS Trust's Trust Preferred Securities then due and payable.

         In the case of the occurrence of any Event of Default under the applicable Trust Agreement resulting from a Debenture Event of Default, the Company as holder of such BXS Trust's Trust Common Securities will be deemed to have waived any right to act with respect to any such Event of Default under the applicable Trust Agreement until the effect of all such Events of Default with respect to such Trust Preferred Securities have been cured, waived or otherwise eliminated. Until all such Events of Default under the applicable Trust Agreement with respect to the Trust Preferred Securities have been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the Holders of such Trust Preferred Securities and not on behalf of the Company as Holder of such BXS Trust's Trust Common Securities, and only the Holders of such Trust Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

         LIQUIDATION DISTRIBUTION UPON DISSOLUTION. Pursuant to each Trust Agreement, each BXS Trust shall dissolve on the first to occur of:

         (i)      the expiration of its term;

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
         (ii) certain events of bankruptcy, dissolution or liquidation of the Company or the Holder of the Trust Common Securities;

         (iii) the written direction from the Company, as Depositor, to the Property Trustee to dissolve such BXS Trust (which direction by the Company is optional and solely within the discretion of the Company, subject to the Company having received prior approval of the Federal Reserve if then so required under applicable capital guidelines or policies) and, after satisfaction of liabilities to creditors of such BXS Trust as provided by applicable law, to distribute a Like Amount of the Corresponding Junior Subordinated Debt Securities to the holders of its Trust Securities;

         (iv) redemption of all of such BXS Trust's Trust Securities in connection with the redemption of all the Corresponding Junior Subordinated Securities (including upon the occurrence and continuation of a Tax Event, Capital Treatment Event or Investment Company Event); and

         (v) the entry of an order for the dissolution of such BXS Trust by a court of competent jurisdiction.

         If an early dissolution occurs as described in clause (ii), (iii) or
(v) above, the relevant BXS Trust shall be liquidated by the related BXS Trust Trustees as expeditiously as such BXS Trust Trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of such BXS Trust as provided by applicable law, to the holders of such Trust Securities a Like Amount of the Corresponding Junior Subordinated Debt Securities; provided, however, in the event that such distribution is determined by the Property Trustee not to be practical, the Trust Property of such BXS Trust will be liquidated, and such BXS Trust will be dissolved, wound-up or terminated by the Property Trustee and the holders of such Trust Securities will be entitled to receive out of the assets of such BXS Trust available for distribution to holders, after satisfaction of liabilities to creditors of such BXS Trust as provided by applicable law, an amount equal to the aggregate of the Liquidation Amount plus accumulated and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because such BXS Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable by such BXS Trust on the Trust Securities shall be paid on a pro rata basis (based upon Liquidation Amounts). The Holder(s) of such BXS Trust's Trust Common Securities will be entitled to receive Liquidation Distributions upon any such liquidation pro rata with the holders of the Trust Preferred Securities, except that if a Debenture Event of Default has occurred and is continuing, the Trust Preferred Securities shall have a priority over the Trust Common Securities with respect to any such Liquidation Distribution, and no payments shall be made with respect to the Trust Common Securities until holders of Trust Preferred Securities have been paid in full.

         EVENTS OF DEFAULT; NOTICE. Any one of the following events constitutes an "Event of Default" under each Trust Agreement with respect to the Trust Preferred Securities issued thereunder (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

         (i) the occurrence of a Debenture Event of Default under the Junior Indenture (see "Description of Junior Subordinated Debt Securities -- Junior Subordinated Debt Security Events of Default"); or

         (ii) default by such BXS Trust in the payment of any Distribution when it becomes due and payable, and continuation of such default for a period of 30 days; or

         (iii) default by such BXS Trust in the payment of any Redemption Price of any Trust Security when it becomes due and payable; or

         (iv) default in the performance, or breach, in any material respect, of any covenant or warranty of the BXS Trust Trustees in such Trust Agreement (other than a covenant or warranty, a default in the performance or breach of which is dealt with in clause (ii) or (iii) above), and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the defaulting BXS Trust Trustee or Trustees by the Holders of at least 25% in aggregate Liquidation Amount of the outstanding Trust Preferred Securities of the applicable BXS Trust, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under such Trust Agreement; or

         (v) the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee and the failure by the Company, as Depositor, to appoint a successor Property Trustee within 60 days thereof.

         Within five Business Days after the occurrence of any Event of Default actually known to the Property Trustee, the Property Trustee shall transmit notice of such Event of Default to the holders of such BXS Trust's Trust Securities, the Administrative Trustees and the Company, as Depositor, unless such Event of Default shall have been cured or waived. The Company, as Depositor, and the Administrative Trustees are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under each Trust Agreement.

         REMOVAL OF BXS TRUST TRUSTEES. Unless a Debenture Event of Default shall have occurred and be continuing, any BXS Trust Trustee may be removed at any time by the holder of the Trust Common Securities. If a Debenture Event of Default has occurred and is continuing, the Property Trustee or the Delaware Trustee, or both of them, may be removed at such time by an action of the Holders of a majority in Liquidation Amount of the outstanding Trust Preferred Securities, delivered to the Relevant Trustee. An Administrative Trustee may be removed by the holder of the Trust Common Securities at any time and only such holder shall have the right to remove any Administrative Trustee. No resignation or removal of a BXS Trust Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the applicable Trust Agreement.

         CO-TRUSTEES AND SEPARATE PROPERTY TRUSTEE. Unless an Event of Default shall have occurred and be continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the Trust Property of a BXS Trust may at the time be located, the Company, as Depositor, and the Administrative Trustees shall have power to appoint one or more persons approved by the Property Trustee either to act as a co-trustee, jointly with the Property Trustee, of all or any part of such Trust Property, or to the extent required by law to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such Person or Persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the applicable Trust Agreement. In case a Debenture Event of Default has occurred and is continuing, the Property Trustee alone shall have power to make such appointment.

         MERGER OR CONSOLIDATION OF BXS TRUST TRUSTEES. Any person into which the Property Trustee, the Delaware Trustee or any Administrative Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which such Trustee shall be a party, or any Person succeeding to all or substantially all the corporate trust business of such Trustee, shall be the successor of such Trustee under each Trust Agreement, provided such Person shall be otherwise qualified and eligible.

         MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF THE BXS TRUSTS. A BXS Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease all or substantially all of its properties and assets substantially as an entirety to any Person, except as described below. A BXS Trust may, at the request of the Company, with the consent of the Administrative Trustees and without the consent of the Holders of the related Trust Preferred Securities, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease all or substantially all of its properties and assets substantially as an entirety to a trust organized as such under the laws of any State; provided, that:

         (i) such successor entity either (a) expressly assumes all of the obligations of such BXS Trust with respect to such Trust Securities or (b) substitutes for such Trust Securities other securities having substantially the same terms as such Trust Securities (the "Successor Securities") so long as the Successor Securities rank the same as such Trust Securities in priority with respect to Distributions and payments upon liquidation, redemption and otherwise;

         (ii) the Company expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the Corresponding Junior Subordinated Debt Securities;

         (iii) the Successor Securities (if Trust Preferred Securities) are listed or traded, or any Successor Securities will be listed or traded upon notification of issuance, on any national securities exchange or other organization on which such Trust Preferred Securities are then listed or traded, if any;

         (iv) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the Trust Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization;

         (v) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the material rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect;

         (vi) such successor entity has a purpose substantially identical and limited to that of the BXS Trust;

         (vii) prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Company has received an opinion from independent counsel to the BXS Trust experienced in such matters to the effect that (a) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect, and (b) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the BXS Trust nor such successor entity will be required to register as an investment company under the Investment Company Act; and

         (viii) the Company or any permitted successor or assignee owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the related Guarantee.

         Notwithstanding the foregoing, a BXS Trust shall not, except with the consent of holders of 100% in Liquidation Amount of the related Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other Person to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the BXS Trust or the successor entity to be classified as other than a grantor trust for U.S. federal income tax purposes.

         VOTING RIGHTS; AMENDMENT OF EACH TRUST AGREEMENT. Except as provided below and in the Junior Indenture and as otherwise required by law and the applicable Trust Agreement, the holders of the Trust Preferred Securities will have no voting rights.

         Each Trust Agreement may be amended from time to time by the Company, as Depositor, the Property Trustee and the Administrative Trustees, without the consent of the holders of the Trust Preferred Securities (i) to cure any ambiguity, correct or supplement any provisions in such Trust Agreement that may be inconsistent with any other provision therein, or to make any other provisions with respect to matters or questions arising under such Trust Agreement, which shall not be inconsistent with the other provisions of such Trust Agreement, provided that any such amendment does not adversely affect in any material respect the interests of any holder of Trust Securities, or (ii) to modify, eliminate or add to any provisions of such Trust Agreement to such extent as shall be necessary to ensure that the relevant BXS Trust will be classified for U.S. federal income tax purposes as a grantor trust at all times that any Trust Securities are outstanding or to ensure that such BXS Trust will not be required to register as an "investment company" under the Investment Company Act. Any amendments of such Trust Agreement shall become effective when notice thereof is given to the holders of Trust Securities. Each Trust Agreement may be amended by the related BXS Trust Trustees and the Company, as Depositor, with (i) the consent of holders of Trust Securities representing not less than a majority (based upon Liquidation Amounts) of the outstanding Trust Securities, and (ii) receipt by such BXS Trust Trustees of an Opinion of Counsel to the effect that such amendment or the exercise of any power granted to such BXS Trust Trustees in accordance with such amendment will not affect such BXS Trust's status as a grantor trust for U.S. federal income tax purposes or such BXS Trust's exemption from status as an "investment company" under the Investment Company Act, provided that without the consent of each affected holder of Trust Securities, such Trust Agreement may not be amended to (i) change the amount or timing of any Distribution on the Trust Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the Trust Securities as of a specified date or (ii) restrict the right of a holder of Trust Securities to institute suit for the enforcement of any such payment on or after such date.

         So long as any Corresponding Junior Subordinated Debt Securities are held by the Property Trustee, the related BXS Trust Trustees shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Junior Indenture Trustee, or executing any trust or power conferred on the Property Trustee with respect to such Corresponding Junior Subordinated Debt Securities, (ii) waive any past default that is waivable under the Junior Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Corresponding Junior Subordinated Debt Securities shall be due and payable or (iv) consent to any amendment, modification or termination of the Junior Indenture or such Corresponding Junior Subordinated Debt Securities, where such consent shall be required, without, in each case, obtaining the prior approval of the Holders of at least a majority in aggregate Liquidation Amount of all outstanding Trust Preferred Securities; provided, however, that where a consent under the Junior Indenture would require the consent of each holder of Corresponding Junior Subordinated Debt Securities affected thereby, no such consent shall be given by the Property Trustee without the prior written consent of each Holder of the Related Trust Preferred Securities. The BXS Trust Trustees shall not revoke any action previously authorized or approved by a vote of the Holders of the Trust Preferred Securities except by subsequent vote of the Holders of such Trust Preferred Securities. The Property Trustee shall notify each Holder of Trust Preferred Securities of any notice of default received from the Junior Indenture Trustee with respect to the Corresponding Junior Subordinated Debt Securities. In addition to obtaining the foregoing approvals of the Holders of the Trust Preferred Securities, prior to taking any of the foregoing actions, the BXS Trust Trustees shall, at the expense of the Company as Depositor, obtain an Opinion of Counsel experienced in such matters to the effect that the BXS Trust will not fail to be classified as a grantor trust for U.S. federal income tax purposes on account of such action.

         Notwithstanding that holders of Trust Preferred Securities are entitled to vote or consent under the circumstances set forth in the applicable Trust Agreement, any of the Trust Preferred Securities that are owned by the Company, as Depositor, the BXS Trust Trustees or any affiliate of the Company or any BXS Trust Trustees, shall generally, for purposes of such vote or consent, be disregarded and deemed not to be outstanding.

         GLOBAL TRUST PREFERRED SECURITIES. Unless otherwise set forth in a prospectus supplement, any Trust Preferred Securities will be represented by fully registered global certificates issued as global Trust Preferred Securities to be deposited with a depositary with respect to that series, instead of paper certificates issued to each individual holder. The depositary arrangements that will apply, including the manner in which principal of and premium, if any, and interest on global Trust Preferred Securities and other payments will be payable are discussed in more detail under the heading "Book-Entry Issuance."

         PAYMENT AND PAYING AGENCY. Payments of Distributions in respect of Trust Preferred Securities represented by global certificates shall be made to DTC as described under "Book-Entry Issuance." If any Trust Preferred Securities are not represented by global certificates, such payments shall be made by check mailed to the address of the Person entitled thereto at such address as shall appear on the Securities Register. Unless otherwise specified in the applicable prospectus supplement, the paying agent (the "Paying Agent") shall initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrative Trustees and the Company, as Depositor. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' written notice to the Administrative Trustees, Property Trustee and the Company. In the event that the Property Trustee shall no longer be the Paying Agent, the Administrative Trustees shall appoint a successor (which shall be a bank or trust company) that is acceptable to the Property Trustee and the Company to act as Paying Agent.

         REGISTRAR AND TRANSFER AGENT. Unless otherwise specified in the applicable prospectus supplement, the Property Trustee will act as registrar and transfer agent for the Trust Preferred Securities. No service charge shall be made to a Holder for any transfer or exchange of Trust Preferred Securities, but the Property Trustee or the Securities Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Trust Preferred Securities. Neither the BXS Trusts nor the Property Trustee will be required to register the transfer or exchange of any Trust Preferred Securities selected for redemption in whole or in part.

         INFORMATION CONCERNING THE PROPERTY TRUSTEE. The Property Trustee is under no obligation to exercise any of the rights or powers vested in it by the applicable Trust Agreement at the request or direction of any of the holders of Trust Preferred Securities unless such holders have offered to the Property Trustee security or indemnity satisfactory to it against the costs, expenses and liabilities that might be incurred thereby. If the Property Trustee (i) is required to decide between alternative courses of action in performing its duties under the applicable Trust Agreement, (ii) must construe ambiguous or inconsistent provisions in the applicable Trust Agreement or (iii) is unsure of the application of any provision of the applicable Trust Agreement, and the matter is not one on which holders of Trust Preferred Securities are entitled under such Trust Agreement to vote, then the Property Trustee shall deliver notice to the Company, as Depositor, requesting written instructions as to the course of action to be taken and take such action as is instructed in writing by the Company; provided, however, that if the Property Trustee does not receive such instructions within ten Business Days after it has delivered such notice, it may take such action as it deems advisable and in the best interests of the holders of the Trust Securities and will have no liability except for its own bad faith, negligence or willful misconduct.

         MISCELLANEOUS. The Administrative Trustees are authorized and directed to conduct the affairs of and to operate the BXS Trusts in such a way that no BXS Trust will be deemed to be an "investment company" required to be registered under the Investment Company Act or fail to be classified as a grantor trust for U.S. federal income tax purposes and so that the Corresponding Junior Subordinated Debt Securities will be treated as indebtedness of the Company for U.S. federal income tax purposes. In this connection, the Company and the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of each BXS Trust or the applicable Trust Agreement, that the Company and the Administrative Trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not adversely affect any material respects the interests of the holders of the Trust Securities.

                            DESCRIPTION OF GUARANTEES

         A Guarantee will be executed and delivered by the Company at the same time each BXS Trust issues its Trust Preferred Securities. Each Guarantee is for the benefit of the holders from time to time of such Trust Preferred Securities. The Bank of New York will act as indenture trustee ("Guarantee Trustee") under each Guarantee for the purposes of compliance with the Trust Indenture Act and each Guarantee will be qualified as an indenture under the Trust Indenture Act. The Guarantee Trustee will hold each Guarantee for the benefit of the holders of the related BXS Trust's Trust Preferred Securities.

         This summary of certain terms and provisions of the Guarantees is not complete. For a complete description, you should read each Guarantee. The form of the Guarantee has been filed as an exhibit to the registration statement of which this prospectus forms a part.

         Each Guarantee will be qualified under the Trust Indenture Act.

         References to Trust Preferred Securities include the Trust Preferred Securities issued by the related BXS Trust to which a Guarantee relates.

         GENERAL. The Company will irrevocably and unconditionally agree to pay in full to the extent set forth herein, the Guarantee Payments to the holders of the Trust Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that such BXS Trust may have or assert. The following payments or distributions with respect to the Trust Preferred Securities, to the extent not paid by or on behalf of the related BXS Trust (the "Guarantee Payments"), will be subject to the related Guarantee:

         (i) any accrued and unpaid Distributions required to be paid on such Trust Preferred Securities, to the extent that such BXS Trust has funds on hand available therefor at such time;

         (ii) the redemption price, including all accrued and unpaid Distributions to the date of redemption (the "Guarantee Redemption Price"), with respect to any Trust Preferred Securities called for redemption, to the extent that such BXS Trust has funds on hand available therefor at such time by a BXS Trust; and

         (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of such BXS Trust, unless the Corresponding Junior Subordinated Debt Securities are distributed to holders of such Trust Preferred Securities or all of the Trust Preferred Securities are redeemed, the lesser of (a) the Liquidation Distribution and (b) the amount of assets of such BXS Trust remaining available for distribution to holders of Trust Preferred Securities in liquidation of such BXS Trust.

         The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the applicable Trust Preferred Securities or by causing the BXS Trust to pay such amounts to such holders.

         Each Guarantee will be an irrevocable and unconditional guarantee on a subordinated basis of the related BXS Trust's obligations under the Trust Preferred Securities and will rank subordinate and junior in right of payment to all Senior Debt of the Company. See " -- Status of the Guarantees."

         STATUS OF THE GUARANTEES. Each Guarantee will constitute an unsecured obligation of the Company and will rank subordinate and junior in right of payment to all Senior Debt of the Company in the same manner as Corresponding Junior Subordinated Debt Securities.

         Each Guarantee will rank pari passu with any other Guarantees issued by the Company. Each Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity). Each Guarantee will be held for the benefit of the holders of the related Trust Preferred Securities. Each Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the BXS Trust or upon distribution to the holders of the Trust Preferred Securities of the Corresponding Junior Subordinated Debt Securities.

         AMENDMENTS AND ASSIGNMENT. Except with respect to any changes which do not materially adversely affect the material rights of holders of the related Trust Preferred Securities (in which case no consent of the holders will be required), each Guarantee may only be amended with the prior approval of the holders of not less than a Majority of the aggregate Liquidation Amount of such outstanding Trust Preferred Securities. All guarantees and agreements contained in each Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the related Trust Preferred Securities then outstanding. Except in connection with a consolidation, merger or sale involving the Company that is permitted under the terms of the corresponding Indentures and pursuant to which the assignee agrees in writing to perform the Company's obligations thereunder, the Company may not assign its obligations under each Guarantee.

         EVENTS OF DEFAULT. An event of default under each Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder or to perform any non-payment obligations if such non-payment default remains unremedied for 60 days after receipt of notice thereof. The holders of a Majority in Liquidation Amount of the related Trust Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of such Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under such Guarantee.

         The holders of a Majority in Liquidation Amount of the related Trust Preferred Securities may, by vote, on behalf of the holders, waive any past Event of Default and its consequences. Upon such waiver, any such Event of Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of each Guarantee, but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent therefrom.

         Any holder of the Trust Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under such Guarantee without first instituting a legal proceeding against the BXS Trust, the Guarantee Trustee or any other person or entity.

         INFORMATION CONCERNING THE GUARANTEE TRUSTEE. The Guarantee Trustee, before the occurrence of any Event of Default and after the curing of all Events of Default that may have occurred, shall undertake to perform only such duties as are specifically set forth in each Guarantee, and no implied covenants shall be read into a Guarantee against the Guarantee Trustee. In case an Event of Default has occurred which has not been cured or waived, the Guarantee Trustee shall exercise such of the rights and powers vested in it by each Guarantee, and use the same degree of care and skill in its exercise thereof, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee shall be under no obligation to exercise any of the rights or powers vested in it by each Guarantee at the request or direction of any holder of the Trust Preferred Securities, unless such holder shall have provided to the Guarantee Trustee such security and indemnity reasonably satisfactory to it, against the costs, expenses and liabilities that might be incurred by it in complying with such request or direction, including such reasonable advances as may be requested by the

Guarantee Trustee. Such a requirement, however, does not relieve the Guarantee Trustee of its obligations to exercise its rights and powers under each Guarantee upon the occurrence of an Event of Default..

         TERMINATION OF THE GUARANTEES. Each Guarantee will terminate and be of no further force and effect upon full payment of the Guarantee Redemption Price of the related Trust Preferred Securities, upon full payment of the amounts payable upon liquidation of the related BXS Trust or upon distribution of Corresponding Junior Subordinated Debt Securities to the holders of the related Trust Preferred Securities in exchange therefor. Not withstanding the foregoing, each Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related Trust Preferred Securities must restore payment of any sums paid under such Trust Preferred Securities or such Guarantee.

         GOVERNING LAW. Each Guarantee will be governed by and construed in accordance with the laws of the State of New York.

             RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, THE
           CORRESPONDING JUNIOR SUBORDINATED DEBT SECURITIES AND THE
                                   GUARANTEES

         FULL AND UNCONDITIONAL GUARANTEE. Payments of Distributions and other amounts due on the Trust Preferred Securities (to the extent the related BXS Trust has funds available for the payment of such Distributions) are irrevocably guaranteed by the Company as and to the extent set forth under "Description of Guarantees." Taken together, the Company's obligations under each series of Corresponding Junior Subordinated Debt Securities, the Junior Indenture, the related Trust Agreement and the related Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of Distributions and other amounts due on the Related Trust Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the related BXS Trust's obligations under the Related Trust Preferred Securities. If and to the extent that the Company does not make payments on any series of Corresponding Junior Subordinated Debt Securities, such BXS Trust will not pay Distributions or other amounts due on its Related Trust Preferred Securities. The Guarantees do not cover payment of Distributions when the related BXS Trust does not have sufficient funds to pay such Distributions. In such event, the remedy of a holder of any Trust Preferred Securities is to institute a legal proceeding directly against the Company pursuant to the terms of the Junior Indenture for enforcement of payment of amounts of such Distributions to such holder after the applicable due dates. The obligations of the Company under each Guarantee are subordinate and junior in right of payment to all Senior Debt of the Company.

         SUFFICIENCY OF PAYMENTS. As long as payments of interest and other payments are made when due on each series of Corresponding Junior Subordinated Debt Securities, such payments will be sufficient to cover Distributions and other payments due on the Related Trust Preferred Securities, primarily because:

         (i) the aggregate principal amount of each series of Corresponding Junior Subordinated Debt Securities will be equal to the sum of the aggregate stated Liquidation Amount of the Related Trust Preferred Securities and related Trust Common Securities;

         (ii) the interest rate and interest and other payment dates on each series of Corresponding Junior Subordinated Debt Securities will match the Distribution rate and Distribution and other payment dates for the Related Trust Preferred Securities;

         (iii) the Company shall pay for all and any costs, expenses and liabilities of such BXS Trust except the BXS Trust's obligations to holders of its Trust Preferred Securities under such Trust Preferred Securities; and

         (iv) each Trust Agreement provides that the BXS Trust will not engage in any activity that is not consistent with the limited purposes of such BXS Trust.

         Notwithstanding anything to the contrary in the Junior Indenture, the Company has the right to set-off any payment it is otherwise required to make thereunder with and to the extent the Company has theretofore made, or is concurrently on the date of such payment making, a payment under the related Guarantee.

         ENFORCEMENT RIGHTS OF HOLDERS OF TRUST PREFERRED SECURITIES. A holder of any related Trust Preferred Security may institute a legal proceeding directly against the Company to enforce its rights under the related Guarantee without first instituting a legal proceeding against the Guarantee Trustee, the related BXS Trust or any other person or entity.

         A default or event of default under any Senior Debt of the Company would not constitute a default or Event of Default under the Junior Indenture. However, in the event of payment defaults under, or acceleration of, Senior Debt of the Company, the subordination provisions of the Junior Indenture provide that no payments may be made in respect of the Corresponding Junior Subordinated Debt Securities until such Senior Debt has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on any series of Corresponding Junior Subordinated Debt Securities would constitute a Debenture Event of Default under the applicable Trust Agreement.

         LIMITED PURPOSE OF BXS TRUSTS. Each BXS Trust's Trust Preferred Securities evidence a preferred and undivided beneficial interest in such BXS Trust, and each BXS Trust exists for the sole purpose of issuing its Trust Preferred Securities and Trust Common Securities and investing the proceeds thereof in Corresponding Junior Subordinated Debt Securities and engaging in only those other activities necessary or incidental thereto. A principal difference between the rights of a holder of a Trust Preferred Security and a holder of a Corresponding Junior Subordinated Debt Security is that a holder of a Corresponding Junior Subordinated Debt Security is entitled to receive from the Company the principal amount of and interest accrued on Corresponding Junior Subordinated Debt Securities held, while a holder of Trust Preferred Securities is entitled to receive Distributions from such BXS Trust (or from the Company under the applicable Guarantee) if and to the extent such BXS Trust has funds available for the payment of such Distributions.

         RIGHTS UPON DISSOLUTION. Upon any voluntary or involuntary dissolution or termination, winding-up or liquidation of any BXS Trust not involving the distribution of the Corresponding Junior Subordinated Debt Securities, the holders of the related Trust Preferred Securities will be entitled to receive, out of the assets held by such BXS Trust, the Liquidation Distribution in cash. See "Description of Trust Preferred Securities -- Liquidation Distribution Upon Dissolution." Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Property Trustee, as holder of the Corresponding Junior Subordinated Debt Securities, would be a subordinated creditor of the Company, subordinated in right of payment to all Senior Debt as set forth in the Junior Indenture, but entitled to receive payment in full of principal and interest, before any shareholders of the Company receive payments or distributions. Since the Company is the guarantor under each Guarantee and has agreed to pay for all costs, expenses and liabilities of each BXS Trust (other than the BXS Trust's obligations to the holders of its Trust Preferred Securities), the positions of a holder of such Trust Preferred Securities and a holder of such Corresponding Junior Subordinated Debt Securities relative to other creditors and to shareholders of the Company in the event of liquidation or bankruptcy of the Company are expected to be substantially the same.

                           DESCRIPTION OF COMMON STOCK

         The following summary is not complete. You should refer to the applicable provisions of the Company's Restated Articles of Incorporation, as amended, and to the Mississippi Business Corporation Act for a complete statement of the terms and rights of the Common Stock.

         The Company has authorized 500 million shares of Common Stock, $2.50 par value. The Common Stock is listed on the New York Stock Exchange. Its symbol is "BXS."

         DIVIDEND RIGHTS. Holders of outstanding shares of Common Stock are entitled to receive such dividends, if any, as may be declared by the Board of Directors of the Company, in its discretion, out of funds legally available therefor.

         VOTING RIGHTS. Holders of Common Stock are entitled to one vote per share on all matters to be voted on by the shareholders of the Company, including the election of directors, and do not have cumulative voting rights. Under the Mississippi Business Corporation Act, an affirmative vote of the majority of the shareholders present at a meeting is sufficient in order to take most shareholder actions. Certain extraordinary actions require greater percentages of affirmative shareholder votes, including an increase, without a recommendation by the Board of Directors of such increase, in the maximum number of members of the Board of Directors of the Company or an amendment or repeal of the anti-takeover provision described below.

         LIQUIDATION RIGHTS. In the event of the liquidation of the Company, the holders of Common Stock are entitled to receive pro rata any assets distributed to shareholders with respect to their shares, after payment of all debts and payments to holders of preferred stock of the Company, if any.

         PREEMPTIVE RIGHTS. Holders of Common Stock have no right to subscribe to additional shares of capital stock that may be issued by the Company.

         CERTAIN ANTI-TAKEOVER PROVISIONS. The Company's Restated Articles of Incorporation, as amended, generally require the affirmative vote of the holders of 80% of the outstanding shares of Common Stock to approve (i) a merger or consolidation of the Company with, or (ii) a sale, exchange or lease of all or substantially all of the assets (as defined in the Restated Articles of Incorporation) of the Company to any person or entity, unless such transaction is approved by the Board of Directors of the Company.

         The Restated Articles of Incorporation of the Company also require the affirmative vote of the holders of 80% of the outstanding shares of the Common Stock, and the affirmative vote of the holders of 67% of the shares of Common Stock held by shareholders other than a Controlling Party (as defined below), for the approval or authorization of any merger, consolidation, sale, exchange or lease of all or substantially all of the assets of the Company if such transaction involves any shareholders owning or controlling 20% or more of the Common Stock outstanding at the time of the proposed transaction (a "Controlling Party"); provided, however, that these voting requirements are not applicable in transactions in which: (a) the cash or fair market value of the property, securities or other consideration to be received (which includes Common Stock retained by the Company's existing shareholders in a transaction in which the Company is the surviving entity) per share by holders of Common Stock in such transaction is not less than the highest per share price (with appropriate adjustments for recapitalizations, stock splits, stock dividends and distributions) paid by the Controlling Party in the acquisition of any of its holdings of the Common Stock in the three years preceding the announcement of the proposed transaction, or (b) the transaction is approved by a majority of the Board of Directors of the Company.

         Neither of these provisions of the Restated Articles of Incorporation may be repealed or amended except by the affirmative vote of 80% of the total voting power of the Company.

COMMON STOCK PURCHASE RIGHTS

         On April 23, 1991, the shareholders of the Company adopted a shareholder rights plan. The terms of the shareholder rights plan are set forth in a Rights Agreement, dated April 24, 1991 (the "Rights Agreement"), between the Company and the Bank, as Rights Agent. On March 28, 2001, the Board of Directors of the Company approved an amendment to the Rights Agreement (the Rights Agreement, as so amended, the "Amended Rights Agreement"), which amendment is set forth in a First Amendment to Rights Agreement, dated as of March 28, 2001 (the "Amendment"), between the Company and the Bank, as Rights Agent. The Amended Rights Agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. The Common Stock Purchase Rights are the rights to purchase shares of the Company's Common Stock, par value $2.50 per share, issued under the terms of the Amended Rights Agreement.

         The following descriptions of the provisions of the Amended Rights Agreement are qualified in their entirety by reference to the Rights Agreement and the Amendment (including the exhibits thereto).

         DISTRIBUTION OF RIGHTS; EXERCISE PRICE. On April 24, 1991, each shareholder of record at the close of business on April 24, 1991 (the "Record Date") received a dividend distribution of one Common Stock purchase right (a "Right") for each outstanding share of Common Stock. Each share of Common Stock issued by the Company, including shares distributed from treasury, after April 24, 1991 and prior to the Distribution Date (as defined below) automatically has had, or will have during the term of the Amended Rights Agreement, a Right attached to it. Each Right entitles the registered holder, subject to the terms of the Amended Rights Agreement, to purchase from the Company one share of Common Stock at a purchase price per share of $60.00, subject to adjustment (the "Purchase Price"). The Purchase Price is payable in cash or by certified or bank check or bank draft payable to the order of the Company.

         SEPARATION OF RIGHTS FROM COMMON STOCK. As of the date of this prospectus, the Rights are incorporated in and represented by the certificates representing shares of outstanding Common Stock, and no separate Rights certificates have been distributed. The Rights will separate from the Common Stock and separate Rights certificates will be distributed upon the earliest of the following dates (the "Distribution Date"): (i) the close of business on the tenth business day following a public announcement by the Company or an Acquiring Person (as defined below) that an Acquiring Person has become such (the "Stock Acquisition Date"); (ii) the close of business on the tenth business day following the commencement of, or the announcement of an intent to commence, a tender or exchange offer that would result in a person or group becoming an Acquiring Person; or (iii) the close of business on the tenth business day after a majority of the members of the Board of Directors who are not officers of the Company determine that a person has, alone or together with his affiliates or associates, become the beneficial owner of 10% or more of the outstanding shares of Common Stock or voting power of the Company and is an "Adverse Person."

         "Adverse Person" means any person declared to be an Adverse Person by a majority of the Company's independent directors, upon a determination by such directors that (a) such beneficial ownership by such person is intended to cause the Company to repurchase the Common Stock or voting power of the Company beneficially owned by such person or to cause pressure on the Company to take action or enter into a transaction or series of transactions intended to provide such person with short term financial gain under circumstances where these directors determine that the best long term interests of the Company and the shareholders would not be served by taking such action or entering into such transaction or series of transactions or (b) such beneficial ownership is causing or is reasonably likely to cause a material adverse impact on the business or prospects of the Company (including, but not limited to, impairment of the Company's relationships with customers, its ability to maintain its competitive position, its capital position, its ability to meet the convenience and needs of the communities it serves, or its business reputation or ability to deal with governmental agencies) to the detriment of the shareholders.

         "Acquiring Person" means any person which, together with all affiliates and associates of such person, shall be the beneficial owner of 20% or more of the Common Stock then outstanding, but shall not include the Company or any of its subsidiaries or employee benefit plans, or any trustee or fiduciary with respect to any such plan acting in such capacity. No person shall become an "Acquiring Person" as the result of an acquisition of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate percentage of shares beneficially owned by such person to 20% or more of the Common Stock of the Company then outstanding; provided, however, that if a person becomes the beneficial owner of 20% or more of the Common Stock of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the beneficial owner of any additional Common Stock, then such person shall be deemed to be an "Acquiring Person." Notwithstanding the foregoing, no person shall become an "Acquiring Person" if a majority of the members of the Company's Board of Directors, with the concurrence of a majority of the independent directors, determines in good faith that such person who would otherwise be an Acquiring Person has become such inadvertently and without any intention of changing or influencing control of the Company, and if such person, after being advised of such determination and within a period of time set by a majority of the independent directors, divests himself or itself of a sufficient number of shares of Common Stock so that such person shall not be deemed to be or have become an "Acquiring Person" for any purpose under the Amended Rights Agreement.

         EXERCISABILITY OF RIGHTS. The Rights are not exercisable until the Distribution Date and will expire at the close of business on March 28, 2011 (the "Final Expiration Date") unless earlier redeemed by the Company as described below.

         SEPARATED RIGHTS EVIDENCED BY CERTIFICATES. Until the Distribution Date, (i) the Rights will be evidenced by Common Stock certificates and will be transferred with and only with such Common Stock certificates, (ii) new Common Stock certificates issued after the Record Date, including shares distributed from treasury, will contain a notation incorporating the Rights Agreement by reference, and (iii) the surrender for transfer of any certificates representing outstanding Common Stock also will constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable after the Distribution Date, Rights certificates will be mailed to holders of record of Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights certificates alone will represent the Rights.

         TRIGGERING EVENTS FOR RIGHT TO BUY COMMON STOCK AT DECREASED PURCHASE PRICE; NULLIFICATION OF CERTAIN RIGHTS. In the event that (i) a person or group (other than the Company, any of its subsidiaries, or any employee benefit plan of the Company) becomes an Acquiring Person, or (ii) the Board has determined the existence of an Adverse Person (either of such events being a "Triggering Event"), then, in each such case, each holder of a Right shall have the right to receive, upon exercise of such Right, shares of Common Stock (or, in certain circumstances, cash, property or other Securities of the Company) having a value equal to two times the Purchase Price. Notwithstanding any of the foregoing, following the occurrence of one of the foregoing events, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person or an Adverse Person will be null and void.

         OPTIONAL EXCHANGE OF RIGHTS. At any time after the occurrence of a Triggering Event, the Board of Directors of the Company may exchange the Rights (other than Rights owned by an Acquiring Person or Adverse Person which have become void), in whole or in part, at an exchange ratio of one share of Common Stock per Right (subject to adjustment).

         TRIGGERING EVENTS FOR PURCHASE OF ACQUIROR'S SHARES. In the event that, at any time following the earlier of the Stock Acquisition Date or Distribution Date, (i) the Company is acquired in a merger or other business combination transaction and the Company is not the surviving corporation, (ii) any person or group effects a share exchange or merger with the Company and all or part of the Company's Common Stock is converted or exchanged for securities, cash, or property of any other person or group, or (iii) 50% or more of the Company's assets or earning power is sold or transferred (any of such events also being a "Triggering Event"), then, in each such case, proper provision will be made so that each holder of a Right shall have the right to receive, upon exercise, the number of shares of common stock of the "Principal Party" (as defined below) having a value equal to two times the Purchase Price.

         "Principal Party" means (i) in the case of any transaction described in clause (i) or (ii) in the preceding paragraph, (A) the person that is the issuer of any securities into which shares of the Company's Common Stock are converted in such merger or share exchange, or, if there is more than one such issuer, the issuer of Common Stock that has the highest aggregate current market price and
(B) if no securities are so issued, the person that is the other party to such merger or share exchange, or, if there is more than one such person, the person the Common Stock of which has the highest aggregate current market price; and
(ii) in the case of any transaction described in clause (iii) in the preceding paragraph, the person that is the party receiving the largest portion of the assets or earning power transferred pursuant to such transaction or transactions, or, if each person that is a party to such transaction or transactions receives the same portion of the assets or earning power transferred pursuant to such transaction or transactions or if the person receiving the largest portion of the assets or earning power cannot be determined, whichever person the Common Stock of which has the highest aggregate current market price; provided, however, that in any such case, (1) if the Common Stock of such person is not at such time and has not been continuously over the preceding twelve-month period registered under Section 12 of the Exchange Act ("Registered Common Stock"), or such person is not a corporation, and such person is a direct or indirect subsidiary of another person that has Registered Common Stock outstanding, "Principal Party" shall refer to such other person; (2) if the Common Stock of such person is not Registered Common Stock or such person is not a corporation, and such person is a direct or indirect subsidiary of another person but is not a direct or indirect subsidiary of another person which has Registered Common Stock outstanding, "Principal Party" shall refer to the ultimate parent entity of such first-mentioned person; (3) if the Common Stock of such person is not Registered Common Stock or such person is not a corporation, and such person is directly or indirectly controlled by more than one person, and one or more of such other persons has Registered Common Stock outstanding, "Principal Party" shall refer to whichever of such other persons is the issuer of the Registered Common Stock having the highest aggregate current market price; and (4) if the Common Stock of such person is not Registered Common Stock or such person is not a corporation, and such person is directly or indirectly controlled by more than one person, and none of such other persons have Registered Common Stock outstanding, "Principal Party" shall refer to whichever ultimate parent entity is the corporation having the greatest shareholders equity or, if no such ultimate parent entity is a corporation, shall refer to whichever ultimate parent entity is the entity having the greatest net assets.

         ANTI-DILUTION ADJUSTMENTS. The Purchase Price payable, and the number of shares of Common Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution in the event the Company shall (i) declare a dividend on the Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding

Common Stock, (iii) combine the outstanding Common Stock into a smaller number of shares, or (iv) issue any shares of its capital stock in a reclassification of the Common Stock, including any such reclassification in connection with a share exchange or merger in which the Company is the continuing or surviving corporation. With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. The Company is not required to issue fractional shares of Common Stock. In lieu thereof, an adjustment in cash may be made based on the market price of the Common Stock prior to the date of exercise.

         REDEMPTION OF RIGHTS. The Rights are redeemable at $0.01 per Right (the "Redemption Price"), subject to adjustment, by a majority of the Company's independent directors, payable, at the election of such majority of independent directors, in cash or shares of Common Stock, at any time prior to the close of business on the Distribution Date (the "Right of Redemption"). Immediately upon any redemption of the Rights, the right to exercise the Rights will become a right to receive the Redemption Price. Unless earlier redeemed, the Rights will expire on the Final Expiration Date. Common Stock purchasable upon exercise of the Rights will not be redeemable.

         NO SHAREHOLDER RIGHTS UNTIL EXERCISE. Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

         AMENDMENT TO AMENDED RIGHTS AGREEMENT. Any of the provisions of the Amended Rights Agreement may be supplemented or amended by the Company's Board of Directors at any time prior to the Distribution Date without the consent of the shareholders. After the Distribution Date, the provisions of the Amended Rights Agreement may be supplemented or amended without the consent of the holders of the Rights in order to (i) cure any ambiguity, defect, or inconsistency, (ii) make changes that are consistent with the objectives of the Board of Directors in adopting the Amended Rights Agreement (except that from and after such time as any person becomes an Acquiring Person and/or an Adverse Person, no such amendment may adversely affect the interests of holders of Rights), or (iii) shorten or lengthen any time period under the Amended Rights Agreement, although no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

         ANTI-TAKEOVER EFFECTS. The Rights approved by the Company's Board of Directors are designed to protect and maximize the value of the outstanding equity interests in the Company in the event of an unsolicited attempt by an acquiror to take over the Company in a manner or on terms not approved by the Board of Directors. Takeover attempts frequently include coercive tactics to deprive a company's board of directors and its shareholders of any real opportunity to determine the destiny of the company. The Rights have been declared by the Company's Board of Directors in order to deter such tactics, including a gradual accumulation of shares in the open market of a 20% or greater position to be followed by a merger or a partial or two-tier tender offer that does not treat all shareholders equally. These tactics can unfairly pressure shareholders, squeeze them out of their investment without giving them any real choice and deprive them of the full value of their shares.

         The Rights are not intended to prevent a takeover of the Company on appropriate terms and will not do so. Subject to certain exceptions discussed above, the Rights may be redeemed by the Company at $0.01 per Right prior to the Distribution Date (or such later date as may be determined by the Board of Directors). Accordingly, the Rights should not interfere with any merger or business combination approved by the Board of Directors.

         Issuance of the Rights does not in any way weaken the financial strength of the Company or interfere with its business plans. The issuance of the Rights has no dilutive effect, will not affect reported earnings per share, should not be taxable to the Company or to its shareholders and will not change the way in which the Company's shares are presently traded. The Company's Board of

Directors believes that the Rights represent a sound and reasonable means of addressing the complex issues of corporate policy created by the current takeover environment.

         However, the Rights may have the effect of rendering an acquisition more difficult or discouraging an acquisition of the Company in a manner deemed undesirable by the Board of Directors. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company on terms or in a manner not approved by the Company's Board of Directors, except pursuant to an offer conditioned upon the negation, purchase or redemption of the Rights.

                               BOOK-ENTRY ISSUANCE

         If any Debt Securities or Trust Preferred Securities (collectively, "Book Entry Securities") are to be represented by global certificates, The Depository Trust Company ("DTC") will act as securities depositary for all of the Book Entry Securities, unless otherwise referred to in the prospectus supplement relating to an offering of the particular series of Book Entry Securities.

         The following is a summary of the depository arrangements applicable to such securities issued in global form and for which DTC acts as depositary. If there are any changes from this summary, they will appear in a prospectus supplement.

         If any securities are to be issued in global form, you will not receive a paper certificate representing the Debt Securities you have purchased. Instead, the Company will deposit with DTC or its custodian one or more fully-registered global certificates registered in the name of Cede & Co. (DTC's nominee) for the Book Entry Securities, representing in the aggregate the total number of a BXS Trust's Trust Preferred Securities, aggregate principal balance of Junior Subordinated Debt Securities or aggregate principal amount of Debt Securities, respectively.

         Since the global certificate is registered in the name of DTC or its nominee, DTC or its nominee is said to have legal or record ownership of the global certificate. Persons who buy interests in the global security by purchasing securities are said to own a beneficial interest in the global security.

         Only institutions (sometimes referred to as "participants") that have accounts with DTC or its nominee or persons that may hold interests through participants, such as individual members of the public, may own beneficial interests in a global certificate.

         Ownership of beneficial interests in a global certificate by participants will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee.

         Ownership of beneficial interests in a global certificate by persons that hold through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant.

         DTC has no knowledge of the actual beneficial owners of the Book Entry Securities. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners purchased the securities.

         DTC alone is responsible for any aspect of its records, any nominee or any participant relating to, or payments made on account of, beneficial interests in a global certificate or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

         The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global certificate.

         We have been advised by DTC that upon the issuance of a global certificate and the deposit of that global certificate with DTC, DTC will immediately credit, on its book-entry registration and transfer system, the respective principal amounts represented by that global certificate to the accounts of its participants.

         The Company will pay principal of, and interest or premium on, securities represented by a global certificate registered in the name of or held by DTC or its nominee to the relevant Trustee who in turn will make payments to DTC or its nominee, as the case may be, as the registered owner and holder of the global certificate representing those securities in immediately available funds. Upon receipt of any payment of principal of, or interest or premium on, a global certificate, DTC will immediately credit, on its book-entry registration and transfer system, accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of that global certificate as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global certificate held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements as may be in effect from time to time.

         A global certificate is exchangeable for definitive securities (paper certificates) registered in the name of, and a transfer of a global certificate may be registered to, any person other than DTC or its nominee, only if:

         (a) DTC notifies us that it is unwilling or unable to continue as depositary for that global certificate or if at any time DTC ceases to be registered under the Exchange Act;

         (b) we determine in our discretion that the global certificate shall be exchangeable for definitive securities in registered form; or

         (c) in the case of Debt Securities, there shall have occurred and be continuing an Event of Default or an event which, with notice or the lapse of time or both, would constitute an Event of Default with respect to the Debt Securities.

         Any global certificate representing a Debt Security that is exchangeable pursuant to the preceding paragraph will be exchangeable in whole for definitive Debt Securities in registered form, of like tenor and of an equal aggregate principal amount as the global certificate, in denominations specified in the applicable prospectus supplement (if other than $1,000 and integral multiples of $1,000). The definitive Debt Securities will be registered by the registrar in the name or names instructed by DTC. Such instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global certificate. Unless otherwise indicated in a prospectus supplement any principal, premium and interest will be payable, the transfer of the definitive Debt Securities will be registerable and the definitive Debt Securities will be exchangeable at the corporate trust office of The Bank of New York, provided that payment of interest may be made at the option of the Company by check mailed to the address of the person entitled to that interest payment as of the record date and as shown on the register for the Debt Securities.

         Any global certificate representing a Trust Preferred Security that is exchangeable pursuant to (a) or (b) above will be exchangeable in whole for definitive Trust Preferred Securities in registered form, of like tenor and of an equal aggregate principal amount as the global certificate, in denominations specified in the applicable prospectus supplement (if other than $25.00 and integral multiples of $25.00). The definitive Trust Preferred Securities will be registered by the registrar in the name or names instructed by DTC. Such instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global certificate. Any Distributions and other payments will be payable, the transfer of the definitive Trust Preferred Securities will be registerable and the definitive Trust Preferred Securities will be exchangeable at the corporate trust office of The Bank of New York, provided that such payment may be made at the option of the Company by check mailed to the address of the person entitled to that payment as of the record date and as shown on the register for the Trust Preferred Securities.

         DTC may discontinue providing its services as securities depositary with respect to any of the Book Entry Securities at any time by giving reasonable notice to the relevant Trustee and the Company. In the event that a successor securities depositary is not obtained, definitive Debt Security or Trust Preferred Security or certificates representing such Debt Security or Trust Preferred Security are required to be printed and delivered. The Company, at its option, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). After an Event of Default under the applicable Indenture, the holders of a majority in liquidation amount of Trust Preferred Securities or aggregate principal amount of Debt Securities may determine to discontinue the system of book-entry transfers through DTC. In any such event, definitive certificates for such Trust Preferred Securities or Debt Securities will be printed and delivered.

         Except as provided above, owners of the beneficial interests in a global security will not be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered the holders of securities for any purpose under the Debt Securities Indenture, and no global security shall be exchangeable except for another global security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the global security or the Debt Securities Indenture.

         Redemption notices will be sent to Cede & Co. as the registered holder of the Book Entry Securities. If less than all of a series of the Debt Securities or a BXS Trust's Trust Preferred Securities are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

         Although voting with respect to the Book Entry Securities is limited to the holders of record of the Book Entry Securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Book Entry Securities. Under its usual procedures, DTC would mail an omnibus proxy to the relevant Trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts such Book Entry Securities are credited on the record date (identified in a listing attached to the omnibus proxy).

         DTC has advised us that DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

         The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the BXS Trusts and the Company believe to be accurate, but the BXS Trusts and the Company assume no responsibility for the accuracy thereof. Neither the BXS Trusts nor the Company has any responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                                  LEGAL MATTERS

         Unless otherwise indicated below or in the applicable prospectus supplement, the legality of certain matters will be passed upon for the Company by Waller Lansden Dortch & Davis, A Professional Limited Liability Company, Nashville, Tennessee. Certain matters of Mississippi law will be passed upon for the Company by Riley, Ford, Caldwell & Cork, P.A., Tupelo, Mississippi.

         Unless otherwise indicated in the applicable prospectus supplement, certain matters of Delaware law relating to the validity of the Trust Preferred Securities, the enforceability of the Trust Agreements and the formation of the BXS Trusts will be passed upon by Richards, Layton & Finger, P.A., special Delaware counsel to the Company and the BXS Trusts.

                                     EXPERTS

         The consolidated financial statements of BancorpSouth, Inc. and subsidiaries as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                              PLAN OF DISTRIBUTION

         SECURITIES OFFERED BY THE COMPANY AND EACH BXS TRUST. The securities to be offered by the Company and each BXS Trust may be sold in a public offering to or through agents, underwriters or dealers designated from time to time or directly to purchasers. The Company and each BXS Trust may sell its securities as soon as practicable after effectiveness of the registration statement of which this prospectus forms a part. The names of any underwriters or dealers involved in the sale of the securities in respect of which this prospectus is delivered, the amount or number of securities to be purchased by any such underwriters and any applicable commissions or discounts will be set forth in the applicable prospectus supplement.

         Underwriters may offer and sell securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In connection with the sale of Debt Securities and Trust Preferred Securities, underwriters may be deemed to have received compensation from the Company or the applicable BXS Trust in the form of underwriting discounts or commissions and may also receive commissions. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters.

         Any underwriters utilized may engage in stabilizing transactions and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Such stabilizing transactions and syndicate covering transactions may cause the price of the securities to be higher than it would otherwise be in the absence of such transactions.

         Any underwriting compensation paid by the Company or the applicable BXS Trust to underwriters in connection with the offering of securities, and any discounts, concessions or commissions allowed by such underwriters to participating dealers, will be described in an accompanying prospectus supplement. Dealers and agents participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of such securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters and dealers may be entitled under agreements with the Company or a BXS Trust to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by the Company for certain expenses.

         In connection with the offering of the securities of the Company or any BXS Trust, the Company or such BXS Trust may grant to the underwriters an option to purchase additional securities to cover over-allotments, if any, at the initial public offering price (with an additional underwriting commission), as may be set forth in the accompanying prospectus supplement. If the Company or such BXS Trust grants any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement for such securities.

         Underwriters and dealers may engage in transactions with, or perform services for, the Company and/or the applicable BXS Trust and/or any of their affiliates in the ordinary course of business. Certain of the underwriters and their associates may be customers of (including borrowers from) engage in transactions with, and perform services for, the Company, the Bank and other subsidiaries of the Company in the ordinary course of business.

         Securities other than the Common Stock will have no established trading market. Any underwriters to whom such securities are sold for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Such securities may or may not be listed on a national securities exchange or quoted on the Nasdaq National Market. No assurance can be given as to the liquidity of or the existence of trading markets for any securities other than the Common Stock.

                      4,000,000 TRUST PREFERRED SECURITIES


                          BANCORPSOUTH CAPITAL TRUST I


                     % TRUST PREFERRED SECURITIES (TRUPS(R))





                              [BANCORPSOUTH LOGO]






                        PRELIMINARY PROSPECTUS SUPPLEMENT

                                 JANUARY 16, 2002



                              SALOMON SMITH BARNEY
                            A.G. EDWARDS & SONS, INC.
                              MORGAN STANLEY & CO.
                                  STEPHENS INC.
                           STIFEL, NICOLAUS & COMPANY
                                  INCORPORATED